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                                                                  EXHIBIT 10.4.1

                             MASTER LEASE AGREEMENT

                                       BY

                       VENTAS REALTY, LIMITED PARTNERSHIP,

                                   AS LANDLORD

                                       AND

            THOSE ENTITIES IDENTIFIED ON SCHEDULE 1 ATTACHED HERETO,

                                    AS TENANT

                          DATED AS OF JANUARY 28, 2004

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                                TABLE OF CONTENTS

1.       LEASED PROPERTY; TERM; JOINT AND SEVERAL LIABILITY; LIMITATION ON RIGHTS..............     1

         1.1.     LEASED PROPERTY..............................................................     1
         1.2.     TERM.........................................................................     2
         1.3.     JOINT AND SEVERAL LIABILITY; LIMITATION ON RIGHTS............................     2
         1.4.     EXERCISE OF RENEWAL OPTIONS..................................................     3

2.       DEFINITIONS...........................................................................     3

3.       RENT..................................................................................     4

         3.1.     FIXED RENT...................................................................     4
         3.2.     ADDITIONAL RENT..............................................................     5
         3.3.     ESCROW DEPOSITS..............................................................     7
         3.4.     SECURITY DEPOSIT.............................................................     9
         3.5.     DEFERRED MAINTENANCE DEPOSIT.................................................    11
         3.6.     NET LEASE....................................................................    12
         3.7.     LEASE GUARANTY...............................................................    13

4.       IMPOSITIONS...........................................................................    13

         4.1.     PAYMENT OF IMPOSITIONS.......................................................    13
         4.2.     NOTICE OF IMPOSITIONS........................................................    13
         4.3.     ADJUSTMENT OF IMPOSITIONS....................................................    14

5.       NO AFFECT OR IMPAIRMENT, ETC..........................................................    14

6.       PREMISES; TENANT'S PERSONAL PROPERTY..................................................    14

         6.1.     OWNERSHIP OF THE PREMISES....................................................    14
         6.2.     TENANT'S PERSONAL PROPERTY...................................................    14
         6.3.     LANDLORD'S PERSONAL PROPERTY.................................................    15

7.       CONDITION AND USE OF EACH LEASED PROPERTY.............................................    15

         7.1.     CONDITION OF EACH LEASED PROPERTY............................................    15
         7.2.     USE OF EACH LEASED PROPERTY..................................................    15
         7.3.     AUTHORIZATION COLLATERAL.....................................................    16
         7.4.     GRANTING OF EASEMENTS, ETC...................................................    16

8.       NEGATIVE AND AFFIRMATIVE COVENANTS OF TENANT..........................................    17

         8.1.     NEGATIVE COVENANTS...........................................................    17
         8.2.     AFFIRMATIVE COVENANTS........................................................    19
         8.3.     AUTHORIZATION NON-COMPLIANCE.................................................    22
         8.4.     NO CHANGE IN PRIMARY INTENDED USE OR OTHER CHANGES WITHOUT
                  LANDLORD CONSENT.............................................................    22

                                        i
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
         8.5.     PROPERTY MANAGER.............................................................    22

9.       MAINTENANCE OF FACILITIES.............................................................    22

         9.1.     MAINTENANCE AND REPAIR.......................................................    22
         9.2.     ENCROACHMENTS................................................................    24

10.      TENANT'S REPRESENTATIONS AND WARRANTIES...............................................    24

         10.1.    ORGANIZATION AND GOOD STANDING...............................................    25
         10.2.    POWER AND AUTHORITY..........................................................    25
         10.3.    ENFORCEABILITY...............................................................    25
         10.4.    CONSENTS.....................................................................    25
         10.5.    NO VIOLATION.................................................................    25
         10.6.    INTENTIONALLY OMITTED........................................................    25
         10.7.    ADVERSE MATTERS..............................................................    25
         10.8.    CERTIFICATION................................................................    25
         10.9.    NO RECOUPMENTS EFFORTS.......................................................    26
         10.10.   PRIMARY INTENDED USE.........................................................    26
         10.11.   COMPLIANCE WITH LAWS.........................................................    26
         10.12.   OWNERSHIP OF AUTHORIZATIONS..................................................    26
         10.13.   NO LITIGATION................................................................    26
         10.14.   NO MEDICARE, MEDICAID, ETC...................................................    27

11.      ALTERATIONS...........................................................................    27

         11.1.    ALTERATIONS..................................................................    27
         11.2.    CONSTRUCTION REQUIREMENTS FOR ALL ALTERATIONS................................    27
         11.3.    CAPITAL EXPENDITURES ACCOUNTS................................................    29

12.      LIENS.................................................................................    30

13.      PERMITTED CONTESTS....................................................................    31

14.      INSURANCE.............................................................................    31

         14.1.    GENERAL INSURANCE REQUIREMENTS...............................................    31
         14.2.    POLICIES; CERTIFICATES.......................................................    35
         14.3.    BLANKET POLICIES.............................................................    35
         14.4.    ADDITIONAL INSURED...........................................................    36
         14.5.    POLICY REQUIREMENTS..........................................................    36
         14.6.    EVIDENCE OF COMPLIANCE.......................................................    37
         14.7.    FORECLOSURE; TRANSFER........................................................    37
         14.8.    INSURANCE COMPANY............................................................    37
         14.9.    STATE LAW COMPLIANCE.........................................................    37

15.      DAMAGE AND DESTRUCTION................................................................    37

         15.1.    NOTICE OF CASUALTY...........................................................    37
         15.2.    TENANT'S TERMINATION RIGHT...................................................    38

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
         15.3.    LANDLORD'S TERMINATION RIGHT.................................................    38
         15.4.    INTENTIONALLY OMITTED........................................................    39
         15.5.    RESTORATION..................................................................    39
         15.6.    DISBURSEMENT OF INSURANCE PROCEEDS...........................................    40
         15.7.    INSUFFICIENT PROCEEDS/RISK OF LOSS...........................................    41
         15.8.    EXCESS PROCEEDS..............................................................    41
         15.9.    LANDLORD'S INSPECTION........................................................    41

16.      CONDEMNATION..........................................................................    41

         16.1.    PARTIES' RIGHTS AND OBLIGATIONS..............................................    41
         16.2.    TOTAL TAKING.................................................................    41
         16.3.    PARTIAL TAKING...............................................................    41
         16.4.    RESTORATION..................................................................    42
         16.5.    TEMPORARY TAKING.............................................................    42
         16.6.    INTENTIONALLY OMITTED........................................................    42

17.      DEFAULT...............................................................................    42

         17.1.    EVENTS OF DEFAULT............................................................    42
         17.2.    REMEDY ELECTION..............................................................    45
         17.3.    CERTAIN REMEDIES.............................................................    45
         17.4.    DAMAGES......................................................................    45
         17.5.    WAIVER.......................................................................    47
         17.6.    APPLICATION OF FUNDS.........................................................    47
         17.7.    NATURE OF REMEDIES...........................................................    47
         17.8.    NO MEDIATION OR ARBITRATION..................................................    47
         17.9.    DELETION OF PROPERTIES.......................................................    47

18.      LANDLORD'S RIGHT TO CURE TENANT'S DEFAULT.............................................    48

19.      HOLDING OVER..........................................................................    48

20.      SUBORDINATION.........................................................................    49

         20.1.    SUBORDINATION................................................................    49
         20.2.    ATTORNMENT...................................................................    49
         20.3.    MORTGAGEE CURE RIGHTS........................................................    50
         20.4.    MODIFICATIONS................................................................    50

21.      PROPERTY COLLATERAL...................................................................    50

         21.1.    LANDLORD'S SECURITY INTEREST.................................................    50

22.      INTENTIONALLY OMITTED.................................................................    51

23.      INDEMNIFICATION.......................................................................    51

24.      ASSIGNMENT; SUBLEASE..................................................................    52

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
         24.1.    PROHIBITION..................................................................    52
         24.2.    PERMITTED TRANSFERS..........................................................    53
         24.3     PERMITTED ASSIGNMENTS AND SUBLEASES..........................................    53

25.      FINANCIAL STATEMENTS AND REPORTING....................................................    53

         25.1.    MAINTENANCE OF BOOKS AND RECORDS.............................................    54
         25.2.    ANNUAL FINANCIAL STATEMENTS..................................................    54
         25.3.    QUARTERLY INFORMATION........................................................    54
         25.4.    CERTIFICATIONS OF COMPLIANCE.................................................    55
         25.5.    REPORTS OF MATERIAL ADVERSE EVENTS AND MONTHLY FINANCE REPORTS...............    55
         25.6.    REPORT OF COMPLIANCE WITH AUTHORIZATIONS.....................................    56
         25.7.    AUTHORIZATIONS...............................................................    56
         25.8.    QUARTERLY DEFICIENCY REPORTS.................................................    56
         25.9.    INTENTIONALLY OMITTED........................................................    56
         25.10.   NOTICES FROM GOVERNMENTAL AUTHORITIES........................................    56
         25.11.   ANNUAL BUDGETS...............................................................    56
         25.12.   FINANCIAL STATEMENTS OF GUARANTOR............................................    57
         25.13.   ESTOPPEL CERTIFICATION.......................................................    57
         25.14.   SUPPLEMENTAL INFORMATION.....................................................    57
         25.15.   MONTHLY CASH FLOW............................................................    57
         25.16.   QUARTERLY MEETINGS; FACILITY LEVEL MEETINGS AND REVIEWS......................    58
         25.17.   FORMAT.......................................................................    58
         25.18.   ALLOCATION OF CERTAIN EXPENSES...............................................    58
         25.19.   CAPITAL EXPENDITURE REPORT...................................................    58
         25.20.   SIMILAR REPORTS..............................................................    59

26.      LANDLORD'S RIGHT TO INSPECT...........................................................    59

27.      NO WAIVER.............................................................................    59

28.      SINGLE LEASE..........................................................................    59

29.      ACCEPTANCE OF SURRENDER...............................................................    60

30.      NO MERGER OF TITLE....................................................................    60

31.      CONVEYANCE BY LANDLORD................................................................    60

32.      QUIET ENJOYMENT.......................................................................    61

33.      NOTICES...............................................................................    61

34.      GENERAL REIT PROVISIONS...............................................................    62

35.      LANDLORD'S OPTION TO PURCHASE THE TENANT'S PERSONAL PROPERTY..........................    62

                                       iv
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
36.      COMPLIANCE WITH ENVIRONMENTAL LAWS....................................................    63

         36.1.    HAZARDOUS SUBSTANCES.........................................................    63
         36.2.    REMEDIATION; NOTIFICATION....................................................    63
         36.3.    INDEMNITY....................................................................    64
         36.4.    ENVIRONMENTAL INSPECTION.....................................................    64
         36.5.    REMOVAL......................................................................    65

37.      OPERATIONAL TRANSFER..................................................................    65

38.      NON-RECOURSE..........................................................................    65

39.      COMBINATION OF LEASES.................................................................    65

         39.1.    SECTION 39 LEASE.............................................................    66
         39.2.    ADDITIONAL PROPERTIES........................................................    66
         39.3.    COMBINATION LEASE............................................................    67
         39.4.    SECTION 39 DATE..............................................................    67
         39.5.    ADDITIONAL ACTIONS...........................................................    67

40.      NEW LEASE.............................................................................    68

         40.1.    NEW LEASE TERMS..............................................................    68
         40.2.    AMENDMENTS TO THIS LEASE.....................................................    69
         40.3.    EFFECTIVE DATE...............................................................    69
         40.4.    OTHER UNDERTAKINGS...........................................................    69

41.      RESTRICTIVE COVENANT..................................................................    70

42.      MISCELLANEOUS.........................................................................    70

         42.1.    SURVIVAL.....................................................................    70
         42.2.    NON-BUSINESS DAY PAYMENTS....................................................    70
         42.3.    HEADINGS.....................................................................    70
         42.4.    INTEGRATION; MODIFICATION....................................................    70
         42.5.    SEVERABILITY; MAXIMUM RATE...................................................    70
         42.6.    GOVERNING LAW; VENUE.........................................................    70
         42.7.    WAIVERS; FORBEARANCE.........................................................    71
         42.8.    BINDING CHARACTER............................................................    71
         42.9.    COUNTERPARTS.................................................................    71

43.      APPRAISALS............................................................................    71

         43.1.    APPRAISALS...................................................................    71
         43.2.    APPOINTMENT OF APPRAISERS....................................................    71
         43.3.    QUALIFICATIONS OF APPRAISERS.................................................    72
         43.4.    BINDING NATURE...............................................................    72
         43.5.    COSTS........................................................................    72

44.      TENANT'S OPTION TO PURCHASE THE LEASED PROPERTY.......................................    72

                                        v
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
45.      ADDITION OF OTHER LEASES AND OTHER PROPERTIES TO THIS LEASE...........................    73

46.      RIGHT OF FIRST OFFER..................................................................    73

47.      ASSIGNMENT OF CONTRACTS...............................................................    74

48.      LOCAL LAW PROVISIONS..................................................................    75

         48.1.    NEW MEXICO...................................................................    75

                  48.1.1.  LIMITATION ON INDEMNIFICATIONS......................................    75

                  48.1.2.  NOTICE OF LIENS.....................................................    75

LIST OF SCHEDULES AND EXHIBITS

Schedule 1                              -      Tenant, Facility, Primary Intended Use, IL Units, AL Units, Total
                                               Units
Schedule 2                              -      Initial Allocated Rent and Initial Minimum Option Price
Schedule 3.1.1                          -      Wire Instructions
Schedule 3.5                            -      Capital Repair Items
Schedule 7.3                            -      Authorization Collateral
Schedule 8.2.7                          -      Noncompliance with Certain Legal and Insurance Requirements
Exhibit A                               -      Leased Property Addresses
Exhibit A-1 through A-4                 -      Legal Descriptions
Exhibit B                               -      Definitions
Exhibit C                               -      Estoppel Certificates
Exhibit D                               -      Restrictive Covenant
Exhibit E                               -      Option to Purchase
Exhibit F                               -      Property Management Contracts
Exhibit G                               -      Other Leased Properties
Exhibit H                               -      List of Grand Court Properties

                             MASTER LEASE AGREEMENT

            This MASTER LEASE AGREEMENT (this agreement, as it may be amended, renewed, supplemented, extended or replaced by the parties hereto from time to time, this "LEASE") is made and entered into as of January 28, 2004 (the "COMMENCEMENT DATE"), between VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (together with its successors and assigns, "LANDLORD"), and each of the entities identified on SCHEDULE 1 attached hereto, as the same may be modified from time to time pursuant to SECTIONS 17.9, 39, 40 or 45 hereof of this Lease (together with their permitted successors and assigns, individually and collectively, "TENANT").

                                    RECITALS:

            WHEREAS, Landlord owns the real property described by the common addresses set forth on EXHIBIT "A" attached hereto and legally described in EXHIBIT "A-1" through "A-4" attached hereto; and

            WHEREAS, Landlord desires to lease the Premises (as hereinafter defined) to Tenant, and Tenant desires to lease the Premises from Landlord; and

            WHEREAS, Landlord acquired each Leased Property pursuant to certain Purchase and Sale Agreements between Landlord and the sellers thereunder, dated as of the date hereof (the "P&S AGREEMENTS"); and

            WHEREAS, Tenant's obligations under this Lease are guaranteed pursuant to that certain Guaranty Agreement (the "LEASE GUARANTY") dated as of the date hereof by Brookdale Living Communities, Inc., a Delaware corporation (together with its successors and assigns as therein provided, the "GUARANTOR").

            NOW, THEREFORE, Landlord and Tenant hereby agree upon the leasing and demising of the Premises by Landlord to Tenant, upon the terms and conditions of this Lease.

      1.    LEASED PROPERTY; TERM; JOINT AND SEVERAL LIABILITY; LIMITATION ON
            RIGHTS.

            1.1. LEASED PROPERTY. Effective as of the Commencement Date, upon and subject to SECTION 1.3 below and to the other terms and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, all of the following:

                  1.1.1. LAND. The parcels of land more particularly described in EXHIBITS "A-1" through "A-4" attached hereto, together with all easements and interests appurtenant thereto (collectively, the "LAND"; each parcel of Land described in such EXHIBITS "A-1" through "A-4", as amended from time to time, together with such appurtenances with respect to such parcel, being referred to herein as a "LEASED LAND").

                  1.1.2. LEASED IMPROVEMENTS. All buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind, including, but not limited to, alleyways, sidewalks, utility pipes, conduits and lines, parking areas and roadways appurtenant to such buildings and structures situated upon the Land as of the date hereof and Alterations hereafter made upon the Land (collectively, the "LEASED IMPROVEMENTS");

                  1.1.3. INTANGIBLE PROPERTY. The interest, if any, of Landlord in and to any of the following intangible property owned by Landlord in connection with the Land and the Leased Improvements (collectively, the "INTANGIBLES"): (i) the identity or business of the Facilities as a going concern, including, without limitation, any names or trade names by which the Facilities or any part thereof may be known, and all registrations for such names, if any; (ii) to the extent assignable or transferable, the interest, if any, of Landlord in and to each and every guaranty and warranty concerning the Leased Improvements, including, without limitation, any roofing, air conditioning, heating, elevator and other guaranty or warranty relating to the construction, maintenance or repair of the Leased Improvements or any portion thereof; and (iii) the interest, if any, of Landlord in and to all Authorizations to the extent the same can be assigned or transferred in accordance with applicable law; and

                  1.1.4. LANDLORD'S PERSONAL PROPERTY. All personal property owned by Landlord and located at the Premises, including all repairs thereto and replacements thereof ("LANDLORD'S PERSONAL PROPERTY").

            SUBJECT, HOWEVER, to the Permitted Encumbrances (as hereinafter defined).

            1.2. TERM. Landlord hereby leases the Premises to Tenant for an initial term (the "INITIAL TERM") of fifteen (15) years commencing as of the Commencement Date and expiring at midnight on the last day in the calendar month in which the fifteenth (15th) anniversary of the Commencement Date occurs(the "INITIAL EXPIRATION DATE"). Subject to the terms of SECTION 1.4 below, Tenant shall have two (2) options (each a "RENEWAL OPTION") to extend the Initial Term of this Lease for ten (10) years each (collectively, the "EXTENDED TERMS" and, each, individually, an "EXTENDED TERM"). The Initial Term, together with any Extended Term timely and properly exercised by Tenant hereunder are herein collectively referred to as the "TERM"; the Initial Expiration Date as extended by any such Renewal Option is herein referred to as the "EXPIRATION DATE".

            1.3. JOINT AND SEVERAL LIABILITY; LIMITATION ON RIGHTS. Notwithstanding anything contained herein to the contrary, each Tenant shall be jointly and severally liable for the payment and performance of all obligations and liabilities of Tenant hereunder, including, without limitation, the obligations and liabilities of each other Tenant hereunder, including, without limitation, each such other Tenant's obligation to pay Rent hereunder; provided, however, that, without limitation of the joint and several nature of the obligations of each Tenant hereunder, the possessory and leasehold rights that are created by this Lease shall be limited and confined in the case of each Tenant to the applicable Facility(ies) identified as being leased to such Tenant on SCHEDULE 1 attached hereto.

            1.4. EXERCISE OF RENEWAL OPTIONS.

                  1.4.1. Tenant may exercise a Renewal Option with respect to all, but not less than all, of the Premises by providing written notice to Landlord of each such renewal (a "RENEWAL NOTICE") at least one (1) year but not more than eighteen (18) months prior to the expiration of the Initial Term or the first Extended Term, as applicable, on the express conditions that, (x) each tenant under the Other Leases simultaneously exercises the renewal option under each of the Other Leases, and (y) at the time Tenant gives a Renewal Notice as set forth above and at the commencement of the applicable Extended Term (i) the Tenants are the tenants originally named herein (except with respect to any Permitted Transfers or Deleted Properties) and an Affiliate of Tenant is the tenant under all of the Other Leases, (ii) Tenant or a Permitted Transferee actually occupies all of the Leased Property then demised under this Lease and an Affiliate of Tenant actually occupies all of the Other Leased Property then demised under the Other Leases, subject in each case, to the rights of the Occupants of the Leased Properties and the Other Leased Properties and (iii) no Event of Default exists under this Lease or the Other Leases or would exist but for the passage of time or the giving of notice, or both. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, except that the Fixed Rent for the initial Lease Year of any Extended Term shall be the greater of: (a) then current Fixed Rent in effect at the expiration of the Initial Term or the first Extended Term, as applicable, increased and adjusted upwards pursuant to the formula contained in SECTION
3.1.2 hereof; or (b) Fair Market Rental. The Fixed Rent payable by Tenant to Landlord for any subsequent Lease Year during an Extended Term shall escalate pursuant to, and in accordance with, SECTION 3.1.2 hereof. The Fixed Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such Leased Property (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). Within ninety (90) days after receipt by Landlord from Tenant of a Renewal Notice, the Fair Market Rental of each Leased Property shall be determined pursuant to the appraisal procedure described in SECTION 43 below.

                  1.4.2. The determination of Fixed Rent does not reduce the Tenant's obligation to pay Additional Rent as set forth in the Lease, and Tenant shall continue to pay such Additional Rent, including escalations as set forth in the Lease during any Extension Term.

                  1.4.3. If Tenant does not give the Renewal Notice within the period set forth in SECTION 1.4.1 above, Tenant's right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of any Renewal Notice.

                  1.4.4. Landlord shall have no obligation to refurbish or otherwise improve the Leased Property for any Extension Term. The Premises shall be tendered on the commencement date of any Extension Term in "as-is" condition.

      2. DEFINITIONS. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, (ii) all references in this

Lease to designated "Sections", "Subsections" and other subdivisions are to the designated Sections, Subsections and other subdivisions of this Lease, (iii) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Section, Subsection or other subdivision, and (iv) the terms defined in EXHIBIT "B" attached hereto have the meanings assigned to them in such exhibit and include the plural as well as the singular.

      3. RENT.

            3.1. FIXED RENT.

                  3.1.1. RENTAL PAYMENTS. Tenant shall pay to Landlord, in advance and without demand, on or prior to the first (1st) day of each calendar month during the Term, in lawful money of the United States of America, by wire transfer and pursuant to the wiring instructions attached hereto as SCHEDULE 3.1.1, or at such place or to such Person(s) as Landlord from time to time may designate in writing, the Fixed Rent (and Additional Rent in those instances described in SECTION 3.3 below) payable in respect of such month. Landlord may, by written notice to Tenant at any time and from time to time, elect to require that Rent (or portions thereof designated by Landlord) owing hereunder be paid to a lock box. Fixed Rent (and Additional Rent in those instances described in SECTION 3.3 below) shall be paid in equal, consecutive monthly installments; provided, however, that the first payment of Fixed Rent (and the aforesaid Additional Rent) shall be payable on the date hereof, and prorated for the period from and including the date hereof through January 31, 2004, and the last monthly payment of Fixed Rent (and the aforesaid Additional Rent) shall be prorated as to any partial month.

                  3.1.2. RENTAL AMOUNTS. Fixed Rent for the First Lease Year shall be Three Million Two Hundred Seventy Thousand Three Hundred Twenty-Two and No/100 Dollars per annum ($3,270,322.00), payable in equal monthly installments of Two Hundred Seventy-Two Thousand Five Hundred Twenty-Six and 83/100 Dollars ($272,526.83). Each Tenant's allocable share of Fixed Rent shall be equal to the initial amount with respect to such Tenant set forth on SCHEDULE 2 attached hereto (the "ALLOCATED RENT"). Commencing on the first day of the second (2nd) Lease Year of the Initial Term, and on the first day of each Lease Year thereafter during the Term, the Fixed Rent (and, with respect to each Leased Property. the Allocated Rent) for such Lease Year shall be an amount equal to the sum of (i) the Prior Period Fixed Rent (and, with respect to each Leased Property, the Prior Period Allocated Rent) applicable to such Lease Year, plus
(ii) an amount equal to the product of (a) the Prior Period Fixed Rent (and, with respect to each Leased Property, the Prior Period Allocated Rent) applicable to such Lease Year and (b) the greater of (x) one and one half percent (1.5%) or (y) seventy five percent (75%) of the actual CPI Increase, expressed as a percentage, for such Lease Year for which such calculation is being performed.

                  3.1.3. FIXED RENT DETERMINATIONS. Promptly after the publication of the Cost of Living Index for the tenth (10th) month during any Lease Year, Landlord shall calculate the CPI Increase and the Fixed Rent for the next Lease Year and submit its determination of Fixed Rent for the next Lease Year for Tenant's approval, which determination shall be deemed approved, absent written notice from Tenant setting forth with reasonable specificity and detail any manifest errors in such determination by Landlord within five (5) days after its submission to Tenant. The determination of Fixed Rent by Landlord shall be deemed correct and approved by Tenant absent manifest error in its determination on the part of Landlord. In the event Landlord and Tenant are unable to determine Fixed Rent for any Lease Year on or prior to the commencement of such Lease Year, Tenant shall pay Fixed Rent for such Lease Year assuming a one and one-half percent (1.5%) increase over the Prior Period Fixed Rent applicable to such Lease Year until the correct Fixed Rent is determined for such Lease Year. If the Fixed Rent ultimately determined for any such Lease Year exceeds the assumed amount, Tenant shall pay any deficiency with the first installment of Fixed Rent owing after such determination is made. If the Fixed Rent ultimately determined for any such Lease Year is less than the assumed amount, any excess amounts paid by Tenant on account of the Fixed Rent for such Lease Year shall be credited against the next installment of Fixed Rent due and owing hereunder. At either party's written request, following the determination of Fixed Rent for a particular Lease Year, both parties shall, not later than five (5) Business Days after the non-requesting party's receipt of such request, execute and enter into a written instrument memorializing the amount of such Fixed Rent provided, however, the failure to enter such written instrument shall not relieve Tenant of its obligation to pay Fixed Rent as determined hereunder.

            3.2. ADDITIONAL RENT. In addition to Fixed Rent, Tenant shall pay and discharge as and when due and payable the following (collectively "ADDITIONAL RENT") (any reasonable costs or expenses paid or incurred by Landlord on behalf of Tenant that constitute Additional Rent shall be reimbursed by Tenant to Landlord within ten (10) days after the presentation by Landlord to Tenant of invoices therefor):

                  3.2.1. IMPOSITIONS. Tenant shall pay all Impositions prior to delinquency, levied or accruing for any period during the Term regardless of when due and payable, and in any event before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible. Impositions accruing in respect of any periods prior to or after the Term shall be prorated between Landlord and Tenant. Tenant shall, promptly upon request, furnish to Landlord copies of official receipts or other satisfactory evidence of such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay same (and any accrued interest on the unpaid balance of such Imposition) in installments (provided no such installments shall extend beyond the Term) and, in such event, shall pay such installments during the Term before any fine, penalty, premium, further interest or cost may be added thereto.

                  3.2.2. UTILITY CHARGES. Tenant shall pay any and all charges for electricity, power, gas, oil, water, sanitary and storm sewer, refuse collection, medical waste disposal and other utilities used or consumed in connection with each Leased Property during the Term. In the event Landlord is billed directly by any utility company for any utilities or services supplied to Tenant during the Term, Landlord shall send Tenant the bill and Tenant shall pay the same before it is due, provided that Landlord has sent the bill to Tenant at least ten (10) days prior to the due date. Tenant agrees that, in the event Landlord has not sent the bill ten (10) days prior to the due date, Tenant shall use best efforts to pay the bill before it is due, and in any event will pay said bill within ten (10) days of receipt of said bill from Landlord.. Landlord shall have no obligation or liability with respect to any interruption or failure in the supply of any such utilities.

                  3.2.3. INSURANCE PREMIUMS. Tenant shall pay all premiums for the insurance coverage required to be maintained pursuant to SECTION 14 hereof, and obtain reimbursement for such premiums from the Insurance Escrow in accordance with SECTION 3.3.2.

                  3.2.4. OTHER CHARGES. Tenant shall pay all other amounts, liabilities, obligations, costs and expenses paid or incurred with respect to the ownership (not including any debt service payments on any Landlord financing), repair, replacement, restoration, maintenance and operation of the Premises.

                  3.2.5. LATE PAYMENT OF RENT. If any installment of Fixed Rent or Additional Rent (but only as to those Additional Rent payments that are payable directly to Landlord or Landlord's agent or assignee) shall not be paid by the fifth (5th) day following its due date, Tenant shall pay to Landlord for such overdue installment, on demand, interest computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. In the event of any failure by Tenant to pay any Additional Rent when due, Tenant shall in addition promptly pay and discharge, as Additional Rent, every fine, penalty, interest and cost that may be added for non-payment or late payment of such items.

                  3.2.6. CONSENT EXPENSES. Tenant shall pay, as Additional Rent, on behalf of Landlord, or reimburse Landlord for, any and all actual out-of-pocket costs or expenses paid or incurred by Landlord relating to any request made by Tenant of Landlord or relating to expenses incurred in connection with a default by Tenant, including, without limitation, reasonable attorneys' fees, in connection with any of the following activities undertaken by or on behalf of Landlord under this Lease: (i) the review, execution, negotiation or delivery of any consent, waiver, estoppel, subordination agreement or approval requested of Landlord by Tenant hereunder, including, without limitation, any request for consent to Alterations, any so-called "landlord's waiver"; (ii) the review by Landlord or Landlord's Representatives of any Plans and Specifications or Restoration Plans and Specifications; (iii) the review by Landlord or Landlord's Representatives of any request by Tenant for any other approval or consent hereunder, or any waiver of any obligation of Tenant hereunder; (iv) the negotiation by Landlord or Landlord's Representatives of the terms of instruments requested by Landlord of Tenant in connection with any Facility Mortgage; (v) any assistance provided by Landlord in connection with a permitted contest pursuant to SECTION 13; (vi) any other negotiation, request or other activity comparable to any of the foregoing (collectively, such expenses, "CONSENT EXPENSES"). Tenant shall reimburse Landlord for (or pay on behalf of Landlord) any Consent Expenses within ten (10) days after the presentation by Landlord to Tenant of invoices therefor.

            3.3. ESCROW DEPOSITS.

                  3.3.1. ESCROW RELATIVE TO IMPOSITIONS. Tenant shall, on the date the first payment of Fixed Rent is due hereunder (the "ESCROW COMMENCEMENT DATE"), and on the first day of each of the next eleven calendar months thereafter, pay to and deposit with Landlord a sum equal to one twelfth (1/12th) of the Impositions to be levied, charged, filed, assessed or imposed upon or against the Premises during such twelve (12) month period (it being agreed that such payments and deposits only need to be made for such first twelve (12) months commencing on the Escrow Commencement Date). The amounts so deposited shall be held as provided herein to secure Tenant's obligations to pay Impositions pursuant to SECTION 3.2.1 (the "IMPOSITION ESCROW"). If the amount of the Impositions to be levied, charged, filed, assessed or imposed, during the twelve (12) months following the Escrow Commencement Date cannot be determined as of the Escrow Commencement Date, such amount for the purpose of computing the deposit to be made by Tenant into the Imposition Escrow shall be estimated by Landlord with an appropriate adjustment to be promptly made between Landlord and Tenant as soon as such amount becomes determinable. Landlord may, at its option, from time to time require that any particular monthly deposit be greater than one-twelfth (1/12th) of the estimated Impositions payable during the twelve (12) months after the Escrow Commencement Date, if such additional deposit would be required to provide a sufficient amount in the Imposition Escrow to secure payment of such Impositions not later than the due date thereof. The actual or estimated amounts of Impositions in the Imposition Escrow shall be adjusted annually so that the amount held in the Impositions Escrow is equal to the Impositions estimated to be paid by Tenant during such year. In the event of any deficiency, Landlord shall notify Tenant thereof and Tenant shall promptly deliver to Landlord the amount of such deficiency within ten (10) days of Landlord's written request therefor. The Impositions Escrow shall be held by Landlord for the Term of the Lease and be used by Landlord pursuant to SECTION
3.3.4 and returned to Tenant pursuant to SECTION 3.3.6.

                  3.3.2. ESCROW RELATIVE TO INSURANCE. Tenant shall, on the Escrow Commencement Date, and on the first day of each calendar month thereafter during the Term, pay to and deposit with Landlord a sum equal to (i) one twelfth (1/12th) of the premiums for the insurance policies required pursuant to SECTION 14 hereof that are payable during the twelve (12) months after the Escrow Commencement Date (or any subsequent twelve (12) month period)(the "INSURANCE ESCROW"). If the amount of the insurance premiums to be paid, during the twelve
(12) months following the Escrow Commencement Date (or for any subsequent twelve
(12) month period hereunder) cannot be determined as of the Escrow Commencement Date (or the commencement of any subsequent twelve (12) month period), such amount for the purpose of computing the deposit to be made by Tenant hereunder shall be estimated by Landlord with an appropriate adjustment to be promptly made between Landlord and Tenant as soon as such amount becomes determinable. Tenant shall deliver to Landlord copies of all notices, demands, claims, bills and receipts in relation to the insurance premiums promptly upon receipt thereof by Tenant. The actual or estimated amounts of insurance premiums in the Insurance Escrow Account shall be adjusted annually.

                  3.3.3. LANDLORD'S DEPOSIT. The escrow deposits made by Tenant pursuant to this SECTION 3.3 shall be deposited by Landlord in a segregated interest-bearing account (which account may include amounts held by Landlord pursuant to this Lease or Other Landlords pursuant to the Other Leases) (the "ESCROW ACCOUNT") of Landlord or with any Facility Mortgagee, in the sole discretion of Landlord. Landlord shall not be liable to Tenant or any other Person for any consequent loss of principal or interest on funds held in the Escrow Account other than as a result of a bankruptcy or the willful misconduct of Landlord or Other Landlords or other action by or on account of any creditor of Landlord or Other Landlords. Furthermore, neither Landlord or Other Landlords nor any Facility Mortgagee shall bear responsibility for the financial condition of, nor any act or omission by, any Lending Institution at which the Escrow Account is located. The interest from such deposits shall be retained in the Escrow Account to be applied in accordance with the terms of this SECTION 3.3.

                  3.3.4. USE OF DEPOSITS. Tenant shall pay any and all Impositions and insurance premiums when due, regardless of whether or not the funds then held in the Escrow Account are sufficient to reimburse Tenant therefor (it being understood that Tenant will not be reimbursed for Impositions). The sums deposited by Tenant under this SECTION 3.3 shall be held by Landlord or any Facility Mortgagee, and, with respect to insurance premiums, provided that no Event of Default exists hereunder, shall be used to reimburse Tenant for insurance premiums, paid by Tenant, upon delivery by Tenant to Landlord or such Facility Mortgagee, as applicable, of documentation evidencing the payment of such insurance premiums, which reimbursement shall be provided within ten (10) days after the presentation of such evidence. If Tenant fails to pay any Impositions or insurance premiums when due and owing hereunder to the applicable taxing authority or insurance carrier, Landlord or any Facility Mortgagee may, but shall not be obligated to, pay such Impositions or insurance premiums from any funds in the Escrow Account and Tenant shall promptly repay in full (but in any event within five (5) Business Days of such payment by Landlord or any Facility Mortgagee) such amount so paid by Landlord or Facility Mortgagee. Upon the occurrence of any Event of Default, Landlord may apply any funds held in the Escrow Account to cure such Event of Default or on account any damages suffered or incurred by Landlord in connection therewith.

                  3.3.5. DEFICITS. Landlord shall have no liability whatsoever to Tenant if any deposits held by Landlord under this SECTION 3.3 are not sufficient to reimburse Tenant for any insurance premium paid by Tenant. Landlord may change its estimate of any Imposition or insurance premium for any period on the basis of a change in an assessment or tax rate or of a prior miscalculation or for any other good faith reason. In such event, Tenant shall deposit with Landlord the amount in excess of the sums previously deposited with Landlord for the applicable period within ten (10) days after Landlord's request therefor.

                  3.3.6. TRANSFERS; REFUND. In connection with any assignment of the Landlord's interest under this Lease, the assigning Landlord or any predecessor shall have the right to transfer all amounts deposited pursuant to the provisions of this SECTION 3.3 and still in its possession to such assignee and, upon such transfer, the assigning Landlord or any such predecessor, as the case may be, transferring the deposits shall thereupon be completely released from all liability with respect to such deposits so transferred, and Tenant shall look solely to said assignee in reference thereto. As of the Expiration Date, any sums held by Landlord under this SECTION 3.3 (inclusive of interest accrued thereon) shall be returned to Tenant, only as and when the conditions of the second to last sentence of SECTION 3.4.4 for the return of the Security Deposit have been met and provided that any and all Impositions or insurance premiums due and owing hereunder have been paid in full.

            3.4. SECURITY DEPOSIT.

                  3.4.1. CASH SECURITY DEPOSIT; APPLICATION. Unless Tenant has made the LC Election, Tenant shall pay to Landlord upon the delivery of this Lease an amount equal to one (1) month of Fixed Rent (subject to increase as described in SECTION 3.4.4 below, the "SECURITY AMOUNT") as security (the "SECURITY DEPOSIT") for the full and faithful performance by Tenant of each and every term, provision, covenant and condition of this Lease. Upon the occurrence of an Event of Default and during the continuation thereof, Landlord may, but shall not be required to, use, apply or retain the whole or any part of the Security Deposit (whether by drawing upon the Letter of Credit or applying the cash Security Deposit held by it) for the payment of any Rent in default or for any other sum that Landlord may expend or be required to expend by reason of such Event of Default, including any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord. Tenant shall be entitled to any interest on the Security Deposit and Landlord shall hold the Security Deposit in a segregated account (which account may include amounts held by Landlord pursuant to this Lease and amounts held by the Other Landlords pursuant to the Other Leases). Provided no Event of Default exists, interest earned thereon shall be distributed to Tenant on the last day of each Lease Year during the Term. In case of a sale or transfer of the Premises by Landlord, or any cessation of Landlord's interest therein, whether in whole or in part, Landlord shall pay over any unapplied part of the Security Deposit (or, in the case of any such partial transfer or cessation, such portion as Landlord allocates to such part of the Premises, in its reasonable discretion) or transfer the Letter of Credit if the LC Election has been made, with any fees incident to such transfer being paid by Tenant (which transfer, in the case of any such partial transfer or cessation, shall require Tenant to cause the Letter Credit to be reissued as separate Letters of Credit satisfying the requirements of SECTION
3.4.2 as to the remaining Leased Properties) to the successor owner of the Premises, and from and after such payment, Landlord shall be relieved of all liability with respect thereto. The provisions of the preceding sentence shall apply to every subsequent sale or transfer of the Premises or any part thereof.

                  3.4.2. LC ELECTION. At any time, and from time to time, Tenant may elect (such election, a "LC ELECTION"), in its sole discretion and by written notice to Landlord, to post the Security Deposit in the form of an irrevocable, standby Letter of Credit with a face value of the full Security Amount (the "LETTER OF CREDIT"). Within ten (10) days after notice of an LC Election, Tenant shall deliver to Landlord a Letter of Credit satisfying the requirements of this SECTION 3.4.2 in the place and stead of the cash Security Deposit, whereupon Landlord shall return any unapplied portion of a cash Security Deposit then held by Landlord. The Letter of

Credit shall: (a) be in form and substance reasonably acceptable to Landlord;
(b) name Landlord as its sole beneficiary; (c) expressly allow Landlord to draw upon it at any time, or from time to time, in whole or in part, by delivering to the issuer, at an office of the issuer located in New York, New York, Louisville, Kentucky or Chicago, Illinois, the original letter of credit together with a written notice that Landlord is entitled to draw thereon pursuant to the terms of this Lease; (d) be issued by an FDIC-insured Lending Institution that is reasonably satisfactory to Landlord, but shall in all events have a credit rating of "AA" (or the equivalent) or higher from one of the Rating Agencies; and (e) be expressly unconditional, irrevocable and fully transferable subject to such reasonable and customary fees and conditions specified in the approved Letter of Credit as the issuer may impose. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year. Tenant agrees that it shall from time to time, as necessary, (i) renew or replace the original and any subsequent Letter of Credit not less than thirty (30) days prior to its stated expiration date so that it will remain in full force and effect until the later of thirty (30) days after the last day of the Term or the date on which Tenant's obligations under this Lease are satisfied in full or (ii) deliver a cash Security Deposit in the Security Amount not less than thirty (30) days prior to the stated expiration date of such Letter of Credit. If Tenant fails to furnish such renewal or replacement at least 30 days prior to the stated expiration date of the Letter of Credit or the issuer fails to maintain an "AA" or higher rating and Letter of Credit is not replaced within ten (10) days of Landlord's notice, Landlord, or its successor, may immediately draw upon such Letter of Credit and, hold the proceeds thereof as a cash Security Deposit pursuant to the terms of this Lease. Any renewal of or replacement for the original or any subsequent Letter of Credit shall be in an amount not less than the Security Amount and shall otherwise meet the requirements for the original Letter of Credit as set forth above.

                  3.4.3. RELEASE/RESTORATION OF SECURITY DEPOSIT.

      3.4.3.1 RELEASE. Provided no Event of Default exists under this Lease or the Other Leases, or would exist but for the passage of time or the giving of notice, or both, upon written request of Tenant, if the Portfolio Coverage Ratio is 1:40:1.00 or greater for twelve (12) consecutive months after the Commencement Date, the Security Deposit or Letter of Credit, as applicable, shall be returned to Tenant within fifteen (15) days of Tenant's request, provided Tenant has provided Landlord with the necessary backup documentation supporting the calculation of the Portfolio Coverage Ratio. Prior to any return of the Security Deposit or Letter of Credit based upon a calculation of the Portfolio Coverage Ratio, the Landlord may, based upon Landlord's reasonable belief that such calculation is incorrect, delay such return until such time as it has conducted an audit of such calculation to be conducted at its sole cost and expense by an auditor of its choice. In the event Landlord elects to have an audit performed, Landlord shall provide Tenant written notice within the foregoing 15-day period informing Tenant that such audit is being conducted (the "AUDIT NOTICE"). Such audit must be completed within thirty (30) days of the date of the Audit Notice. If Landlord's audit reveals a discrepancy such that the Portfolio Coverage Ratio as determined by Landlord's audit is less than 1.40:1.00, then Tenant shall reimburse Landlord for the cost of such audit, and the Security Deposit or Letter of Credit, as applicable, shall not be released.

      3.4.3.2 RESTORATION. In the event the Security Deposit or Letter of Credit has been returned to Tenant and thereafter the Portfolio Coverage Ratio subsequently falls below 1:25:1.00, Tenant shall be required to restore the Security Deposit or post the Letter of Credit in the amount that would have been required pursuant to SECTION 3.4.4 as if the Security Deposit or Letter of Credit had never been released.

      3.4.3.3 SUBSEQUENT RELEASE/RESTORATION. After the restoration of the Security Deposit or Letter of Credit in accordance with SECTION 3.4.3.2, then, provided no Event of Default exists under this Lease or the Other Leases, or would exist but for the passage of time or the giving of notice, or both, upon written request of Tenant, if the Portfolio Coverage Ratio once again is 1:40:1.00 or greater, then the release and restoration provisions of SECTION
3.4.3.1 and SECTION 3.4.3.2 shall apply. In the event the Security Deposit or Letter of Credit, as applicable, has been returned and restored five (5) times over the course of the Term of the Lease, then Tenant shall have no further right to a release of the Security Deposit pursuant to this SECTION 3.4.3.

                  3.4.4. INCREASE OR DECREASE; REPLACEMENT OF SECURITY DEPOSIT. Tenant, within fifteen (15) days after any increase in Fixed Rent hereunder, shall deposit with Landlord cash in, or increase the face amount of the Letter of Credit by, the amount necessary to ensure that the Security Deposit hereunder continues to be equal to one (1) month's annual Fixed Rent based upon the increased Fixed Rent from time to time due hereunder. In the event the Security Deposit (or any portion thereof) is applied (or drawn upon from time to time in full or partial amounts in the case of the Letter of Credit and any renewals or replacements thereof) by Landlord on account of any Event(s) of Default by Tenant hereunder or as otherwise expressly provided in this SECTION 3.4, Tenant shall replenish said Security Deposit in full, within fifteen (15) days after demand therefor, by paying to Landlord the amount so applied or, in the case of the Letter of Credit, restoring the Letter of Credit to its full amount. Tenant's failure to timely replenish and restore the Security Deposit as aforesaid shall be an Event of Default. If: (a) no Event of Default has occurred and is continuing hereunder and (b) Tenant has fully performed and satisfied all of its obligations under the Lease (including, without limitation and as applicable, its obligations relative to any Operational Transfer(s)), then the Security Deposit, or the remaining unapplied portion thereof, shall be paid or returned to Tenant within thirty five (35) days after the expiration or termination of this Lease and the surrender of the Premises to Landlord in the condition required hereunder; provided, however, that Landlord may retain an amount, as it shall reasonably determine, to secure the payment of any Rent, the amount of which Landlord is then unable to determine finally (and Landlord shall return any such retained amount to Tenant promptly following the final determination of such Rent amount and the full payment to Landlord of such
Rent). The Security Deposit shall not be deemed an advance payment of Rent or a measure of Landlord's damages for any default hereunder by Tenant, nor shall it be a bar or defense to any action that Landlord may at any time commence against Tenant.

            3.5. DEFERRED MAINTENANCE DEPOSIT. Landlord has deposited the amount set forth in SCHEDULE 3.5 (the "DEFERRED MAINTENANCE DEPOSIT" ) as a reserve for the completion of those capital repair items set forth on SCHEDULE 3.5 (the "CAPITAL REPAIR ITEMS"). Tenant shall be entitled to any interest on the Deferred Maintenance Deposit and Landlord shall hold the Deferred Maintenance Deposit in a segregated account (which account may include amounts held by Landlord pursuant to this Lease and amounts held by the Other Landlords pursuant to the Other Leases). The Deferred Maintenance Deposit is specifically allocated among the Capital Repair Items (each such allocation, an "ALLOWANCE AMOUNT") as such allocations are more fully set forth on SCHEDULE 3.5. Tenant shall act diligently and in good faith to cure, repair, or replace, as applicable, the Capital Repair Items. Landlord shall reimburse Tenant for the cost incurred by the Tenant to cure, repair or replace any Capital Repair Item from the Deferred Maintenance Deposit up to an amount not to exceed the applicable Allowance Amount for any Capital Repair Item or the amount of the Deferred Maintenance Deposit for all Capital Repair Items. Landlord shall provide such reimbursement to Tenant upon receipt of Tenant's written request therefor, only at such time as the Capital Repair Item has been completed to Landlord's reasonable satisfaction and Tenant has presented satisfactory evidence (in the form of final lien waivers from all contractors and subcontractors) that any portion of the cost of such Capital Repair Item required to be paid by Tenant hereunder has been paid in full. Tenant may not make a reimbursement request in an amount less than One Hundred Thousand and No/100 Dollars ($100,000) until such time that the Deferred Maintenance Deposit Amount is less than Hundred Thousand and No/100 Dollars ($100,000). Any cure, repair or replacement of a Capital Repair Item at the Facility shall be performed by the Tenant subject to, and in accordance with, the terms of SECTION
11.2 of this Lease applicable to such activities. If the cost incurred by Tenant to complete a Capital Repair Item exceeds the applicable Allocated Amount, such excess cost shall be paid by Tenant without contribution from Landlord. Any Capital Repair Item shall be repaired, cured, or replaced in a good, workmanlike and lien free fashion. If any part of the Deferred Maintenance Deposit has not been applied by Landlord towards the cost of Capital Repair Items after the completion of all Capital Repair Items in accordance with the requirements of this SECTION 3.5, Landlord shall promptly pay such amounts to Tenant within ten
(10) days following Tenant's written request therefor. If Tenant has not repaired, cured or replaced the Capital Repair Items within twelve (12) months after Commencement Date, Landlord shall have the right to repair, maintain, replace or cure such Capital Repair Items on behalf of Tenant and at Tenant's sole cost. Any costs so incurred by Landlord shall first be deducted from the Deferred Maintenance Deposit. If the cost incurred by Landlord to perform any such Capital Repair Items exceeds the remaining Deferred Maintenance Deposit, Tenant shall promptly, and in any event within ten (10) days, reimburse Landlord for such excess costs. Delinquent amounts owing from Tenant to Landlord pursuant to this SECTION 3.5 shall bear interest at the Overdue Rate.

            3.6. NET LEASE. The Rent shall be paid absolutely net to Landlord, free of all Impositions, utility charges, operating expenses, insurance premiums or any other charges or expenses in connection with the Premises, without any rights of deduction, set-off or abatement, so that this Lease shall yield to Landlord the full amount of the installments of Fixed Rent, throughout the Term. This Lease is intended to be and shall be construed as an absolutely net lease pursuant to which Landlord shall not, under any circumstances or conditions, whether presently existing or hereafter arising, and whether foreseen or unforeseen by the parties, be required to make any payment or expenditure of any kind whatsoever or be under any other obligation or liability whatsoever, except as expressly set forth herein.

            3.7. LEASE GUARANTY. On the date hereof, Tenant shall cause to be delivered to Landlord the Lease Guaranty made by Guarantor guaranteeing all of Tenant's obligations under this Lease.

      4. IMPOSITIONS.

            4.1. PAYMENT OF IMPOSITIONS. Subject to SECTION 13 relating to permitted contests, Tenant shall pay all Impositions as set forth in SECTION
3.2.1 accruing for any tax period occurring during the Term, irrespective of whether the Impositions for such tax period are due and payable during or after the Term. Tenant's obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant during the Term, the same shall be paid over to or retained by Tenant but only if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall exist hereunder, such refund shall be paid over to and retained by Landlord until such Event of Default has been cured or corrected, if at all, unless such refund has been applied by Landlord in connection with SECTION 17.4. If Tenant nevertheless receives such refund, Tenant shall, upon receipt, immediately pay such refund over to Landlord in full. Any such funds retained by Landlord due to an Event of Default shall be applied to Tenant's obligations under this Lease as Landlord shall determine in its sole discretion. In the event any Governmental Authority classifies any property covered by this Lease as personal property, Tenant shall file any personal property tax returns that are required with respect thereto. Subject to the terms of SECTION 13, Tenant may, upon notice to Landlord, at Tenant's option and at Tenant's sole cost and expense, protest, appeal, or institute tax contests to effect a reduction of real estate or personal property assessments and Landlord, at Tenant's expense as aforesaid, shall cooperate with Tenant in such protest, appeal, or other action to the extent required by law and reasonably requested by Tenant.

            4.2. NOTICE OF IMPOSITIONS. Landlord or Landlord's designee shall use reasonable efforts to give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge (which notice shall be deemed properly given if given pursuant to SECTION 33 hereof and may be concurrently delivered by an e-mail notification to Tenant at stany@brookdaleliving.com and sbeck@brookdaleliving.com or such other e-mail address as provided to Landlord by notice pursuant to SECTION 33), provided, however, that any failure by Landlord to provide such notice to Tenant shall in no way relieve Tenant of its obligation to timely pay the Impositions; provided that Tenant has received notice of such Impositions prior to the date on which any Imposition is due. Tenant shall deliver to Landlord, on or before the due date of each Imposition, copies of the invoice for such Imposition, the check delivered for payment thereof and an original receipt evidencing such payment or other proof of payment satisfactory to Landlord.

            4.3. ADJUSTMENT OF IMPOSITIONS. Any Imposition imposed in respect of the tax-fiscal period during which the Term terminates or expires shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such termination or expiration, and Tenant's obligation to pay its prorated share thereof shall survive such termination or expiration.

      5. NO AFFECT OR IMPAIRMENT, ETC. The respective obligations of Landlord and Tenant shall not be affected or impaired by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof, from whatever cause, or any Condemnation of any Leased Property or any portion thereof (except as otherwise expressly and specifically provided in SECTION 15 or SECTION 16), (b) the interruption or discontinuation of any service or utility servicing any Leased Property, (c) the lawful or unlawful prohibition of, or restriction upon, Tenant's use of any Leased Property, or any portion thereof, due to the interference with such use by any Person or eviction by paramount title, (d) any claim that Tenant has or might have against Landlord on account of any breach of warranty or default by Landlord under this Lease or any other agreement by which Landlord is bound, (e) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord, (f) the revocation, suspension or non-renewal of any license, permit, approval or other Authorization, or (g) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law
(i) to modify, surrender or terminate this Lease or quit or surrender any Leased Property or any portion thereof, or (ii) that would entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless otherwise expressly provided herein.

      6. PREMISES; TENANT'S PERSONAL PROPERTY.

            6.1. OWNERSHIP OF THE PREMISES. Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the possession and use of the Premises upon and subject to the terms and conditions of this Lease.

            6.2. TENANT'S PERSONAL PROPERTY. Tenant may (and shall as provided herein below), at its sole expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Tenant's Personal Property and Tenant shall, subject to the terms of SECTION 21.1.1 and the conditions set forth below, and except for any Tenant's Personal Property that is purchased by Landlord pursuant to SECTION 35, remove the same upon the expiration or any prior termination of the Term as it relates to any Leased Property(ies) upon which the same are located. Tenant shall provide and maintain during the entire Term all such Tenant's Personal Property and Landlord's Personal Property as shall be necessary to maintain the Authorizations in effect and to operate each Facility in compliance with all licensure and certification requirements, and all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use of each Leased Property. All of Tenant's Personal Property not removed on or prior to the expiration or earlier termination of this Lease shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving notice thereof to Tenant and without any payment to Tenant and without any obligation to account therefor or otherwise dispose of the same in accordance with applicable law.

            6.3. LANDLORD'S PERSONAL PROPERTY. Tenant may, from time to time, at Tenant's sole discretion, without notice to or approval of Landlord, sell or dispose of any item of Landlord's Personal Property; provided, unless such item is functionally obsolete, Tenant shall promptly replace such item with an item of similar quality, use and functionality.

      7. CONDITION AND USE OF EACH LEASED PROPERTY.

            7.1. CONDITION OF EACH LEASED PROPERTY. Tenant acknowledges receipt and delivery of possession of each Leased Property. Tenant is leasing each Leased Property "AS IS" "WHERE IS" and Tenant waives any claim or action against Landlord in respect of the condition of each Leased Property. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF ANY LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, OR OTHERWISE, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT EACH LEASED PROPERTY HAS BEEN INSPECTED BY TENANT AND THAT TENANT HAS FOUND EACH LEASED PROPERTY TO BE IN GOOD ORDER AND REPAIR AND SATISFACTORY FOR ITS PURPOSES HEREUNDER.

            7.2. USE OF EACH LEASED PROPERTY.

                  7.2.1. PRIMARY INTENDED USE. During the entire Term, Tenant shall use each Facility (including, without limitation, the Leased Improvements thereon) solely for its Primary Intended Use (and shall not change, or consent to or acquiesce in the change of, such Primary Intended Use) and shall operate each Facility (or cause Property Manager to operate each Facility) in a professional manner consistent with a high quality senior independent living facility and/or assisted living facility, as applicable, with services provided as appropriate in the relevant marketplace. No use shall be made or permitted to be made of any Leased Property, and no acts shall be done, that would cause the cancellation of any insurance policy covering such Leased Property or any part thereof, nor shall Tenant sell or otherwise provide to Occupants therein (including any tenants under the Service Leases), or permit to be kept, used or sold in or about such Leased Property, any article that may be prohibited by any Legal Requirements or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriters' regulations.

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

                  7.2.2. AUTHORIZATIONS APPURTENANT. The Authorizations for any Facility shall, to the maximum extent permitted by law, relate and apply exclusively to such Facility, and Tenant acknowledges and agrees that, subject to all applicable Legal Requirements, the Authorizations are appurtenant to the Facilities to which they apply, both during and following the termination or expiration of the Term. In jurisdictions where the Authorizations are issued to a Tenant or the Property Manager, as the Facility operator, Tenant agrees that to the extent permitted in accordance with applicable law (i) such Authorizations shall nevertheless remain the property of Landlord and be held by Tenant or such Property Manager, in trust for the benefit of Landlord pursuant to a revocable, temporary license that may be revoked by Landlord at any time, and (ii) in connection with an Operational Transfer or as otherwise required by Landlord, Tenant shall cooperate with Landlord, in accordance with SECTION 37 hereof, to turn over all of Tenant's rights in connection with such Authorizations to Landlord or Successor Operator, as applicable. This SECTION
7.2.2 shall survive the expiration or earlier termination of this Lease.

            7.3. AUTHORIZATION COLLATERAL. To the fullest extent permitted by applicable law, Tenant hereby grants to Landlord a first priority security interest in, and lien upon, all Authorizations issued to, leased or licensed to, or held by, Tenant, including, but not limited to, Tenant's interest in and rights under all licenses, with respect to the Facilities (collectively, the "AUTHORIZATION COLLATERAL") to secure the performance of all of Tenant's obligations under this Lease, including, but not limited to, its obligation to engage in, assist with and facilitate any Operational Transfer. Tenant represents and warrants to Landlord that attached hereto on SCHEDULE 7.3 is a detailed list and description of all of the Authorization Collateral. Notwithstanding anything contained herein to the contrary, Tenant shall not (under any circumstances) grant any lien upon, security interest in and to or otherwise pledge, encumber, hypothecate, transfer or assign, in whole or in part, the Authorization Collateral to any Person, irrespective of the priority of such security interest, pledge or hypothecation. The security interest and lien granted by this SECTION 7.3 shall be in addition to any lien of Landlord that may now or at any time hereafter be provided by law. The provisions of
SECTION 21.1.1.1 below shall be applicable to the security interest and lien referenced in this SECTION 7.3.

            7.4. GRANTING OF EASEMENTS, ETC. Landlord may, from time to time, with respect to any Leased Property and, unless required by law (in which case no Tenant consent shall be required) and upon the prior written consent of Tenant, which consent shall not be unreasonably withheld (and which consent shall be deemed given if not expressly denied by Tenant, in writing, within ten
(10) Business Days of Tenant's receipt of such request accompanied by the relevant documents): (i) grant easements, covenants and restrictions, and other rights in the nature of easements, covenants and restrictions, (ii) release existing easements, covenants and restrictions, or other rights in the nature of easements, covenants or restrictions, that are for the benefit of such Leased Property, (iii) dedicate or transfer unimproved portions of such Leased Property for road, highway or other public purposes, (iv) execute petitions to have such Leased Property annexed to any municipal corporation or utility district, (v) execute amendments to any easements, covenants and restrictions affecting such Leased Property and

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

(vi) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interests in such Leased Property).

      8. NEGATIVE AND AFFIRMATIVE COVENANTS OF TENANT.

            8.1. NEGATIVE COVENANTS. Tenant covenants and agrees with Landlord that:

                  8.1.1. LIENS; WASTE. No Tenant shall create, incur, assume or suffer to exist any lien, charge, encumbrance, easement or restriction on any portion of any of the Premises. No Tenant shall commit or suffer to be committed any waste on any Leased Property, nor shall any Tenant cause or permit any nuisance thereon. Tenant shall not take or omit to take any action, the taking or omission of which may materially impair the value or the usefulness of any Leased Property or any part thereof for its Primary Intended Use.

                  8.1.2. ISSUANCE OF EQUITY INTERESTS. No Tenant shall issue or allow to be created any stocks, shares, partnership or membership interests or other ownership interests in any Tenant, other than the stocks, shares, partnership or membership interests and other ownership interests that are outstanding on the date hereof or any security or other instrument that is outstanding on the date hereof and by its terms is convertible into or exchangeable for stock, shares, partnership or membership interests or other ownership interests in any Tenant, without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed.

                  8.1.3. CHANGE IN BUSINESS OR ORGANIZATIONAL STATUS. No Tenant shall make any material change in the scope or nature of its business or operations, or undertake or participate in activities other than in continuance of its present business. No Tenant shall amend, modify or alter its Tenant Org Docs in any material respect without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed or allow itself to be dissolved, voluntarily or involuntarily.

                  8.1.4. AFFILIATE TRANSACTIONS AND PAYMENTS. No Tenant shall enter into, or be a party to, any transaction with an Affiliate of any Tenant or any of the partners, members or shareholders of any Tenant except in the ordinary course of business and on terms that are fully disclosed to Landlord in advance and are no less favorable to any Tenant or such Affiliate than would be obtained in a comparable arm's-length transaction with an unrelated third party. After the occurrence of an Event of Default and until such Event of Default is cured, no Tenant shall make any payments or distributions (including, without limitation, salaries, bonuses, fees, principal, interest, dividends, liquidating distributions, management fees, cash flow distributions or lease payments) to any Guarantor or any Affiliate of any Tenant or any Guarantor, or any shareholder, member, partner or other equity interest holder of any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor. Landlord acknowledges that Tenants have entered into the Property Management Contracts with Property Manager, and that transactions between Property Manager and Tenants pursuant to the Property Management Contracts shall not be deemed a violation of this
SECTION 8.1.4.

                  8.1.5. ZONING. No Tenant shall initiate or consent to any zoning reclassification of any portion of any of the Leased or seek any variance under any existing zoning ordinance or use (or permit the use of) any portion of any of the Leased Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.

                  8.1.6. ASSETS; INVESTING. No Tenant shall purchase or own any property other than property necessary for, or incidental to, the operation of the applicable Facility(ies) for its/their Primary Intended Use(s). No Tenant shall purchase or otherwise acquire, hold, or invest in securities (whether capital stock or instruments evidencing indebtedness) of any Person. No Tenant shall make loans or advances to any Person, except for cash balances temporarily invested in short-term or money market securities.

                  8.1.7. CONTRACTS. No Tenant shall execute or modify any material contracts or agreements with respect to any Facility except for contracts and modifications approved by Landlord (which approval shall not be unreasonably withheld). Contracts made in the ordinary course of business and in an amount less than either (i) $100,000 or (ii) if terminable without penalty upon thirty (30) days' notice, $250,000, shall not be considered "material" for purposes of this SECTION 8.1.7.

                  8.1.8. NO JOINT ASSESSMENT. No Tenant shall suffer, permit or initiate the joint assessment of any Leased Property (i) with any other real property constituting a tax lot separate from such Leased Property, or (ii) with any portion of such Leased Property that may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes that may be levied against any such personal property shall be assessed or levied or charged to such Leased Property.

                  8.1.9. ERISA. No Tenant shall engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Landlord of any of its rights under this Lease) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. Each Tenant shall deliver to Landlord such certifications or other evidence from time to time throughout the Term, as requested by Landlord in its sole discretion, that (A) such Tenant is not and does not maintain an "employee benefit plan", as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(3) of ERISA;
(B) such Tenant is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true: (i) equity interests in such Tenant are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); (ii) less than twenty-five percent (25%) of each outstanding class of equity interests in such Tenant are held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (iii) such Tenant qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3-101(c) or (e).

                  8.1.10. DEBT CANCELLATION; OTHER INDEBTEDNESS; GUARANTIES. No Tenant shall cancel or otherwise forgive or release any material claim or material debt owed to any Tenant by any Person, except for adequate consideration and in the ordinary course of such Tenant's business. No Tenant shall create, incur, assume, or permit to exist any indebtedness other than (i) trade debt incurred in the ordinary course of Tenant's business (which shall not include so-called "accounts receivable" financing). No Tenant shall create, incur, assume, or permit to exist any guarantee of any loan or other indebtedness except for the endorsement of negotiable instruments for collection in the ordinary course of business.

                  8.1.11. USE-SPECIFIC NEGATIVE COVENANTS. No Tenant shall:

                        8.1.11.1. Transfer any Authorizations to any location other than the Facility operated by such Tenant or as otherwise required by the terms of this Lease nor pledge any Authorizations as collateral security for any loan or indebtedness except as required by the terms of this Lease.

                        8.1.11.2. Rescind, withdraw, revoke, amend, supplement, or otherwise alter the nature, tenor or scope of any Authorization for any Facility.

                        8.1.11.3. Amend or otherwise change, by consent, acquiescence or otherwise, the number of Units at any Facility (in excess of two percent (2%) of the number of such Units at any such Facility as of the Commencement Date) or the type and/or licensed capacity at such Facility (by more than two percent (2%) of the type and/or licensed capacity at any such Facility as of the Commencement Date), in each case as the same exist on the Commencement Date, or apply for approval of any of the foregoing amendments or changes, without Landlord's prior consent which consent shall not be unreasonably withheld or delayed.

                        8.1.11.4. Replace or transfer all or any part of any Facility's Units to another location or apply for approval of any such replacement or transfer.

                        8.1.11.5. Enter into any Occupant Agreements with Occupants, tenants under the Service Agreements or any other Persons that deviate in any material respect from the standard form customarily used by any Tenant at the applicable Facility other than in the ordinary course of Tenant's business, without Landlord's prior written consent, which consent is not to be unreasonably withheld, conditioned, or delayed.

                        8.1.11.6. Assign or transfer any of its interest in any Authorization or assign, pledge, hypothecate, transfer or remove, or permit any other Person to assign, transfer, pledge, hypothecate or remove, any records pertaining to any Facility, including, without limitation, (except for removal of such Occupant records as directed by the Occupants owning such records).

            8.2. AFFIRMATIVE COVENANTS. Tenant covenants and agrees as follows:

                  8.2.1. PERFORM OBLIGATIONS. Tenant shall perform or cause to be performed, as and when due, all of its obligations under this Lease, the Other Leases, the Authorizations, any Permitted Encumbrances, any Insurance Requirements and any Legal

Requirements. Prior to the date hereof, Tenant has taken all necessary action to obtain all Authorizations required for the operation of each of the Facilities for its Primary Intended Use and shall take all necessary action to maintain such Authorizations during the Term.

                  8.2.2. PROCEEDINGS TO ENJOIN OR PREVENT CONSTRUCTION. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful Tenant's construction, occupancy, maintenance, or operation of any Facility or any portion thereof for its Primary Intended Use, Tenant shall cause such proceedings to be vigorously contested in good faith, and shall, without limiting the generality of the foregoing, use all reasonable commercial efforts to bring about a favorable and speedy disposition of all such proceedings and any other proceedings.

                  8.2.3. DOCUMENTS AND INFORMATION.

                        8.2.3.1. FURNISH INFORMATION. Tenant shall (i) promptly supply Landlord with such information concerning its financial condition, licensing, affairs and property as Landlord may reasonably request from time to time hereafter and in the format reasonably designated by Landlord and, without limitation of the foregoing, promptly, and in any event within ten (10) days, after a request from Landlord, Tenant shall provide to Landlord such additional information regarding Tenant, Tenant's financial condition or the Facilities as Landlord, or any existing or proposed creditor of Landlord or Ventas, Inc. (including, without limitation, any existing or proposed Facility Mortgagee), or any auditor or underwriter of Landlord or Ventas, Inc., may reasonably require from time to time; and (ii) promptly notify Landlord in writing of any condition or event that constitutes a breach of any term, condition, warranty, representation, or provision of this Lease, any other document related to this Lease, any Other Lease, the Guaranty, or any Property Management Contract, and of any Material Adverse Effect relative to the financial condition of any Tenant, any Other Tenant, any Guarantor, or any Property Manager. Tenant shall notify Landlord, in writing and within five (5) Business Days, following receipt by Tenant of written notice by its insurance carrier, reinsurance provider, accountants, actuary, or any Governmental Authority, of any actual, pending, threatened or contemplated increase in its reserves for expenses relating to malpractice or professional liability claims or any material increase in the premium costs for malpractice or professional liability insurance (any of the foregoing, a "RESERVE EVENT").

                  8.2.4. FURTHER ASSURANCES. Tenant shall, upon request of Landlord from time to time, execute, deliver, and furnish such documents as may be reasonably necessary or appropriate to consummate fully the transactions contemplated under this Lease.

                  8.2.5. MATERIAL COMMUNICATIONS. Tenant shall transmit to Landlord, within five (5) Business Days after receipt thereof, any material written communication affecting one or more Facilities, any Tenant, or any Property Manager, this Lease, the Legal Requirements, the Insurance Requirements, the Authorizations, and Tenant shall promptly respond to inquiries by Landlord with respect to such information. Tenant shall notify Landlord in writing promptly after any Tenant obtains knowledge of any potential, threatened or existing litigation or proceeding against, or investigation of, any Tenant, any Other Tenant, any Property Manager or any Facility that may have a Material Adverse Effect.

                  8.2.6. OPERATOR REPORTS. Tenant shall provide Landlord with accurate and complete copies of any and all of the census information concerning the number of Units occupied by Occupants, all cost reports, surveys, survey deficiency reports, monthly financial statements and other reports, materials and information concerning any Tenant, the Facilities and each Tenant's business operations and compliance with material laws, ordinances, rules, regulations, and Authorizations that are submitted by Tenant to any Governmental Authorities for any of the Facilities (the "OPERATOR REPORTS") promptly, and in any event, within five (5) Business Days, after the submission thereof to such Governmental Authorities. All Operator Reports shall be accurate in all material respects as of the date of such Operator Reports.

                  8.2.7. COMPLIANCE WITH LAWS. Except for those matters disclosed on SCHEDULE 8.2.7. hereof, Tenant shall at its own cost and expense comply with all Insurance Requirements and all Legal Requirements (including, without limitation, any and all zoning requirements) (and Landlord shall have no responsibility for such compliance with Insurance Requirements and Legal Requirements), and keep all Authorizations in full force and effect.

                  8.2.8. PORTFOLIO COVERAGE RATIO. Tenant shall maintain, as of the end of each fiscal quarter commencing with the fiscal quarter ending on June 30, 2004, a Portfolio Coverage Ratio of not less than 1.10 to 1.00. For periods prior to the Commencement Date, in order to determine the Portfolio Coverage Ratio, the actual (not annualized) Cash Flow for the Portfolio for such periods shall be used and the Fixed Rent for the Portfolio shall be assumed to be the Fixed Rent for the first Lease Year prorated over the applicable period and shall not include actual debt service payments for such periods. It shall be an Event of Default under this Lease if Tenant shall fail to maintain as of the end of each fiscal quarter a Portfolio Coverage Ratio of not less than 1.10 to 1.00, provided, however, that it shall not be an Event of Default hereunder, if (i) the Portfolio Coverage Ratio is greater than or equal to 1.00 to 1.00, and (ii) within fifteen (15) days following the date on which Tenant was required to deliver its computation of the Portfolio Coverage Ratio for such fiscal quarter, Tenant deposits with Landlord cash or a Letter of Credit in an amount that, had such amount been added to the Cash Flow for such 12-month period, the Portfolio Coverage Ratio for such period would have been equal to 1.10 to 1.00 (the "DIFFERENCE"). The Difference will be held by Landlord as an addition to the Security Deposit and applied, held and returned by Landlord in accordance with the provisions of SECTION 3.4. Notwithstanding the foregoing, Tenant shall have the ability to cure a breach of the Portfolio Coverage Ratio by depositing the Difference no more than five (5) times during the Term of this Lease.

                  8.2.9. PERMITTED ENCUMBRANCES. Tenant shall, at its own cost, fully observe, perform and comply with all Permitted Encumbrances as the same apply to or bind Landlord or any Leased Property and, at Tenant's cost and expense, Landlord shall reasonably cooperate (including at Landlord's option, the taking of any action to comply if Tenant is not legally able to do so in its capacity as Tenant provided that this shall not limit Tenant's obligations regarding the use or operation of the Property) with Tenant to the extent Landlord's cooperation is necessary to enable Tenant to so perform. No Tenant shall cause, or permit its respective Tenant Parties to cause, whether by act or omission, any breach of, default under or termination of any Permitted Encumbrance applicable to or binding upon Landlord or any Leased Property.

            8.3. AUTHORIZATION NON-COMPLIANCE. In the event that Tenant shall receive a written complaint or notice from a Governmental Authority alleging, asserting or suggesting that Tenant is not in compliance with any Legal Requirement, license, permit, approval or other Authorization, Tenant shall, within five (5) Business Days, send notice to Landlord, whereupon Tenant, subject to its right to contest the same pursuant to SECTION 13, shall remedy any condition causing such complaint, notice or non-compliance promptly, and in any case within any cure period allowed therefor by the applicable Governmental Authority, in the case of such non-compliance.

            8.4. NO CHANGE IN PRIMARY INTENDED USE OR OTHER CHANGES WITHOUT LANDLORD CONSENT. Tenant shall not, without Landlord's prior written consent, change the Primary Intended Use for any Facility or make any other change at any Facility or enter into any agreement that would make any Facility or Tenant a party to, or subject to (i) Medicare, Medicaid or any other Third Party Payor Program, (ii) any Provider Agreement or Facility Provider Agreement, (iii) require any Facility, Tenant or any Property Manager to maintain professional liability insurance, or (iv) require a CON to operate any Facility. If Landlord gives its consent to any such changes, Tenant agrees that it shall enter into an amendment to this Lease in form and substance acceptable to Landlord, which amendment shall contain, without limitation, all representations, warranties and covenants required by Landlord in connection with any such change.

            8.5. PROPERTY MANAGER.

            8.5.1. MANAGEMENT OF LEASED PROPERTY. Tenant shall cause the Property Manager to manage the Leased Properties in accordance with the terms of
SECTION 7.2.1 hereof. Tenant shall not remove or replace the Property Manager (which, with respect to a Property Manager which is an Affiliate of Guarantor, shall be deemed to occur upon a change of control of the Property Manager) or modify or waive any material terms of the Property Management Contract except in accordance with SECTION 24.2. Upon replacement of the Property Manager, Tenant shall, and shall cause the new manager of the Property to, execute a Manager's Consent and Subordination of Property Management Contract in form and substance reasonably acceptable to Landlord and such substitute Property Manager. Any fee relating to the management or operation of the Premises is and shall at all times remain subordinate to the payments of Rent.

            8.5.2. Termination of Property Manager. In the event the Lease is terminated for any reason, the Property Management Contract shall automatically be terminated.

      9. MAINTENANCE OF FACILITIES.

            9.1. MAINTENANCE AND REPAIR.

                  9.1.1. FACILITY REPAIR. Tenant, at its sole expense, shall keep each Leased Property (and Tenant's Personal Property) in good and safe order and repair, except for ordinary wear and tear and damage by Casualty and Condemnation (whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements or the age of such Leased Property, Tenant's Personal Property, or any portion thereof). Without limitation of the foregoing, Tenant shall promptly make all necessary and appropriate repairs and replacements (capital and otherwise) to each Facility, of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise), including, but not limited to, any roof repairs or replacements or parking lot repairs or replacements, such that each Leased Property is maintained in good repair, appearance and condition, for use for its Primary Intended Use, except for ordinary wear and tear and damage by Casualty or Condemnation. Tenant shall have in place service and maintenance contracts with duly licensed contractors or repair services providing for regular maintenance and repair of any and all major systems serving each Leased Property, including, but not limited to, the HVAC systems, life safety systems, plumbing systems and elevator and conveyor systems. Landlord may from time to time as to any one or more Leased Properties, and at Tenant's sole expense (but, provided no Event of Default exists, no more than once every three (3) years at Tenant's expense), cause an engineer designated by Landlord, in its reasonable discretion, to inspect one or more Leased Properties and issue a report (a "LEASED PROPERTY CONDITION REPORT") with respect to the condition of any such Leased Properties. Tenant shall, at its own expense, make any and all repairs or replacements recommended by such Leased Property Condition Report, to the extent required to maintain the applicable Leased Property in as good repair and appearance as at the date of this Lease, except for ordinary wear and tear and damage by Casualty or Condemnation. All repairs shall be made in a good and workmanlike manner and in accordance with all Legal Requirements relating to such work. Landlord shall not under any circumstances be required to repair, replace, build or rebuild any improvements on any Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to any Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain any Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law currently in effect or hereafter enacted.

                  9.1.2. NOTICE OF NON-RESPONSIBILITY. Except as expressly set forth in this Lease, nothing contained in this Lease and no action or inaction by Landlord shall be construed as: (i) constituting the consent or request of Landlord, express or implied, to any contractor, subcontractor, laborer, materialman or vendor to, or for the performance of, any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Leased Property or any part thereof; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that might create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in any Leased Property, or any portion thereof. Landlord may post, at Tenant's sole cost, such notices of non-responsibility upon, or of record against, any Leased Property to prevent the lien of any contractor, subcontractor, laborer, materialmen or vendor providing work, services or supplies to Tenant from attaching against the Premises to the extent permitted by law. Tenant agrees to promptly execute and record any such notice of non-responsibility at Tenant's sole cost.

                  9.1.3. VACATION AND SURRENDER. Tenant shall, upon the expiration or sooner termination of the Term as to any Leased Property, vacate and surrender the applicable Leased Property to Landlord in the condition consistent with the requirements of SECTION 9.1.1, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for normal wear and tear and damage from Casualty or Condemnation. Any Leased Property (other than Landlord's Personal Property) shall be returned to Landlord in a broom clean condition, free and clear of Tenant's Personal Property (subject to the terms of SECTION 21.1.1 and except for Tenant's Personal Property that Landlord elects to acquire pursuant to
SECTION 35 hereof) but including any and all Alterations, which shall be and remain the property of Landlord as part of such Leased Property (except for Alterations that Landlord requests, in writing, that Tenant remove, which Alterations shall be promptly and completely removed by Tenant). Tenant shall repair, at Tenant's sole cost, any damage to a Leased Property resulting from Tenant's vacation from or surrender of such Leased Property and/or the removal of any Alterations or Tenant's Personal Property therefrom, whether effected by Tenant or Landlord.

            9.2. ENCROACHMENTS. If any of the Leased Improvements on any Leased Property shall, at any time, encroach upon any property, street or right-of-way adjacent to such Leased Property and such encroachment is caused or permitted to occur by Tenant, then, promptly upon the request of Landlord, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment and, in such case, in the event of any adverse final determination, either (i) obtain valid waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, whether the same shall affect Landlord or Tenant, or (ii) make such changes in the Leased Improvements, and take such other actions, as Tenant, in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment. Any such alteration shall be made in conformity with the applicable requirements of SECTION 11. Tenant's obligations under this SECTION 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

      10. TENANT'S REPRESENTATIONS AND WARRANTIES. Tenant hereby makes the following representations and warranties, as of the date hereof, to Landlord and acknowledges that Landlord is granting the Lease in reliance upon such representations and warranties. Tenant's representations and warranties shall survive the expiration or termination of this Lease and, except to the extent otherwise specifically limited, shall continue in full force and effect, and remain true and correct, until Tenant's obligations hereunder have been performed in full.

            10.1. ORGANIZATION AND GOOD STANDING. Each Tenant is duly organized, validly existing and in good standing under the laws of the State of its organization. Each Tenant is qualified to do business in and is in good standing under the laws of the State in which the Facility leased by such Tenant is located. Each Tenant has delivered true and complete copies of the documents, certificates and agreements pursuant to which such Tenant is organized to do business (the "TENANT ORG DOCS").

            10.2. POWER AND AUTHORITY. Each Tenant has the power and authority to execute, deliver and perform this Lease and to make itself jointly and severally liable for the obligations of each other Tenant. Each Tenant has taken all requisite action necessary to authorize the execution, delivery and performance of such Tenant's obligations under this Lease.

            10.3. ENFORCEABILITY. This Lease constitutes a legal, valid, and binding obligation of each Tenant enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and general principles of equity.

            10.4. CONSENTS. The execution, delivery and performance of this Lease will not require any consent, approval, authorization, order, or declaration of, or any filing or registration with, any court, any Governmental Authority, or any other Person.

            10.5. NO VIOLATION. The execution, delivery and performance of this Lease (i) do not and will not conflict with, and do not and will not result in a breach of, any Tenant Org Docs; and (ii) do not and will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Tenant or any of the Facilities.

            10.6. INTENTIONALLY OMITTED.

            10.7. ADVERSE MATTERS. No Tenant nor any of their respective representatives, officers, directors, members, contractors, subcontractors, agents or employees have engaged in any activities that are prohibited under criminal law, or are cause for civil penalties. There is no, and there shall continue to be no, threatened, existing or pending revocation, suspension, termination, probation, restriction, investigation, limitation or non-renewal affecting any Tenant or any Facility with regard to the applicable Authorizations to which any Tenant or Facility presently is subject.

            10.8. CERTIFICATION. Each Tenant has obtained any and all Authorizations necessary or advisable to operate its Facility(ies) for its Primary Intended Use and to be, and to continue to be, validly licensed to operate its applicable Facility for the number and type of Units in accordance with all applicable governmental rules and regulations and the requirements of all applicable Governmental Authorities.

            10.9. NO RECOUPMENTS EFFORTS. Tenant is not a participant in any federal program whereby any Governmental Authority may have the right to recover funds by reason of the advance of federal funds.

            10.10. PRIMARY INTENDED USE. Each Facility is being operated for its Primary Intended Use and contains the number of Units described on SCHEDULE 1 attached hereto.

            10.11. COMPLIANCE WITH LAWS. Each Tenant is in substantial compliance with all applicable federal, state and local laws, regulations and guidelines, quality and safety standards, accepted professional standards and principles that apply to professionals providing services to assisted living facilities and/or senior independent living facilities, as applicable, accreditation standards, and requirements of the applicable state or other governmental licensing agency(ies) and all other Governmental Authorities, including, without limitation, those requirements relating to the physical structure and environment of each Leased Property, licensing, quality and adequacy of medical care, if applicable, distribution of pharmaceuticals, if applicable, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting. No Tenant has committed any act which may give any Governmental Authority the right to cause Tenant to lose any applicable Authorizations.

            10.12. OWNERSHIP OF AUTHORIZATIONS. The Authorizations: (i) are not, and have not been, transferred to any location other than the Facility to which such Authorizations relate; (ii) are not, and have not been, pledged as collateral security for any loan or indebtedness other than pursuant to the terms of this Lease; (iii) are held free from restrictions or conflicts that would materially impair the use or operation of each Facility for its Primary Intended Use; and (iv) are not provisional, probationary or restricted in any way.

            10.13. NO LITIGATION. No action, suit or proceeding, or investigation, judicial, administrative or otherwise (including, without limitation, any reorganization, bankruptcy, insolvency or similar proceeding) currently is pending or, to the best of Tenant's (including due inquiry of the Property Manager) knowledge, threatened or contemplated against or affecting Tenant, Property Manager, or the Premises that has not been disclosed by Tenant in writing to Landlord and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

            10.14. NO MEDICARE, MEDICAID, ETC. No Facility, and no Tenant, Property Manager, or officer, director, member, manager member or employee of Tenant or Property Manager with respect to any Facility (i) participates in Medicare, Medicaid or any other Third Party Payor Program (ii) is a party to any Provider Agreements or Facility Provider Agreements, (iii) is required by law to maintain professional liability insurance, or (iv)is required by law to have a CON to operate any Facility. Without limitation of SECTION 8.4, in the event that this representation becomes untrue for any reason with respect to any Facility or any Tenant, Property Manager, or officer, director, member, manager or other employee of Tenant or Property Manager with respect to any Facility, Tenant agrees that it shall promptly take all necessary actions to ensure that it is in compliance with all Legal Requirements, and Tenant agrees that it shall enter into an amendment to this Lease in form and substance reasonably acceptable to Landlord, which amendment shall contain, without limitation, all representations, warranties and covenants required by Landlord in connection with any such compliance.

      11. ALTERATIONS.

            11.1. ALTERATIONS. Tenant shall not (x) make any Capital Alterations on or to any Leased Property, (y) enlarge or reduce the size of any Facility and/or (z) make any Capital Alterations or other Alterations that would tie in or connect with any improvements on property adjacent to the Land, without Landlord's prior consent, which consent shall not be unreasonably withheld. Tenant may, without Landlord's consent, make any alterations, additions, or improvements (collectively, with the alterations described in items (x), (y) and (z) of the preceding sentence, "ALTERATIONS") to any Leased Property if such Alterations are not of the type described in clause (x), (y) or (z) above, so long as in each case: (i) the same do not (A) decrease the value of the Leased Property, (B) affect the exterior appearance of the Leased Property other than purely cosmetic changes, or (C) affect the structural components of the Leased Property or the main electrical, mechanical, plumbing, elevator or ventilating and air conditioning systems for any Facility, (ii) the same are consistent in terms of style, quality and workmanship to the original Leased Property and Fixtures, (iii) the same are constructed and performed in accordance with the provisions of SECTION 11.2 below and (iv) the cost thereof does not exceed, in the aggregate $250,000, for any consecutive twelve (12) month period with respect to any single Facility. Except for those limited Alterations that expressly do not require Landlord's consent pursuant to the preceding sentence, all Alterations shall be subject to Landlord's prior written consent, which consent shall not be unreasonably withheld. To the extent Landlord's prior written consent shall be required in connection with any Alterations, Landlord may impose such reasonable conditions thereon in connection with its approval thereof as Landlord deems appropriate. Notwithstanding the foregoing, Landlord agrees that painting, landscaping, and replacement of floor, wall and window coverings shall be deemed Alterations that do not require Landlord's consent, regardless of the cost thereof, so long as the same meet the requirements of clauses (ii) and (iii) above.

            11.2. CONSTRUCTION REQUIREMENTS FOR ALL ALTERATIONS. Whether or not Landlord's consent is required, for all Alterations of any Leased Property, the following shall apply and shall be in addition to and not in lieu of any other requirements that Landlord may impose on Tenant in connection with the making of any Alterations:

                  11.2.1. PLANS AND SPECIFICATIONS. Prior to commencing any Alterations, Tenant shall have submitted to Landlord a written proposal describing in reasonable detail such proposed Alteration and shall provide to Landlord for Landlord's reasonable approval such plans and specifications, permits, licenses, construction budgets and other information (collectively, the "PLANS AND SPECIFICATIONS") as Landlord shall request, showing in reasonable detail the scope and nature of the proposed Alteration provided, however, that if Landlord has not responded to Tenant's written request within thirty (30) days of the receipt by Landlord of the Plans and Specifications, Landlord's approval shall be deemed to have been given.

                  11.2.2. PERMITS. Such construction shall not commence until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required therefor (as well as any permits or approvals required in connection with any Permitted Encumbrance), and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no liability, cost or expense to Landlord; and (ii) any Plans and Specifications required to be filed in connection with any such application that require the approval of Landlord shall have been so approved by Landlord.

                  11.2.3. NO IMPAIRMENT. Such construction shall not, and prior to commencement of such construction Tenant's licensed architect or engineer shall certify to Landlord that such construction shall not, impair the structural integrity of any component of the applicable Facility or overburden or impair the operating efficiency of the electrical, water, plumbing, HVAC or other building systems of any such Facility .

                  11.2.4. COMPLIANCE CERTIFICATION. Prior to commencing any Alterations, Tenant's licensed architect or engineer shall certify to Landlord that the Plans and Specifications conform to and comply with all Insurance Requirements and all applicable building, subdivision and zoning codes, laws, ordinances, regulations and other Legal Requirements.

                  11.2.5. PARKING. During and following completion of such construction, the parking that is located on the Land adjoining the applicable Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than is required by any applicable Legal Requirements or was located on the Land adjoining such Facility prior to such construction.

                  11.2.6. MATERIALS; QUALITY. All work done in connection with such construction shall be done promptly and in a good and workmanlike manner using materials of good quality and in conformity with all Legal Requirements.

                  11.2.7. AS-BUILTS. Promptly following the completion of the construction of any Capital Alterations, Tenant shall deliver to Landlord: (i) "as built" drawings of any Capital Alterations included therein, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (ii) a certificate from Tenant's licensed architect or engineer certifying to Landlord that such Capital Alterations have been completed in compliance with the Plans and Specifications and all applicable Legal Requirements.

                  11.2.8. CERTIFICATE OF OCCUPANCY. If, by reason of the construction of any Alteration, a new or revised certificate of occupancy for any component of the applicable Facility is required, Tenant shall obtain such certificate in compliance with all applicable Legal Requirements and furnish a copy of the same to Landlord promptly upon receipt thereof.

                  11.2.9. LIEN WAIVERS. Upon completion of any Alteration, Tenant shall promptly deliver to Landlord final lien waivers from each and every general contractor and subcontractor that provided goods or services in connection with such Alteration indicating that such contractor or subcontractor has been paid in full for such goods or services, together with such other evidence as Landlord may reasonably require to satisfy Landlord that no liens have been created in connection with such Alteration.

            11.3. CAPITAL EXPENDITURES ACCOUNTS.

                  11.3.1. CAPITAL EXPENDITURE REQUIREMENT. Tenant agrees that it shall spend annually an amount for each Leased Property equal to the product of
(x) $350 (the "PER UNIT ALLOCATION"); and (y) the aggregate number of Units in such Leased Property, on Permitted Repairs (as hereafter defined)(the "ANNUAL CAPITAL EXPENDITURE SPENDING REQUIREMENT"). Commencing on the first day of the second (2nd) Lease Year of the Initial Term, and on the first day of each Lease Year thereafter during the Term, the Per Unit Allocation for such Lease Year shall be an amount equal to the sum of (i) the Per Unit Allocation in effect for the prior Lease Year, plus (ii) the product of (a) the Per Unit Allocation in effect for the prior Lease Year, and (b) the greater of (x) one and one-half percent (1.5%) or (y) seventy five percent (75%) of the actual CPI Increase, expressed as a percentage, for such Lease Year for which such calculation is being performed. In the event that Landlord determines that either (a) Tenant's Annual Capital Expenditure Budget does not allocate sufficient funds to fully satisfy the Annual Capital Expenditure Spending Requirement, or (b) Tenant has failed to fully satisfy the Annual Capital Expenditure Spending Requirement , then Landlord shall have the right to reserve sufficient funds to satisfy Tenant's Annual Capital Expenditure Spending Requirement as follows: Commencing on the first (1st) day of the first full month following Landlord's determination in the previous sentence, and on the first (1st) day of each month to occur thereafter during the Term, Tenant shall deposit (the "CAPITAL EXPENDITURE DEPOSITS") in an interest-bearing account entitled "capital expenditure account" (the "CAPITAL EXPENDITURE ACCOUNT") under the sole dominion and control of Landlord (or any Facility Mortgagee) an amount for each Leased Property equal to one-twelfth (1/12) of the difference between the Annual Capital Expenditure Spending Requirement and the actual amount budgeted and/or spent, as applicable, by Tenant in the applicable year. The Capital Expenditure Account shall be maintained with a Lending Institution reasonably satisfactory to Landlord or with any Facility Mortgagee. Tenant hereby grants to Landlord a first priority security interest in the Capital Expenditure Account pursuant to the Uniform Commercial Code (the "UCC") of the State whose laws govern the perfection of such security interest, and the provisions of SECTION 21.1.1.1 below shall be applicable to such security interest. The Capital Expenditure Spending Requirement shall only be satisfied by spending money on, and/or the Capital Expenditure Account shall only be used for, Permitted Repairs. "PERMITTED REPAIRS" shall mean repairs, replacements and capital and non-capital improvements to be made with respect to any Leased Property from time to time (including, without limitation, cosmetic repairs to the Leased Properties and repairs and replacements made with respect to any of Landlord's Personal Property), but in no event shall the Permitted Repairs includes repairs or additions to, or replacement of, any of Tenant's Personal Property. All such Permitted Repairs shall be deemed to be a part of the Premises and shall be performed subject to the terms of SECTIONS 11.1 and
11.2 hereof. On the express condition that no Event of Default then exists hereunder, Tenant may request, by written notice to Landlord (but not more than once per month), that Landlord disburse monies deposited in the Capital Expenditures Account for the purpose of making Permitted Repairs on any Leased Property and Landlord shall disburse monies on account of such Permitted Repairs promptly after the presentation of invoices therefor provided that: (i) such Permitted Repairs have been completed in a good, workmanlike and lien-free fashion and in compliance with all Legal Requirements and the terms of SECTION
11.2 applicable to any Alterations; and (ii) Tenant has paid for any Capital Expenditure Difference. If Tenant's capital expenditures at the Premises in any Lease Year shall exceed the Capital Expenditure Deposits for such Lease Year (such excess, the "CAPITAL EXPENDITURE DIFFERENCE"), Tenant shall pay the amount of such Capital Expenditure Difference towards the cost of such repairs, replacements and capital expenditures, before seeking funds from the Capital Expenditure Account. Any interest that accrues on the funds in the Capital Expenditure Account shall at all times remain in the Capital Expenditure Account. At the expiration of the Term, any funds remaining in the Capital Expenditure Account shall become the property of Landlord.

                  11.3.2. ANNUAL CAPITAL EXPENDITURE BUDGET. Within ninety (90) days prior to the commencement of each calendar year, Tenant shall deliver to Landlord, at Tenant's expense, a budget (the "ANNUAL CAPITAL EXPENDITURE BUDGET") setting forth Tenant's reasonable estimate of the repairs, replacements and capital improvements to the Premises that Tenant anticipates will be necessary in such calendar year to comply with the maintenance, repair and replacement obligations contained in SECTION 9 hereof and maintain the Leased Properties in the condition required under SECTION 9. The Annual Capital Expenditure Budget shall be subject to Landlord's approval (which approval shall not be unreasonably withheld) for purposes of determining and confirming that the repairs, replacements and capital improvements are sufficient to satisfy Tenant's obligations pursuant to SECTION 9 hereof; provided, however, that the grant by Landlord of its approval to any Annual Capital Expenditure Budget shall not be deemed a consent, acknowledgement or agreement on Landlord's part that such repairs, replacements or capital improvements are sufficient to satisfy Tenant's obligations pursuant to SECTION 9 hereunder.

      12. LIENS. Subject to the provisions of SECTION 13 below governing a permitted contest by Tenant, Tenant will not, directly or indirectly, create or allow to remain, and will promptly discharge at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon any Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) liens for those taxes of Landlord that Tenant is not required to pay hereunder, (b) liens for Impositions or for sums resulting from noncompliance with Legal Requirements, so long as (1) the same are not yet payable or (2) such liens are in the process of being contested as permitted by SECTION 13, (c) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed in good faith or not yet due, provided that (1) such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor and (2) any such liens are in the process of being contested as permitted by SECTION 13, and (d) any liens that are expressly the responsibility of Landlord hereunder. Notwithstanding the foregoing, Tenant shall bond over any lien affecting the applicable Leased Property if Landlord shall request or if any applicable Facility Mortgagee shall so require.

      13. PERMITTED CONTESTS. Tenant, on its own or on Landlord's behalf (or in Landlord's name), but at Tenant's expense, may contest, by appropriate legal proceedings, conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition or any lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by
SECTION 12, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge, or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the applicable Leased Property, (b) neither the applicable Leased Property nor any Fixed Rent therefrom nor any part thereof or interest therein would be reasonably likely to be in danger of being sold, forfeited, attached or lost, (c) Tenant shall indemnify and hold harmless Landlord and the Landlord Indemnified Parties from and against any Losses incurred by Landlord or the Landlord Indemnified Parties in connection with any such contest or as a result thereof, (d) Tenant shall give such security as may be reasonably required by Landlord to insure ultimate payment of, or compliance with, the same and to prevent any sale or forfeiture of the affected Leased Property or the Rent by reason of such non-payment or non-compliance; provided, however, the provisions of this SECTION 13 shall not be construed to permit Tenant to contest the payment of Fixed Rent or any other sums payable by Tenant to Landlord hereunder, (e) in the case of the contest of an Insurance Requirement, the coverage required by SECTION 14 shall be maintained, and (f) if such contest is resolved against Landlord or Tenant, Tenant shall, as Additional Rent due hereunder, pay to the appropriate payee the amount required to be paid, together with all interest and penalties accrued thereon, within twenty (20) days after such determination (or within such shorter period as may be required by the terms of such determination), and comply, within any cure period allowed therefor by the applicable agency or authority (or if no such cure period shall be allowed or specified by the applicable agency or authority, promptly and diligently following the effective date of such determination); provided, however, that this clause (f) is not intended, and shall not be construed, to afford Tenant any cure or grace period beyond the effective date of any final unappealable determination. Landlord, at Tenant's expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, shall join as a party therein. The terms of this SECTION 13 shall survive the expiration or sooner termination of this Lease.

      14. INSURANCE.

            14.1. GENERAL INSURANCE REQUIREMENTS. Tenant shall obtain and maintain, or cause to be maintained, insurance for Tenant and the Leased Properties providing at least the following coverages:

                  14.1.1. Coverage for loss or damage by fire, lightning, wind and such other perils as are included in a standard "all risk" or "special causes of loss" endorsement and against loss or damage by other risks and hazards covered by a standard property insurance policy including, without limitation, riot, civil commotion, vandalism, malicious mischief, burglary and theft on the Leased Improvements and of the Tenant's Personal Property at each Leased Property, (A) in an amount equal to one hundred percent (100%) of the Full Replacement Cost, as determined by Landlord from time to time, of such Leased Property without reduction for physical depreciation provided, however, that if a change in any zoning law increases the Replacement Cost of any facility by $5,000,000 or more, Tenant is not required to maintain insurance for the amount above the $5,000,000 or more increase; (B) containing a "Replacement Cost" endorsement; (C) containing an agreed amount endorsement with respect to the Leased Improvements and Tenant's Personal Property at the Leased Properties waiving all co-insurance provisions; (D) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) for all such insurance coverage (with the exception of flood, wind, earthquake, and any other catastrophic-related coverages that are not customarily included in standard property insurance policies); and (E) containing (a) "Ordinance or Law Coverage" (if any of the Leased Improvements or the use of any Leased Property shall at any time constitute legal non-conforming structures or uses which non-conformance shall be presumed unless and until Tenant proves to Landlord's reasonable satisfaction, that such uses are conforming) "Operation of Building Laws," or "Enforcement" endorsement and (b) "demolition" insurance (in an amount of at least $5,000,000 and (c) "increased cost of construction" endorsement (equal to at least $5,000,000). In addition, each Tenant shall obtain: (y) if any portion of the Leased Improvements at any Leased Property is currently or at any time in the future located in a federally designated "special flood hazard area" (i.e. Zones A and V), flood hazard insurance in an amount equal to the lesser of (1) the Full Replacement Cost of such portion of such Leased Improvements together with business interruption coverage or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) if the Leased Property is in a high probability earthquake area (i.e. Zone 1 and 2), and a Probable Maximum Loss ("PML") study reveals that the PML is greater than 10% of the replacement cost (as determined by Landlord), then earthquake insurance must be maintained in an amount equal to the PML percentage of the replacement cost with a deductible not to exceed 5% of the values at risk, earthquake insurance in amounts and in form and substance satisfactory to Landlord in the event that any Leased Property is located in an area with a high degree of seismic activity (i.e. Zone 1 or Zone 2), provided that the insurance pursuant to clauses (y) and
(z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this SECTION 14.1.1. With respect to flood hazard insurance, Tenant must provide evidence that the Leased Property not covered by flood insurance is not located in an area designated by the Federal Emergency Management Agency as an area having special flood hazards (i.e. Zone A and V). Tenant must promptly notify Landlord if Tenant has knowledge that any Leased Property is in a flood zone.

                  14.1.2. Commercial general liability insurance against claims for personal injury, bodily injury, death or damage to the Leased Properties occurring upon, in or about each Leased Property, such insurance (A) which may be on a "claims-made" form with a combined limit, excluding any excess coverage, of not less than One Million and No/100 Dollars ($1,000,000.00) per claim with a minimum Three Million and No/100 Dollars ($3,000,000.00) per location aggregate and a minimum Five Million and No/100 Dollars ($5,000,000.00) general aggregate with respect to any Leased Property located in Florida or Texas and with respect to Leased Properties located in any other state, not less than Two Million and No/100 Dollars ($2,000,000) per claim with a minimum Five Million and No/100 Dollars ($5,000,000.00) general aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Landlord by reason of changed economic conditions making such protection inadequate; (C) to cover at least the following: (1) premises and operations; (2) products and completed operations on an "if any" basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; (5) contractual liability covering indemnities, if any, given by Tenant contained in the Facility Mortgage, if any, applicable to the Leased Property, to the extent the same is available; (6) broad form property damage; (7) personal injury (including death resulting therefrom); (8) healthcare professional liability and (9) a liquor liability endorsement if alcoholic beverages are sold at any Leased Property; and (D) providing for a deductible or self insured retention of not in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) for any Leased Property located in Florida or Texas and not in excess of Two Million and No/100 Dollars ($2,000,000) for any Leased Property located in any other state without Landlord's prior written consent.

                  14.1.3. Business interruption insurance and/or loss of rental income insurance (A) with loss payable to Landlord (provided that, so long as no Event of Default has occurred and Landlord determines in its reasonable discretion that the proceeds generated from the remaining term of such insurance will be sufficient to carry the applicable Leased Property through reconstruction and stabilization, Landlord shall return to Tenant any amounts of such business interruption insurance proceeds in excess of rent allocable to the Leased Property for which such proceeds are applicable for the applicable period); (B) covering all risks required to be covered by the insurance provided for in SECTION 14.1.1 above and SECTION 14.1.11 below; (C) in an amount sufficient to avoid any co-insurance penalty and to provide proceeds that will cover a period of not less than eighteen (18) months from the date of casualty or loss; (D) containing an extended period of indemnity endorsement that provides that after the physical loss to the applicable Leased Property has been repaired, the continued loss of income will be insured until such income returns to the same level it was prior to the loss, or the expiration twelve (12) months from the date of the repair, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of business interruption coverage shall be an annual aggregate amount equal to the projected gross revenue from the Leased Properties (less non-recurring expenses), assuming the aggregate occupancy at the Facilities equals ninety-five percent (95%). The amount of business interruption coverage shall be adjusted annually by

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

Landlord to reflect the projected gross revenue during the succeeding eighteen
(18) month period. The perils covered by this insurance shall be the same as those required to be covered on the Leased Property, including flood, terrorism and earthquake, if necessary.

                  14.1.4. At all times during which Alterations or structural construction or repairs are being made with respect to any of the Leased Improvements, and only if the Leased Properties' coverage form does not otherwise apply, (A) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in SECTION 14.1.1 above written in a so-called builder's risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to SECTION 14.1.1 above, (3) including permission to occupy the Leased Properties, and (4) with an agreed amount endorsement waiving co-insurance provisions.

                  14.1.5. Workers' compensation, subject to the statutory limits of the State in which the applicable Leased Property is located, and employer's liability insurance with a limit of at least One Hundred Thousand and No/100 Dollars ($100,000.00) per accident and per disease, per employee, and Five Hundred Thousand and No/100 Dollars ($500,000.00) aggregate in respect of any work or operations on or about any Leased Property, or in connection with any Leased Property or its operation (if applicable).

                  14.1.6. Broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery, and equipment located in, on or about any Leased Property (including "system breakdown coverage") in an amount equal to or greater than the repair and full replacement cost of such equipment and insurance against loss of occupancy or use arising from any breakdown of such equipment on a so-called "accident basis" and in such amounts as are generally required by institutional lenders for properties comparable to the Leased Properties.

                  14.1.7. Umbrella liability insurance in addition to primary coverage under SECTION 14.1.2 in an amount not less than Twenty Million and No/100 Dollars ($20,000,000) per occurrence for motor vehicle liability and employer's liability on terms that cover all claims typically covered by an excess liability policy.

                  14.1.8. Motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00).

                  14.1.9. If alcoholic beverages are sold at any Leased Property, so-called "dramshop" insurance or other liability insurance required in connection with the sale of alcoholic beverages.

                  14.1.10. Insurance against employee dishonesty in an amount not less than six (6) months of gross revenue from the Leased Properties and with a deductible not greater than Twenty-five Thousand and No/100 Dollars ($25,000.00).

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

                  14.1.11. If the insurance required under SECTION 14.1.1 above excludes coverage for acts of terrorism, Tenant shall provide terrorism insurance coverage in an amount equal to Full Replacement Cost of the Leased Properties unless such terrorism insurance coverage is (i) waived by Landlord,
(ii) unable to be procured from any carrier of such insurance, or (iii) not available at commercially reasonable rates and not being carried by owners or operators of similarly situated properties.

                  14.1.12. Such other reasonable insurance and in such reasonable amounts as Landlord, from time to time may reasonably request against such other insurable hazards or casualties that at the time are commonly insured against for property similar to the Leased Properties located in or around the region in which the Leased Properties are located including, without limitation, wind, sinkhole, mine subsidence and environmental insurance, due regard being given to the height and type of the applicable Leased Property, construction, location, use and occupancy.

                  14.1.13. In the event that any insurance in amounts, covering risks and/or with deductibles required under SECTION 14.1.2 AND SECTION 14.1.12 is not available at commercially reasonable rates in the insurance market for properties similar to the Leased Properties and is not maintained by owners or operators of similarly situated properties, Tenant may maintain insurance under
SECTION 14.1.2 AND SECTION 14.1.12 in amounts, covering such risks and subject to deductibles reasonably acceptable to Landlord and any Facility Mortgagee.

            14.2. POLICIES; CERTIFICATES. All insurance provided for in SECTION
14.1 above shall be obtained under valid and enforceable policies (the "POLICIES") and, to the extent not specified above, shall be subject to the approval of Landlord as to deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Landlord, Accord 25S certificates for all liability insurance policies and Accord 28 certificates for all property insurance policies evidencing the Policies accompanied by evidence satisfactory to Landlord of payment of the premiums then due thereunder (the "INSURANCE PREMIUMS"), shall be delivered by Tenant to Landlord. The Cancellation Clause disclaimer (... endeavor to ... but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives) must be deleted from the Accord 25S. Tenant shall deliver original Policies to Landlord within ninety (90) days of the date hereof and thereafter upon request. All Policies must have a term of not less than one (1) year. All Insurance Premiums on all policies may not be financed, but, rather, must be paid annually in advance unless otherwise approved by Landlord. In the event insurance certificates are issued which do not meet all of the requirements set forth above, but are otherwise in a form satisfactory to Landlord, then the Tenant's insurance agent will be required to execute the previously provided Certificate of Insurance Agent certifying that policies have been issued and are in full force and effect which satisfy all of Landlord's requirements (including 30 days notice to Landlord prior to cancellation) notwithstanding that such requirements could not be evidenced on the insurance certificates.

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

            14.3. BLANKET POLICIES. Any blanket Policy shall specifically allocate to each Leased Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Leased Property in compliance with the provisions of SECTION 14.1. Landlord reserves the right to review from time to time the claims history and reserves held with respect to any such blanket Policy.

            14.4. ADDITIONAL INSURED. All Policies provided for or contemplated by SECTION 14.1 above, except for the Policy referenced in SECTION 14.1.5, shall name each applicable Tenant as the insured and Landlord and any Facility Mortgagee and its/their successors and/or assigns as the additional insureds, as its/their interests may appear, and in the case of property damage, business interruption, terrorism, if any, boiler and machinery, flood and earthquake insurance, each shall name Landlord as loss-payee and contain a so-called New York standard non-contributing mortgagee clause in favor of any Facility Mortgagee, as applicable, providing that the loss thereunder shall be payable to Landlord or such Facility Mortgagee, as applicable.

            14.5. POLICY REQUIREMENTS. All Policies of insurance provided for in
SECTION 14.1 shall contain clauses or endorsements to the effect that:

            (i) no act or negligence of Tenant or any Tenant Party, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Landlord or any Facility Mortgagee is concerned;

            (ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days' written notice to Landlord, any Facility Mortgagee and any other party named therein as an additional insured;

            (iii) neither Landlord nor any Facility Mortgagee shall be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

            (iv) to the extent available at commercially reasonable rates, a waiver of subrogation rights as to Landlord and any Facility Mortgagee.

            (v) The "all risk" property insurance, Boiler and Machinery Insurance, Flood Insurance, if any, and Builder's Risk Insurance Policies shall also contain: (i) a standard "non-contributory mortgagee" endorsement or its equivalent relating, inter alia, to recovery by Landlord notwithstanding the negligent or willful acts or omission of Tenant, and (ii) an endorsement providing for deductibles per loss of an amount not more than that which its customarily maintained by prudent owners of similar properties in the general vicinity of the Property, but in no event in excess of $100,000 (with the exception of flood, wind, earthquake, and any other catastrophic-related coverages that are not customarily included in standard property insurance policies).

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

            (vi) Coverage that is provided under a blanket insurance policy must be satisfactory to Landlord and must detail the allocated coverage amounts, deductibles, property location (street address, city and state), total insurable value and per occurrence limits for each covered property for each type of coverage that is provided.

            (vii) If due to current market conditions, the deductibles set forth herein are not available, Tenant shall obtain Landlord's consent for any higher deductibles.

            14.6. EVIDENCE OF COMPLIANCE. If at any time Landlord is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Landlord shall have the right, with prior or simultaneous notice to Tenant, to take such action as Landlord deems necessary to protect its interest in the Leased Properties, including, without limitation, the obtaining of such insurance coverage as Landlord in its sole discretion deems appropriate and all premiums incurred by Landlord in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Tenant to Landlord upon demand and shall bear interest at the Overdue Rate until paid.

            14.7. FORECLOSURE; TRANSFER. In the event of foreclosure of any Facility Mortgage or other transfer of title to any Leased Property, all right, title and interest of the applicable Tenant in and to rights related to the Policy or Policies, as applicable, issued for coverage pursuant to SECTION
14.1.1 for events covered by such Policy or Policies, as applicable, that occurred prior to the date of transfer of title concerning the Leased Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Landlord, Facility Mortgagee or other transferee in the event of such other transfer of title.

            14.8. INSURANCE COMPANY. The Policies shall be issued by one or more domestic primary insurance companies, duly qualified in the jurisdictions where the Leased Properties are located and rated A: VII or better by A.M. Best and having a claims-paying ability of at least "A-" or its equivalent by each of the Rating Agencies, or by a syndicate of insurers through which at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having such claims-paying ability ratings (provided that all such carriers shall have claims-paying ability ratings of not less than "BBB" or the equivalent by each of the Rating Agencies).

            14.9. STATE LAW COMPLIANCE. Tenant shall at all times be in compliance, and carry the insurance required under the laws of the state in which each Leased Property is located.

      15. DAMAGE AND DESTRUCTION.

            15.1. NOTICE OF CASUALTY. If any Leased Property shall be destroyed, in whole or in part, or damaged by Casualty, Tenant shall give prompt written notice thereof to Landlord and any Facility Mortgagee, in no event more than five (5) Business Days after the occurrence of a Casualty. Within fifteen (15) days after the occurrence of a Casualty, or as soon thereafter as such information is reasonably available to Tenant, Tenant shall provide the following information to Landlord: (i) the date of the Casualty; (ii) the nature of the Casualty; (iii) a description of the damage or destruction caused by the Casualty, including, but not limited to, the type of Leased Property damaged, the area of the Leased Improvements damaged and the general extent of such damage; (iv) a preliminary estimate of the cost to repair, rebuild, restore or replace the Leased Property; (v) a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the Leased Property; (vi) a description of the anticipated property insurance claim, including, but not limited to, the name of the insurer, the insurance coverage limits, the deductible amounts, the expected settlement amount and the expected settlement date; and (vii) a description of the business interruption claim, including, but not limited to, the name of the insurer, the insurance coverage limits, the deductible amounts, the expected settlement amount and the expected settlement date. Tenant shall provide Landlord with copies of any and all material correspondence to and from the insurance provider within five (5) Business Days after Tenant's receipt or submission thereof and provide any other information reasonably requested by Landlord.

            15.2. TENANT'S TERMINATION RIGHT. Except as otherwise set forth herein, if a Facility is substantially damaged or destroyed or rendered Unsuitable For Its Primary Intended Use by a Casualty at any time during the last two (2) Lease Years of the Initial Term or any Extended Term, Tenant may elect to terminate this Lease with respect to the Leased Property on which such Facility is located by providing written notice to Landlord within ninety (90) days of the date upon which Tenant notifies Landlord of the Casualty, which termination shall be effective as of the date of Landlord's receipt of such notice. If Tenant elects to terminate, then Landlord shall receive any and all of the insurance proceeds payable by reason of the Casualty (the "CASUALTY INSURANCE PROCEEDS") and Tenant shall immediately pay to Landlord an amount equal to the sum of (a) any uninsured deductible plus (b) the positive difference, if any, between the (i)Minimum Option Price minus (ii) the sum of
(x) the Casualty Insurance Proceeds and (y) any uninsured deductible, and as of the date of such termination, the applicable Leased Property shall be deleted from this Lease and the provisions of SECTION 17.9 governing a deletion of a Leased Property after Casualty shall be applicable. If Tenant does not elect to terminate, then, subject to Landlord's rights to terminate in SECTIONS 15.3 below, Tenant shall promptly rebuild and restore the Leased Property in accordance with SECTION 15.5 below and Landlord shall make the Casualty Insurance Proceeds available to Tenant for such restoration only pursuant to, and in accordance with, SECTION 15.4 below. The term "substantially damaged or destroyed" means any Casualty resulting in the loss of use of fifty percent (50%) or more of the Units at the Facility located on the relevant Leased Property or that would cost more than fifty percent (50%) of the value of the Leased Improvements to restore.

            15.3. LANDLORD'S TERMINATION RIGHT. If a Facility is substantially damaged or destroyed or rendered Unsuitable For Its Primary Intended Use by a Casualty at any time, Landlord may elect to terminate this Lease with respect to the Leased Property on which such Facility is located in the event that: (i) the applicable Facility Mortgagee has applied or notified Landlord that it shall apply, any Casualty Insurance Proceeds received by it in connection with such Casualty to the indebtedness held by it rather than disbursing to Landlord, or
(ii) in Landlord's reasonable determination, the pro forma EBITDA of the Leased Property for the

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

twelve (12) months commencing upon the Facility obtaining a ninety (90%) occupancy rate ("STABILIZATION") would be materially less than the EBITDA (calculated on a trailing twelve (12) month basis) immediately prior to such Casualty, or (iii) in Landlord's reasonable determination, the Fair Market Value of the Leased Property at Stabilization would be less than the amount of available Casualty Insurance Proceeds with respect to such Leased Property; or
(iv) the Casualty has occurred in the last eighteen (18) months of the Initial Term or any Extension Term and Tenant has not elected to extend the applicable Term as provided in SECTION 1.4 hereof (or does not elect to extend the applicable term as provided in SECTION 1.4 within thirty (30) days following the occurrence of such Casualty), or (v) an event of default (as defined in the Guaranty) exists under the Guaranty. In the event Landlord terminates this Lease in accordance with the preceding sentence, Tenant shall have the option to purchase the applicable Leased Property, subject to any restrictions on transfer contained in any Existing Debt Documents or Tenant's assumption of the debt , at a purchase price which shall be the greater of (i) the Fair Market Value of the Leased Property as determined in accordance with SECTION 43.2 of this Lease (provided the Leased Property shall be appraised in its damaged or destroyed state), or (ii) the Minimum Option Purchase Price minus the sum of (a) any Casualty Insurance Proceeds plus any deductible actually paid by Tenant to Landlord as herein provided, paid to Landlord or any Facility Mortgagee in connection with such Casualty and (b) the amount of the Existing Debt assumed by Tenant. Except as otherwise provided in the preceding sentence, Tenant's purchase option in this SECTION 15.3 shall be upon the terms and conditions as set forth in EXHIBIT "E" hereto. In order to terminate this Lease in these circumstances, Landlord must provide written notice to Tenant within thirty (30) days of the date that the amount of Casualty Insurance Proceeds to be paid on account of the Casualty is agreed to by Landlord, Tenant, and the insurance company, which termination shall be effective as of the date of Tenant's receipt of such termination notice. If Landlord elects to terminate, then Landlord shall receive any Casualty Insurance Proceeds and Tenant shall immediately pay to Landlord an amount equal to any uninsured deductible, and as of the date of such termination, the applicable Leased Property shall be deleted from this Lease and the provisions of SECTION 17.9 governing a deletion of a Leased Property after Casualty shall be applicable. If Landlord does not elect to terminate, then Tenant shall promptly rebuild and restore the Leased Property in accordance with
SECTION 15.5 below and Landlord shall make the Casualty Insurance Proceeds available to Tenant for such restoration only pursuant to, and in accordance with, SECTION 15. 6 below. Notwithstanding anything contained in SECTION 15 hereof, Tenant shall remain liable for any uninsured portion of any Casualty in the event this Lease is terminated as to the applicable Leased Property pursuant to SECTION 15 hereof.

            15.4. INTENTIONALLY OMITTED.

            15.5. RESTORATION

                  15.5.1. COMMENCEMENT OF RESTORATION. Promptly following the occurrence of any Casualty, unless this Lease is terminated in accordance with SECTIONS 15.2 and 15.3 above, Tenant shall furnish to Landlord complete plans and specifications (the "RESTORATION PLANS AND SPECIFICATIONS") describing the work Tenant intends to undertake to repair or restore the applicable Leased Property (the "WORK") for Landlord's approval, which approval shall not be unreasonably withheld. The Restoration Plans and Specifications shall be prepared in accordance with good and customary construction and design practices and bear the signed approval thereof by an architect licensed to do business in the State where the applicable Leased Property is located and shall be accompanied by a written estimate from the architect containing the projected cost of completing the Work. The Restoration Plans and Specifications shall contemplate Work of such nature, quality and extent that, upon the completion thereof, the Leased Property shall be at least equal in value and general utility to its value and general utility prior to the Casualty and shall be adequate to operate the applicable Facility(ies) for its Primary Intended Use. Tenant shall satisfy all of the terms and conditions set forth in SECTIONS 11.2.1 through 11.2.4 hereof relative to Alterations as to the Work and the Restoration Plans and Specifications.

                  15.5.2. PERMITS. Prior to the commencement of the Work, Tenant shall furnish to Landlord certified or photostatic copies of all permits and contracts required by any and all applicable Legal Requirements or Insurance Requirements in connection with the commencement and conduct of the Work.

                  15.5.3. CONDUCT OF WORK. Upon satisfaction of the requirements set forth in SECTION 15.5.1 and SECTION 15.5.2 above, Tenant shall perform the Work diligently and in a good, workmanlike and lien-free (subject to Tenant's rights of contest set forth in SECTION 13) fashion, in accordance with (i) the Restoration Plans and Specifications; (ii) the permits and contracts referred to in SECTION 15.5.2 above; and (iii) all applicable Legal Requirements and other requirements of this Lease.

            15.6. DISBURSEMENT OF INSURANCE PROCEEDS. Tenant shall use commercially reasonable efforts to complete the Work on or prior to the estimated completion date provided by its architect. If Landlord is required or elects to apply any Casualty Insurance Proceeds toward repair or restoration of the applicable Facility, provided Tenant is diligently performing the Work in accordance with this Lease, Landlord shall disburse such Casualty Insurance Proceeds as and when required by Tenant in accordance with normal and customary practice for the payment of a general contractor in connection with construction projects similar in scope and nature to the Work, including, at Landlord's option, the withholding of 10% of each disbursement of such Casualty Insurance Proceeds until the Work is completed as evidenced by a temporary or permanent certificate of occupancy or similar evidence issued upon an inspection by the applicable Governmental Authority and proof has been furnished to Landlord that no lien or liability has attached or will attach to the applicable Leased Property or to Landlord in connection with the Work. Upon the completion of the Work and the furnishing of such proof, the balance of the Casualty Insurance Proceeds payable to Tenant on account of the Work shall be paid to Tenant as and when the terms of SECTIONS 15.5.1 through 15.5.3 have been complied with. Prior to any final disbursement of Casualty Insurance Proceeds, Tenant shall satisfy all of the conditions set forth in SECTIONS 11.2.5 through 11.2.9 relative to Alterations as to the Work, as well as provide evidence reasonably satisfactory to Landlord that any amounts required to be paid by Tenant in connection with such Work pursuant to SECTION 15.7 below have been paid in full. Notwithstanding anything contained herein to the contrary, any Facility Mortgagee may retain and disburse the Casualty Insurance Proceeds and Tenant shall comply with the requests and requirements of such Facility Mortgagee in connection with the Work and the disbursement of Casualty Insurance Proceeds.

            15.7. INSUFFICIENT PROCEEDS/RISK OF LOSS. If the Casualty Insurance Proceeds are not sufficient to pay the costs of the Work in full, Tenant shall nevertheless remain responsible, at its sole cost and expense, to complete the Work. Tenant expressly assumes all risk of loss, including, without limitation, a decrease in the use, enjoyment or value of the Leased Property from any Casualty whatsoever, whether or not insurable or insured against. Tenant shall pay any insurance deductible and any other uninsured Losses.

            15.8. EXCESS PROCEEDS. Provided no Event of Default exists and this Lease is not terminated pursuant to SECTION 15 with respect to the Leased Property on which the applicable Facility is located, Tenant shall be entitled to any amount by which the Casualty Insurance Proceeds exceed the amount necessary to complete the Work, which excess Casualty Insurance Proceeds shall be promptly paid by Landlord to Tenant only following the disbursement of Casualty Insurance Proceeds necessary to complete the Work in accordance with
SECTION 15.6.

            15.9. LANDLORD'S INSPECTION. During the progress of the Work, Landlord and Landlord's Representatives may, from time to time, inspect the Work and the Leased Property. If, during such inspection or otherwise, Landlord and Landlord's Representatives determine that the Work is not being done in accordance with the Restoration Plans and Specifications, this Lease or any Legal Requirements, upon receipt by Tenant from Landlord of a written notice setting forth in reasonable specificity and detail any defect in the Work, Tenant will cause corrections to be made to any such defect.

      16. CONDEMNATION.

            16.1. PARTIES' RIGHTS AND OBLIGATIONS. If during the Term there is any Condemnation of all or any part of any Leased Property, the rights and obligations of the parties shall be determined by this SECTION 16.

            16.2. TOTAL TAKING. If any Leased Property is totally taken by Condemnation, this Lease shall terminate as to such Leased Property on the Date of Taking, in which event the provisions of SECTION 17.9 governing the deletion of one or more Leased Properties from this Lease upon a Condemnation shall apply. In the event of a total taking by Condemnation of any Leased Property, the Award shall be solely the property of Landlord, whether such damages shall be awarded as compensation for diminution in value of the leasehold or the fee estate of the Premises, provided, however, Tenant shall be entitled to any damages specifically attributable to reasonable removal and relocation costs included in the Award.

            16.3. PARTIAL TAKING. If any portion of any Leased Property is taken by Condemnation, this Lease shall remain in effect as to such Leased Property if the Facility(ies) located thereon is not thereby rendered Unsuitable For Its Primary Intended Use as reasonably determined by Landlord, but if the Facility(ies) is/are thereby rendered Unsuitable For Its Primary Intended Use, this Lease shall terminate as to such Leased Property on the Date of Taking, in which event the provisions of
SECTION 17.9 governing the deletion of one or more Leased Properties from this Lease upon a Condemnation shall apply. If, as a result of any such partial taking by Condemnation, this Lease is not terminated as provided above, Tenant's obligation to make payments of Rent and to pay all other charges required under this Lease shall remain unabated during the Term notwithstanding such Condemnation, provided the Fixed Rent shall be reduced proportionally based on the number of Units, if any, taken in such Condemnation. In the event of any partial taking by Condemnation of any Leased Property, the entire Award shall belong to and be paid to Landlord, except that, subject to the rights of any Facility Mortgagees, Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, the following: (i) a sum specifically attributable to Tenant's Personal Property and any reasonable removal and relocation costs included in the Award; and (ii) a sum specifically attributable to the cost of restoring the Leased Property in accordance with
SECTION 16.4 hereof; and (iii) a sum specifically attributable to the interruption of business operations, which sum, if and to the extent received by Landlord, shall be credited against payments of Rent and other charges due from Tenant to Landlord under this Lease.

            16.4. RESTORATION. If there is a partial taking by Condemnation of any Leased Property and this Lease remains in full force and effect pursuant to
SECTION 16.3, Tenant at its cost shall accomplish all necessary restoration, which restoration activities shall be performed in accordance with the terms and conditions applicable to Work under SECTION 15.

            16.5. TEMPORARY TAKING. The taking of any Leased Property, or any part thereof, by military or other public authority shall constitute a taking by Condemnation only when the use and occupancy by the Condemnor has continued for longer than four (4) months. During any such four (4) month period, all the provisions of this Lease shall remain in full force and effect and Rent shall continue without abatement or reduction, provided the Award payable in connection with such temporary taking shall be paid to and belong solely to Tenant.

            16.6. INTENTIONALLY OMITTED.

      17. DEFAULT.

            17.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT" under this Lease:

                  17.1.1. PAYMENT DEFAULT. Tenant fails to make payment of the Rent or any other sum payable under or pursuant to the terms of this Lease when the same becomes due and payable and such failure is not cured within five (5) days after the date due.

                  17.1.2. CERTAIN COVENANT DEFAULTS. Tenant fails to observe or perform any term, covenant or agreement on its part to be performed or observed pursuant to

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

SECTION 8.1.11, SECTION 8.2.7, SECTION 8.2.8, SECTION 12, item (f) of SECTION 13, SECTION 14.1, or SECTION 14.2.

                  17.1.3. GENERAL COVENANT DEFAULTS. Tenant fails to observe or perform any term, covenant or condition of this Lease not specifically provided for in this SECTION 17.1 and such failure is not cured within a period of thirty
(30) days after receipt of notice from Landlord; provided if such failure cannot be cured within such 30-day period, and Tenant is diligently prosecuting such cure, such period shall be continued for an additional sixty (60) days.

                  17.1.4. INTENTIONALLY OMITTED.

                  17.1.5. INTENTIONALLY OMITTED.

                  17.1.6. REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by or on behalf of Tenant under or in connection with this Lease or any document, financial statement, certificate or agreement delivered by or on behalf of Tenant in connection with this Lease (including, but not limited to, any Officer's Certificate or Estoppel Certificate) proves to have been false or misleading in any material respect on the day when made or deemed made.

                  17.1.7. BANKRUPTCY. Any Tenant, any Other Tenant, any Guarantor, any Property Manager : (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any bankruptcy, reorganization or insolvency act;
(iii) makes an assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver for itself or for the whole or any substantial part of its property; or (v) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof.

                  17.1.8. BANKRUPTCY PETITION. Any petition is filed by or against any Tenant, any Other Tenant, Property Manager or Guarantor under federal bankruptcy laws, or any other proceeding is instituted by or against any Tenant, any Other Tenant, Property Manager or Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any Tenant, any Other Tenant, Property Manager or Guarantor or for any substantial part of the property of any Tenant, any Other Tenant, Property Manager or Guarantor and such proceeding is not dismissed within sixty (60) days after institution thereof, or any Tenant, any Other Tenant, Property Manager or Guarantor shall take any action to authorize or effect any of the actions set forth above in this SECTION 17.1.8.

                  17.1.9. LIQUIDATION. Any Tenant, any Other Tenant, Property Manager or Guarantor is liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution.

                  17.1.10. LEVY. The estate or interest of any Tenant in any Leased Property or any part thereof is levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of sixty (60) days after commencement thereof or thirty (30) days after receipt by such Tenant of notice thereof from Landlord or any other Person (unless such Tenant shall be contesting such lien or attachment in good faith in accordance with SECTION 13 hereof).

                  17.1.11. RECEIVER. Any receiver, trustee, custodian or other similar official is appointed for any Tenant, any Guarantor, any Property Manager or any of the Facilities and any such appointment is not dismissed within sixty (60) days after the date of such appointment and prior to the entry of a final, unappealable order approving such appointment.

                  17.1.12. FINAL UNAPPEALABLE DETERMINATION. If a final unappealable determination shall have been made by any applicable Governmental Authority of any Tenant's non-compliance with Legal Requirements applicable to any Facility, or of the revocation of any Authorization required for the operation of any Facility for its Primary Intended Use, or any other circumstances under which any Tenant is required by a final unappealable determination of any such Governmental Authority to cease operations of such Leased Property for its Primary Intended Use.

                  17.1.13. INTENTIONALLY OMITTED.

                  17.1.14. INTENTIONALLY OMITTED.

                  17.1.15. MATERIAL FINES. Any Leased Property is assessed material fines or penalties by any state or any health, reimbursement, licensing or similar agency having jurisdiction over any Tenant or any Leased Property that is either (i) not paid promptly and in all cases prior to the due date of such fine or (ii) not being properly contested in accordance with SECTION 13 herein.

                  17.1.16. INTENTIONALLY OMITTED.

                  17.1.17. CESSATION OF OPERATIONS. Any Facility ceases operations except due to a Casualty or Condemnation in accordance with this Lease.

                  17.1.18. REPORTING OBLIGATIONS. (a) Any Tenant fails to observe or perform any term, covenant or other obligation of Tenant set forth in
SECTION 8.2.5 hereof and such failure is not cured within a period of ten (10) Business Days after the date such term, covenant or obligation was to be performed by Tenant, or (b) or any Tenant fails to observe or perform any term, covenant or other obligation of Tenant set forth in SECTION 25 hereof and such failure is not cured within a period of five (5) Business Days after the receipt of written notice from Landlord specifying such failure.

                  17.1.19. OTHER AGREEMENTS; CROSS DEFAULTS. A material default shall have occurred under any other material agreement between Landlord (or any of its Affiliates) and Tenant or any Other Tenant, including but not limited to, the Other Leases beyond applicable notice and cure periods.

                  17.1.20. LEASE GUARANTY. An event of default (as defined in the Lease Guaranty) shall have occurred under the Lease Guaranty.

            17.2. REMEDY ELECTION. Upon the occurrence of any Event of Default, Landlord may, at its option and by written notice to Tenant, terminate this Lease (i) as to the Premises, , or (ii) as to the Leased Property(ies) that is/are the subject of such Event of Default, upon receipt of which notice by Tenant, Tenant shall have no right to cure the Event of Default in question, all rights of Tenant under this Lease shall cease as to such Leased Property(ies) and, if the Leased Property(ies) so specified is/are less than all of the Premises, the provisions of SECTION 17.9 shall apply. Notwithstanding any Limited Termination Election, Tenant shall pay, as Additional Rent, all Litigation Costs as a result of any Event of Default hereunder. Landlord shall have all rights at law and in equity available to Landlord as a result of an Event of Default or Tenant's breach of this Lease. As to any Event of Default, Landlord may elect, in its sole discretion, to (i) exercise its rights pursuant to SECTION 37 relative to an Operational Transfer by delivering a Transition Notice to Tenant as to any or all Leased Property(ies) that is/are the subject of an Event of Default; and/or (ii) terminate (a "LIMITED TERMINATION ELECTION") this Lease as to less than the maximum amount of Leased Properties to which Landlord is entitled to terminate as set forth above (the Leased Property(ies) as to which Landlord terminates this Lease, the "TERMINATED LEASE PROPERTIES"). Without limitation of the foregoing, if Landlord makes a Limited Termination Election, the provisions of SECTION 17.9 governing a deletion of one or more Leased Properties from this Lease shall apply to the Terminated Lease Properties; provided, however, that the deletion of such Terminated Lease Properties from this Lease shall be absolutely without limitation of each Tenant's continuing obligation (on a joint and several basis) for the damages and other amounts owing on account of the Event of Default giving rise to the deletion herefrom of the Terminated Lease Properties and/or the termination of this Lease as to the Terminated Lease Properties.

            17.3. CERTAIN REMEDIES. If an Event of Default shall have occurred, Tenant shall, if and to the extent required by Landlord so to do, immediately surrender to Landlord the Leased Property(ies) specified by Landlord and as to which the Lease has been or may be terminated pursuant to SECTION 17.2 and Landlord may enter upon and repossess such Leased Property(ies) by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and all personal property from such Leased Property(ies) subject to the rights of any Occupants and to any requirement of law.

            17.4. DAMAGES. To the extent permitted by law, neither (a) the termination of this Lease pursuant to SECTION 17.2, (b) the repossession of any or all of the Leased Properties or any portion thereof, (c) the failure of Landlord to relet any or all of the Leased Properties or any portion thereof, (d) the reletting of any or all of the Leased Properties or any portion thereof, (e) the failure of Landlord to collect or receive any rentals due upon any such reletting, nor (f) the election by Landlord not to terminate the Lease but rather to seek all damages provided at law or in equity, shall relieve Tenant of any of its liabilities or obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination of this Lease (or any termination of this Lease as to less than all of the Leased Properties in the event of a Limited Termination Election or the election by Landlord not to terminate this Lease as to such Leased Properties, but rather to pursue its damages at law or in equity), without limitation of SECTION 17.5 and SECTION 19 below, Tenant shall forthwith pay to Landlord, at Landlord's option, as liquidated damages with respect to Rent for the Premises (or the Terminated Lease Properties in the event of any Limited Termination Election), either:

            (A) the sum of: (i) the unpaid Rent that had been earned at the time of termination (or the unpaid Rent as to the Terminated Lease Properties in the event of a Limited Termination Election), which Rent shall bear interest at the Overdue Rate from the date of such termination until paid; and (ii) (a) the then net present value (computed using a discount rate equal to the Prime Rate) of the amount of unpaid Rent (or the unpaid Rent as to the Terminated Lease Properties in the event of a Limited Termination Election) for the balance of the Term not previously collected pursuant to clause (B) below following the date of termination less (b) with respect to each Terminated Lease Property, the reduction required by the applicable laws of the State in which the applicable Leased Property(ies) is located, or

            (B) each installment of Rent hereof and other sums payable hereunder (or such Rent and other sums as to the Terminated Lease Properties in the event of a Limited Termination Election) as the same become due and payable, to the extent that such Rent and other sums exceed the rent and other sums actually collected by Landlord for the corresponding period pursuant to any reletting (without any obligation or deemed obligation on the part of Landlord to mitigate damages except as provided in SECTION 17.6) of the Premises (or the Terminated Properties in the event of a Limited Termination Election).

            Subject to SECTION 17.6, notwithstanding anything contained herein to the contrary, to the extent permitted by law, in the event Landlord elects damages pursuant to clause (A) or clause (B) above, Landlord may subsequently elect to collect damages pursuant to the other of clause (A) or (B) above. In case of any Event of Default Landlord may, with or without terminating this Lease, (x) relet any or all of the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms that may, at Landlord's option, be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to relet the same, and (y) make such reasonable alterations, repairs and decorations in the applicable Leased Property(ies) or any portion thereof as Landlord, in its sole judgment, considers advisable or necessary for the purpose of reletting the applicable Leased Property(ies); and such reletting and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to relet any Leased Property, or, in the event that any Leased Property is relet, for failure to collect the rent under such reletting. To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant's being evicted or dispossessed, or in the event of Landlord's obtaining possession of any Leased Property, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or any other Event of Default.

            17.5. WAIVER. If this Lease is terminated pursuant to this SECTION 17, whether in whole or, in the case of any Limited Termination Election, in part, Tenant waives, to the maximum extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, (b) any right to a trial by jury in the event of proceedings to enforce the remedies set forth in this SECTION 17, and (c) the benefit of any moratorium laws or any laws now or hereafter in force exempting property from liability for rent or for debt.

            17.6. APPLICATION OF FUNDS. Notwithstanding anything to the contrary contained in this ARTICLE 17, Landlord shall mitigate its damages in accordance with the laws of the State in which the applicable Leased Property is located, and any payments or deposits received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default (including all rentals received as a result of any reletting) shall be applied to Tenant's obligations in the order which Landlord may determine or as may be prescribed by the law of the State in which the applicable Leased Property is located.

            17.7. NATURE OF REMEDIES. To the extent permitted by law, the rights and remedies of Landlord under this Lease, at law and in equity shall be cumulative and may be exercised concurrently or successively, on one or more occasions, as Landlord deems appropriate in its sole discretion, as often as occasion therefor arises. To the extent permitted by law, each such right and remedy shall be in addition to all other such rights and remedies, and the exercise by Landlord of any one or more of such rights and remedies shall not preclude the simultaneous or subsequent exercise of any or all other such rights and remedies. Without limiting the generality of the foregoing, the liquidated damages in respect of Rent provided for in clauses (A) and (B) of SECTION 17.4 hereof, and in SECTION 19 hereof, shall be payable by Tenant in addition to, and not in lieu of, any other damages suffered by Landlord in connection with any default or Event of Default by Tenant (including, without limitation, Litigation Costs and costs of reletting).

            17.8. NO MEDIATION OR ARBITRATION. Upon any Event of Default by Tenant, Landlord shall be entitled to proceed immediately to enforce its rights and remedies pursuant to this SECTION 17 and the other terms of this Lease, and neither any Event of Default, nor the rights and obligations of Tenant and Landlord under this Lease, shall be subject to mediation or arbitration of any kind.

            17.9. DELETION OF PROPERTIES. In the event that this Lease is terminated as to one or more Deleted Properties (but not all of the Premises) pursuant to SECTION 17.2 or as to one or more Leased Properties (but not all of the Premises) in connection with a Casualty or

Condemnation, the provisions of this SECTION 17.9 shall be applicable. Without necessity of any further action of the parties, this Lease shall terminate as to the Deleted Property(ies), and the Deleted Property(ies) shall be separated and removed herefrom, at such time (such date, the "PROPERTY REMOVAL DATE") as Landlord delivers written notice to Tenant exercising its termination rights pursuant to SECTION 15, SECTION 16 or SECTION 17.2 (any of the foregoing, a "DELETION NOTICE"). As of the applicable Property Removal Date, this Lease shall be automatically and ipso facto amended to: (i) delete and eliminate the Deleted Property(ies) herefrom; (ii) exclude the applicable Deleted Properties from the definition of Premises; (iii) reduce the Fixed Rent payable hereunder by the Allocated Rent applicable to all of the Deleted Properties; and (iv) SCHEDULE 2 attached hereto shall be revised to remove the Allocated Rent for all of the Deleted Property(ies). With respect to any Terminated Leased Property(ies), the terms of items (i) through (iv) above shall not limit the liability of Tenant (joint and several) (a) in case of any termination of this Lease as a result of any Event of Default, for any damages resulting from the Event of Default that resulted in the deletion of such Terminated Lease Property(ies) herefrom and (b) in case of any termination of this Lease pursuant to SECTION 15 or SECTION 16 hereof, for any obligations owed by Tenant to Landlord on account of such termination under SECTION 15 or SECTION 16 hereof. Tenant shall execute and enter into an amendment to this Lease reflecting the elimination of any Deleted Property(ies) herefrom promptly (and in any event within ten (10) Business Days) after Landlord submits such amendment to Tenant for execution.

      18. LANDLORD'S RIGHT TO CURE TENANT'S DEFAULT. If an Event of Default shall have occurred and be continuing, Landlord, without waiving or releasing any obligation of Tenant or the Event of Default, may (but shall be under no obligation to) at any time thereafter make such payments or perform such acts for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon any or each Leased Property or any portion thereof for the purpose of curing such Event of Default and take all such action thereon as, in Landlord's opinion, may be necessary or appropriate in connection with curing such Event of Default. No such entry shall be deemed an eviction of Tenant. All sums so paid or advanced by Landlord and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this SECTION 18 and in SECTION 17 above shall survive the expiration or earlier termination of this Lease.

      19. HOLDING OVER. If Tenant shall, for any reason, remain in possession of any Leased Property after the expiration or earlier termination of the Term as to such Leased Property, such possession shall, at the option of Landlord, in its sole discretion as to each such Leased Property, be as a month-to-month tenant during which time Tenant shall pay as rental each month (which rental constitutes liquidated damages with respect to Fixed Rent, and not a penalty, for the period to which it relates), 150% of the aggregate of the Fixed Rent payable by Tenant pursuant to the provisions of this Lease, in each case, with respect to the Leased Property(ies) in question (determined on the basis of the aggregate Allocated Rent of each applicable Tenant for the affected Leased Properties). During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease with respect to the Leased Property(ies) in question (including, but not limited to, its obligation to pay Additional Rent), but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the applicable Leased Property(ies). Landlord shall have the right to terminate Tenant's month-to-month tenancy at any time after giving Tenant ten (10) days' prior written notice, and at any time thereafter, Landlord may re-enter and take possession of the Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease. The terms of this SECTION 19 shall be without limitation upon any other right Landlord may have hereunder, at law or in equity, on account of any holdover with respect to the applicable Leased Property(ies). The obligations of Tenant and the rights of Landlord contained in this SECTION 19 shall survive the expiration or earlier termination of this Lease.

      20. SUBORDINATION.

            20.1. SUBORDINATION. This Lease and all rights of Tenant hereunder are subject and subordinate to all Facility Mortgages that may now or hereafter affect Landlord's interest in any Leased Property, and to all renewals, modifications, consolidations, replacements and extensions of all Facility Mortgages. This Section shall be self-operative and no further instrument of subordination shall be required; provided that in the case of any Facility Mortgage entered into by Landlord after the date hereof, so long as no Event of Default exists, the holder of such Facility Mortgage agrees not to disturb Tenant's possession of the applicable Leased Property pursuant to the terms of this Lease in the event of a foreclosure or deed in lieu thereof. In confirmation of such subordination, Tenant also agrees to execute and deliver promptly (and in any event within ten (10) Business Days) any commercially reasonable and customary agreement (in recordable form, if requested) that Landlord or any Facility Mortgagee may request to evidence such subordination.

            20.2. ATTORNMENT. If the interests of Landlord under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of a Facility Mortgage, then Tenant shall, at the option of such purchaser or assignee, as the case may be, (x) attorn to such party and perform for its benefit all the terms, covenants and conditions of this Lease on Tenant's part to be performed with the same force and effect as if such party were the landlord originally named in this Lease, or (y) enter into a New Lease with such party, as landlord, pursuant to SECTION 40 hereof for the remaining Term and otherwise on the same terms and conditions of this Lease, except that such successor landlord shall not be (i) liable for any previous act, omission, breach, default or negligence of Landlord under this Lease; (ii) subject to any counterclaim, defense or offset that theretofore shall have accrued to Tenant against Landlord; (iii) bound by any previous modification or amendment of this Lease or by any previous prepayment of more than one month's rent, unless such modification, amendment or prepayment shall have been approved in writing by the Facility Mortgagee through or by reason of which such successor landlord shall have succeeded to the rights of Landlord under this Lease or, in case of any such prepayment, such prepayment of rent has actually been delivered to such successor landlord; or (iv) liable for any security deposited pursuant to this Lease unless such security has actually been delivered to such successor landlord. Nothing contained in this SECTION 20.2 shall be construed to impair any right otherwise exercisable by any such owner, holder or lessee.

            20.3. MORTGAGEE CURE RIGHTS. If any act or omission by Landlord would give Tenant the right, immediately or after lapse of time, to cancel or terminate this Lease or to claim a partial or total eviction, or an abatement of Rent, setoff or counterclaim not otherwise expressly permitted by the terms of this Lease, or to declare a default hereunder, Tenant will not exercise any such right until (i) it has given written notice of such act or omission to each Facility Mortgagee whose name and address shall have previously been furnished to Tenant, (ii) Landlord shall have failed to cure the same after the delivery of such notice as may be herein required and within the time limits set forth in this Lease, and (iii) following the giving of such notice to each Facility Mortgagee, no Facility Mortgagee shall have remedied such act or omission (x) in the case of an act or omission that is capable of being remedied without possession of the applicable Leased Property, within the cure period available to Landlord under this Lease plus thirty (30) days; and (y) in the case of any act or omission that is incapable of being remedied without possession of the applicable Leased Property, within thirty (30) days following the date on which possession is obtained (either by such Facility Mortgagee or by a receiver in an action commenced by such Facility Mortgagee); provided such Facility Mortgagee has promptly commenced and diligently prosecuted such action.

            20.4. MODIFICATIONS. Tenant shall reasonably cooperate with Landlord to execute any modification of this Lease reasonably requested by any Facility Mortgagee or prospective Facility Mortgagee to cause the terms of this Lease to conform with customary and reasonable mortgage financing requirements, provided that such modifications (i) do not materially adversely increase the obligations of Tenant hereunder or materially diminish Tenant's rights under this Lease,
(ii) do not increase Rent payable hereunder, and (iii) are requested by any such Facility Mortgagee or prospective Facility Mortgagee only at the time of its initial loan advance or any subsequent extension of the maturity date of its loan or material modification of the terms of its loan. Tenant will not unreasonably withhold, delay or condition its consent to such modification, provided subsections (i), (ii) and (iii) above are complied with.

      21. PROPERTY COLLATERAL.

            21.1. LANDLORD'S SECURITY INTEREST. The parties intend that, if an Event of Default occurs under this Lease, Landlord will control Tenant's Personal Property so that Landlord or its designee or nominee can operate, sell or re-let each Facility for its Primary Intended Use. Accordingly, to implement such intention, and for the purpose of securing the payment and performance obligations of Tenant hereunder, Landlord and Tenant agree as follows:

            21.1.1. PROPERTY COLLATERAL. Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in, and lien upon, all of Tenant's right, title and interest in and to Tenant's Personal Property and any and all products, rents, proceeds and profits thereof in which Tenant now owns or hereafter acquires an interest or right (collectively, the

"PROPERTY COLLATERAL"). The security interests and liens granted to Landlord in this SECTION 21.1 with respect to the Property Collateral may be subordinated (in Landlord's sole discretion) to any security interest granted in connection with the financing or leasing (e.g., title retention agreements) from a Lending Institution of all or any portion of the Property Collateral; provided, however, that, in connection with such financing and/or leasing, Landlord shall furnish Tenant's financiers, and Tenant's financiers shall execute and return to Landlord, an intercreditor agreement in form and substance acceptable to Landlord in its sole discretion.

                        21.1.1.1. SECURITY AGREEMENT. This Lease constitutes a security agreement pursuant to and in accordance with the UCC covering all Property Collateral, as well as the Authorization Collateral and any other property in or against which Landlord is granted a security interest or lien by the terms of this Lease (collectively, the "LEASE COLLATERAL"), and such security agreement, and the security interests and liens created in this Lease, shall survive the expiration or earlier termination of this Lease. Tenant hereby authorizes Landlord to file such financing statements, continuation statements and other documents as may be necessary or desirable to perfect or continue the perfection of Landlord's security interests and liens in the Lease Collateral pursuant to the UCC. In addition, if required by Landlord at any time during the Term, Tenant shall execute and deliver to Landlord, in form reasonably satisfactory to Landlord, additional security agreements, financing statements, fixture filings and such other documents as Landlord may reasonably require to perfect or continue the perfection of Landlord's security interests and liens in the Lease Collateral. Upon the occurrence of an Event of Default or in connection with an Operational Transfer, Landlord shall be entitled to exercise any and all rights and remedies available to a secured party under the UCC, or available to a landlord under the laws of the State(s) where the applicable Leased Property(ies) is (are) located, with respect to the Lease Collateral, including the right to sell the same at public or private sale.

                  21.1.2. CERTAIN CHANGES. Tenant shall give Landlord at least thirty (30) days' prior written notice of any change in any Tenant's principal place of business, name, identity, jurisdiction of organization or ownership of Tenant, and any such change shall, without limitation of SECTION 24 hereof, be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld. With respect to any such change, Tenant will promptly execute and deliver such instruments, documents and notices and take such actions, as Landlord deems necessary or desirable to create, perfect and protect the security interests and liens of Landlord in the Lease Collateral.

      22. INTENTIONALLY OMITTED.

      23. INDEMNIFICATION. Notwithstanding the existence of any insurance provided for herein, and without regard to the policy limits of any such insurance, except for Losses arising solely out of any grossly negligent act or omission or any willful misconduct of Landlord, Tenant shall protect, indemnify, save harmless and defend Landlord and the Landlord Indemnified Parties from and against all Losses (including, without limitation, Litigation Costs), to the maximum extent permitted by law, imposed upon or incurred by, or asserted or alleged against,

Landlord or any Landlord Indemnified Parties by reason of: (a) any accident, injury to, or death of, persons or loss of, or damage to, property occurring on or about any Leased Property; (b) any use, misuse, non-use, condition, maintenance or repair of any Leased Property by Tenant, any Tenant Parties or anyone claiming under Tenant or any Tenant Parties; (c) any Impositions; (d) any claims for work or labor performed or materials supplied to Tenant or any Tenant Parties; (e) any breach or default under any Authorization by any Tenant (or any Facility) or any revocation of any Authorizations; (f) any negligence or misconduct on the part of Tenant or any Tenant Parties; (g) the non-performance of any of the terms and provisions of any and all existing and future subleases of any Leased Property to be performed by the subtenant thereunder; and/or (h) the claims of any broker or finder made in connection with this Lease except to the extent claiming under the written agreements of Landlord. Any amounts that become payable by Tenant under this SECTION 23 shall be paid within thirty (30) days after written demand by Landlord, and if not timely paid, shall bear interest at the Overdue Rate from the date of such demand until paid. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or any Landlord Indemnified Parties and covered by this SECTION 23 with counsel acceptable to Landlord in its reasonable discretion and shall not, under any circumstances, compromise or otherwise dispose of any suit, action or proceeding without obtaining Landlord's written consent which consent shall not be unreasonably withheld or delayed. Tenant shall have the right to control the defense or settlement of any claim provided that (A) Tenant shall first confirm in writing to Landlord that such claim is within the scope of this indemnity and that Tenant shall pay any and all amounts required to be paid in respect of such claim; and (B) any compromise or settlement shall require the prior written approval of Landlord, which approval shall not be unreasonably withheld provided Landlord (or the applicable Landlord Indemnified Parties) are irrevocably released from all liabilities in connection with such claim as part of such settlement or compromise. Landlord, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim. If Tenant does not act promptly and completely to satisfy its indemnification obligations hereunder, Landlord may resist and defend any such claims or causes of action against Landlord or any Landlord Indemnified Party at Tenant's sole cost. The terms of this SECTION 23 shall survive the expiration or sooner termination of this Lease.

      24. ASSIGNMENT; SUBLEASE.

            24.1. PROHIBITION. Other than as expressly provided in Section 24.2, Tenant shall not, either directly or indirectly, or through one or more step transactions or tiered transactions, voluntarily or by operation of law, without Landlord's prior written consent, which consent can be withheld in Landlord's sole discretion, (a) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or any Tenant's leasehold estate hereunder, (b) sublease all or any part of any Leased Property other than (i) to Occupants pursuant to Occupant Agreements entered into in the ordinary course of business and (ii) to service providers pursuant to Service Leases entered into in the ordinary course of business, which Service Leases cannot exceed for any Facility ten percent (10%) of the aggregate rentable square footage of such Facility, inclusive of the rentable square footage of all Units at such Facility; (c) engage the services of any Person for the management or operation of

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

all or any part of any Leased Property (except for the Property Manager approved as of the Commencement Date) with this Lease; (d) convey, sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of any stock, partnership, membership or other interests (whether equity or otherwise) in any Tenant or any Person(s) controlling any Tenant (provided such Person(s) are also controlled by Guarantor), if such conveyance, sale, assignment, transfer, pledge, hypothecation, encumbrance or disposition results, directly or indirectly, in a change in control of such Tenant (or of such controlling Person(s)); (e) dissolve, merge or consolidate any Tenant or any Persons controlling any Tenant with any other Person, if such dissolution, merger or consolidation, directly or indirectly, results in a change in control of such Tenant (or in such controlling Person(s)); (f) sell, convey, assign, or otherwise transfer all or substantially all of the assets of any Tenant or any Persons controlling any Tenant; (g) sell, convey, assign, or otherwise transfer any of the assets of any Tenant or any Persons controlling any Tenant; or (h) enter into or permit to be entered into any agreement or arrangement to do any of the foregoing or to grant any option or other right to any Person to do any of the foregoing (each of the aforesaid acts referred to in clauses (a) through (h) being referred to herein as a "TRANSFER").

            24.2. PERMITTED TRANSFERS. Notwithstanding the foregoing, any Tenant may, at any time and from time to time: (A) assign its interest in this Lease or sublet its interest in the applicable Leased Property to a majority owned and controlled Affiliate of Guarantor without Landlord's consent, provided (i) Tenant provides Landlord with at least ten (10) Business Days prior written notice of the proposed transfer, (ii) Guarantor remains liable under the Guaranty, (iii) Tenant, Guarantor and the applicable transferee each executes and delivers to Landlord any and all documentation reasonably required by Landlord, including a reaffirmation of the Guaranty by Guarantor and a joinder to the Lease by Tenant, and (iv) Tenant complies with the provisions of SECTION 24.3; and (B) replace the Property Manager with a majority owned and controlled Affiliate of Guarantor without Landlord's consent, provided (i) Tenant provides Landlord with at least ten (10) Business Days prior written notice of the proposed replacement, (ii) the Property Management Contract then in place does not change, except as to the identity of the Property Manager and as otherwise permitted under the terms of SECTION 8.5 of this Lease, (iii) the replacement Property Manager executes and delivers to Landlord the documentation required by
SECTION 8.5 (collectively, (A) and (B) are referred to herein as "PERMITTED TRANSFER(S)" and each such transferee under this SECTION 24.2 shall be referred to herein as a "PERMITTED TRANSFEREE").

            24.3 PERMITTED ASSIGNMENTS AND SUBLEASES. Any purported Transfer other than a Permitted Transfer made without the prior written consent of Landlord, in Landlord's sole discretion, shall be absolutely null and void. If Landlord consents to any Transfer, such Transfer and any Permitted Transfer shall not be effective and valid unless and until the applicable transferee executes and delivers to Landlord any and all documentation reasonably required by Landlord. Any consent by Landlord to a particular Transfer shall not constitute consent or approval of any subsequent Transfer, and Landlord's written consent shall be required in all such instances. No consent by Landlord to any Transfer shall be deemed to release any Tenant from its obligations hereunder and each Tenant shall remain fully liable for payment and performance of all obligations under this Lease.

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

      25. FINANCIAL STATEMENTS AND REPORTING.

            25.1. MAINTENANCE OF BOOKS AND RECORDS. Tenant shall keep and maintain, or cause to be kept and maintained, proper and accurate books and records in accordance with GAAP, and a standard modern system of accounting, in all material respects reflecting the financial affairs of each Tenant and the results from operations of each Facility. Landlord shall have the right, from time to time during normal business hours after five (5) Business Days prior oral or written notice to the applicable Tenant, itself or through any of Landlord's Representatives, to examine such books and records at the office of such Tenant or other Person maintaining such books and records and to make such copies or extracts thereof as Landlord or Landlord's Representatives shall request.

            25.2. ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within one hundred twenty (120) days after the close of each Fiscal Year, Tenant shall furnish to Landlord, in hard copy and electronic format, and presented on a consolidated and consolidating as well as on a property-by-property basis, financial statements prepared for such Fiscal Year with respect to Tenant, including a balance sheet, operating statement, statement of cash flows and any interim adjustment ledger maintained by Tenant, if any, as of the end of such Fiscal Year, together with related statements of income and members', partners' or owner's capital for such Fiscal Year, certified by an officer of Tenant. Landlord shall have the right, in its sole discretion and at its cost and expense, to have such statements audited by a "Big Four" accounting firm or a nationally recognized, independent certified public accounting firm reasonably satisfactory to Landlord, whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP, applied on a consistent basis, and shall not be qualified as to the scope of the audit or as to the status of any Tenant as a going concern; provided that if such statements are not prepared in accordance with GAAP, such report shall describe any material difference between GAAP and the method actually used. Notwithstanding the foregoing, if Landlord's audit reveals a discrepancy such that the any financial statement certified by an officer to Tenant as determined by Landlord's audit contains a variance of 5% of net operating income from the statement(s) so certified, then Tenant shall be responsible for the cost of such audit. Together with Tenant's annual financial statements, Tenant shall furnish to Landlord, in hard copy and electronic format: (i) a statement of cash flows for each Leased Property; and (ii) such other information as Landlord shall reasonably request.

            25.3. QUARTERLY INFORMATION.

                  25.3.1. FINANCIAL INFORMATION. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter (based on a Fiscal Year), Tenant shall furnish to Landlord, in hard copy and electronic format, and presented on a consolidated and consolidating as well as a property-by-property basis, quarterly and year-to-date unaudited financial statements prepared for such fiscal quarter with respect to Tenant, including a balance sheet and operating statement as of the end of such fiscal quarter, together with related statements of income, members', partners' or owner's capital, cash flows for such fiscal quarter and for the portion of the Fiscal Year ending with such fiscal quarter and any interim adjustment

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

ledger, if any, which statements shall be accompanied by an Officer's Certificate certifying that the same are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly statement shall show the separate operations of each Leased Property, including, without limitation, (1) a breakdown of Occupant Revenues and other revenues and a reasonably detailed breakdown of operating expenses and (2) census information (collectively, "CENSUS INFORMATION"). Each such quarterly report shall be accompanied by the following, in hard copy and electronic format: (i) a statement in reasonable detail showing the calculation of Net Operating Income for each Facility for the trailing four fiscal quarters, in each case, ending at the end of such fiscal quarter; (ii) a then current occupancy report for each Facility; and (iii) such other information as Landlord shall reasonably request.

                  25.3.2. INSURANCE INFORMATION. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, Tenant shall furnish to Landlord, the following reports as of such quarter end: all loss runs and material actuarial reports, studies, reviews and analysis, if any, prepared by or on behalf of Tenant and each of its subsidiaries or their insurance actuaries, quarterly and otherwise, concerning Tenant's and each of its subsidiaries' reserves for expenses relating to malpractice or professional liability and malpractice or professional liability insurance.

            25.4. CERTIFICATIONS OF COMPLIANCE. Simultaneously with the delivery of the annual and quarterly financial statements contemplated by SECTIONS 25.2 and 25.3, Tenant shall furnish to Landlord an Officer's Certificate certifying as of the date thereof (i) whether, to the best of Tenant's knowledge, there exists an event or circumstance that constitutes an Event of Default or that, with the giving of notice or the passage of time, or both, would constitute an Event of Default, and if such Event of Default or latent Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same and (ii) unless provided by Guarantor pursuant to the Guaranty, that (x) Tenant (or each Tenant, as applicable) is or is not in compliance with the covenant contained in SECTION 8.2.8 for the applicable period, and (y) a clear, reasonably detailed explanation of the calculations of the Portfolio Coverage Ratio in the form requested by Landlord.

            25.5. REPORTS OF MATERIAL ADVERSE EVENTS AND MONTHLY FINANCE REPORTS. As soon as available, and in any event within thirty (30) days after the end of each calendar month, Tenant shall furnish a report describing in reasonable detail the occurrence during such calendar month of any event that is reasonably likely to result in a Material Adverse Effect. Tenant shall, simultaneously with delivering such report, furnish, in hard copy and electronic format and presented on a consolidated and consolidating as well as a property-by-property basis, monthly and year-to-date unaudited financial statements prepared for the applicable month with respect to Tenant, including a balance sheet and operating statement as of the end of such month, together with related statements of income, members', partners' or owner's capital and cash flows for such month and for the portion of the Fiscal Year ending with such month, which statements shall be accompanied by (i) an Officer's Certificate certifying that the same are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments and (ii) a report showing, with respect to line items in the approved Annual Budget greater than or equal to $100,000, variances in such items over 10% on a line-item basis. Each monthly report shall show the separate operations of each Leased Property, including, without limitation, the Census Information for such Leased Property. Each such monthly report shall be accompanied by the following in hard copy and electronic format: (i) a statement setting forth in reasonable detail the calculation of Net Operating Income for each Facility for the trailing twelve (12) months, in each case, ending at the end of that month; (ii) then current occupancy report for each Facility; and (iii) such other information as Landlord shall reasonably request.

            25.6. REPORT OF COMPLIANCE WITH AUTHORIZATIONS. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, Tenant shall furnish to Landlord true and complete copies of a report regarding the compliance of each Facility with all Authorizations for such Facility.

            25.7. AUTHORIZATIONS. Not later than fifteen (15) days following receipt thereof, Tenant shall submit accurate and complete copies of any and all Authorizations (together with any renewals or extensions thereof) certified by Tenant as accurate and complete in an Officer's Certificate.

            25.8. QUARTERLY DEFICIENCY REPORTS. As soon as available, and in any event no later than forty-five (45) days after the end of each fiscal quarter, Tenant shall furnish to Landlord (i) the quarterly consolidated survey deficiency summary report, indicating for each Facility whether any survey, citation or report alleging any deficiency with respect to such Facility has been issued during the prior fiscal quarter and, if so, setting forth the identity of the Governmental Authority that issued such survey, citation or report, a description of the alleged deficiency and the timetable or deadline for remedying same and the applicable Tenant's plan for curing such deficiency and (ii) to the extent existing, all actuarial reports relating to all professional liability claims. Tenant shall also deliver to Landlord promptly after request therefor by Landlord any other Facility specific survey reports reasonably requested by Landlord.

            25.9. INTENTIONALLY OMITTED.

            25.10. NOTICES FROM GOVERNMENTAL AUTHORITIES. As soon as available, and in any event within ten (10) days of receipt, Tenant shall deliver to Landlord any and all written notices (regardless of form) from any Governmental Authority (i) that any Authorization for any Facility is the subject of any investigating enforcement action, revocation or suspension, or is subject to assessment for civil monetary penalties or is the subject of any overpayment claim or recoupment claim or (ii) that action is pending or being considered to revoke or suspend any Authorization or to institute enforcement actions of any kind.

            25.11. ANNUAL BUDGETS. Tenant has previously delivered to Landlord the Annual Budget for each Leased Property for the 2004 Fiscal Year. At least thirty (30) days prior to the commencement of each subsequent Fiscal Year during the Term, Tenant shall deliver to

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Landlord for approval an Annual Budget presented on a consolidated and consolidating as well as a property-by-property basis for the ensuing Fiscal Year and, promptly after preparation thereof, any subsequent revisions to the Annual Budget.

            25.12. FINANCIAL STATEMENTS OF GUARANTOR. As soon as available, and in any event within one hundred twenty (120) days after the close of each Fiscal Year, Tenant shall cause each Guarantor to furnish to Landlord, in hard copy and electronic format and presented on a consolidated and consolidating as well as an individual entity basis, financial statements prepared for such year with respect to such Guarantor, including a balance sheet and operating statement as of the end of such year, together with related statements of income and members' partners' or owner's capital for such Fiscal Year, audited by a "Big Four" accounting firm or a nationally recognized, independent certified public accounting firm reasonably satisfactory to Landlord, whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP, applied on a consistent basis, and shall not be qualified as to the scope of the audit or as to the status of any Guarantor as a going concern. Together with each Guarantor's annual financial statements, Tenant shall cause each Guarantor to furnish to Landlord an Officer's Certificate certifying as of the date thereof whether, to the best of such Guarantor's knowledge, there exists an event or circumstance that constitutes an Event of Default or that, with the giving of notice or the passage of time, or both, would constitute an Event of Default by any Guarantor under the Lease Guaranty, and if such Event of Default or latent Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

            25.13. ESTOPPEL CERTIFICATION. Together with every Officer's Certificate required to be provided hereunder, or otherwise upon request by Landlord in connection with a proposed sale or refinancing of any Leased Property(ies) by Landlord or otherwise (and, in the case of any such request, in any case within ten (10) Business Days), Tenant shall provide an "ESTOPPEL CERTIFICATE" in form and substance satisfactory to Landlord and certifying as to the matters described in EXHIBIT "C" attached thereto. Each such Estoppel Certificate shall be certified to Landlord and Landlord's designees and may be relied upon by Landlord and its designees. Any Estoppel Certificate shall, at Landlord's request, be delivered together with complete and accurate copies (originals of which shall be made available for inspection upon request by Landlord) of all licenses, permits and other Authorizations necessary to operate the Facilities in accordance with all applicable laws.

            25.14. SUPPLEMENTAL INFORMATION. Such supplements to the foregoing documents and such other information and reports (including, without limitation, non-financial information), as any Landlord or Facility Mortgagee may reasonably request, provided such supplements, and such information and reports, are consistent with the types of supplements, reports and information generally utilized by such institutions within the financing industry.

            25.15. MONTHLY CASH FLOW. On a monthly basis during the Term, (i) a monthly cash flow report for each Tenant; (ii) a monthly Occupant census report (reported and broken down as described in SECTION 25.3.1 for each Tenant; (iii) a monthly survey deficiency summary report in form reasonably acceptable to Landlord and listing each Facility with an indication of whether any survey, citation or report alleging a deficiency in relation to such Facility has been issued with respect thereto during the period covered by such report and, if so, setting forth the identity of the agency or Governmental Authority that issued such citation or report, a description of the alleged deficiency, the proposed plan for remedying such deficiency and the timetable or deadline for curing the same; and (iv) a monthly summary of accounts receivable with respect to each Facility and all of the Facilities in form acceptable to Landlord.

            25.16. QUARTERLY MEETINGS; FACILITY LEVEL MEETINGS AND REVIEWS. On a quarterly basis, Tenant shall permit, and upon request by Landlord, shall make appropriate arrangements for, Landlord and/or Landlord's Representatives to discuss the affairs, operations, finances and accounts of each Tenant and Guarantor with, and be advised as to the same by, senior officers of each Tenant (and such of each Tenant's independent accountants and other financial advisors as would be relevant to the topic(s) of the particular meeting), all as Landlord may deem appropriate for the purpose of verifying any report(s) delivered by Tenant to Landlord under this Lease or for otherwise ascertaining compliance with this Lease by Tenant or the business, operational or financial condition of each Tenant, each Guarantor and/or any of the Facilities. Without limitation of the foregoing, from time to time promptly following receipt of written notice from Landlord to Tenant (and in any event within five (5) Business Days of such receipt), Tenant shall permit, and shall make appropriate arrangements for, Landlord and/or Landlord's Representatives to discuss the business, operational and financial condition of specific Facility(ies) designated by Landlord with, and be advised as to the same by, appropriate personnel of Tenant having operational and accounting responsibilities for the Facility(ies) so specified by Landlord and to review, and make abstracts from and copies of, the books, accounts and records of Tenant relative to any such Facility(ies). Unless otherwise agreed in writing by Landlord and Tenant, all of the discussions, reviews, abstracting and copying referenced in this SECTION 25.16 shall occur during normal business hours.

            25.17. FORMAT. Notwithstanding anything contained herein to the contrary, Tenant shall submit the financial information, reports, operating budgets and other financial data contemplated by SECTION 25 to Landlord in paper and electronic form, in a format acceptable to Landlord in the exercise of its reasonable discretion.

            25.18. ALLOCATION OF CERTAIN EXPENSES. On or prior to the date that is ninety (90) days following the end of each Fiscal Year, Tenant shall furnish to Landlord a report that allocates all professional negligence and malpractice liability expenses incurred by Tenant and Affiliates during such preceding Fiscal Year to the Facility(ies) and, to the extent reasonably required by Landlord to allow Landlord to evaluate Tenant's allocation with respect to the Facilities under this Lease, understand and properly allocate to the Facility(ies) under this Lease, to all other healthcare-related facilities of Tenant and its Affiliates that are not leased by Tenant under this Lease and that explains the methodology of such allocation in reasonable detail.

            25.19. CAPITAL EXPENDITURE REPORT. Within forty-five (45) days following the end of each quarter of any Fiscal Year during the Term, Tenant shall furnish to Landlord a

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

capital expenditures report, as of such quarter-end, relative to the Facility(ies) under this Lease, in a form reasonably acceptable to Landlord, and, including with each such report, project level expenditure detail for each Facility.

            25.20. SIMILAR REPORTS. If Tenant shall at any time begin to prepare new or additional reports, statements or other materials containing the same or similar information as is contained in any of the reports, statements or other materials that Tenant is required to deliver to Landlord by the terms of the this SECTION 25, Tenant shall deliver such new or additional reports, statements or other materials to Landlord, promptly following Tenant's preparation thereof.

      26. LANDLORD'S RIGHT TO INSPECT. Tenant shall permit Landlord, Landlord's Representatives, any then current or prospective Facility Mortgagee or other lender to Landlord, any then current or prospective investment banker, mortgage broker or other professional engaged by Landlord, any prospective purchaser of any Leased Property or any investor in Landlord or any Affiliate of Landlord and/or any prospective lessee, and its and their respective authorized representatives, to enter upon and conduct a physical inspection of any Leased Property during normal business hours and, except in an emergency, upon not less than two (2) Business Days' prior written notice, subject to any security, health, safety or confidentiality requirements of any Governmental Authority relating to the Premises, or imposed by law or applicable regulations or any insurance requirement, and provided that no such entry or inspection shall materially interfere with Tenant's business operations within the affected Leased Property(ies). Nothing contained in this SECTION 26 shall limit or impair Landlord's right to immediately enter upon and inspect the Premises, or any of Landlord's other rights or remedies, upon the occurrence of any Event of Default by Tenant.

      27. NO WAIVER. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

      28. SINGLE LEASE. Tenant hereby acknowledges that the agreement between Landlord and Tenant to treat this Lease as single lease in all respects was and is of primary importance to Landlord, and Landlord would not have entered into this Lease without there being such an agreement and such treatment of this Lease. All rights and obligations under this Lease relating to the Premises shall apply to each Leased Property and any default under this Lease pertaining to a single Leased Property or to the Premises or any portion thereof shall be an Event of Default pertaining to the Premises and each Leased Property, provided, however, that, in connection with any Event of Default, Landlord may elect to exercise its rights as to one, some or all of the Leased Properties as provided herein. Without limiting the generality of the foregoing, the parties hereto acknowledge that, notwithstanding any references herein to any individual Leased Property and notwithstanding the possibility that certain individual Leased Properties may be deleted herefrom pursuant to the express provisions of this Lease under certain limited circumstances, the parties hereto expressly intend and agree that this Lease is not divisible and shall be treated as a single lease for all purposes whatsoever (including, without limitation, in the context of Tenant's attempted rejection, assumption and/or assignment of this Lease in any bankruptcy or other insolvency proceeding affecting any Tenant, in which case the parties hereto intend for such rejection to terminate this Lease with respect to the entire Premises or such assumption to apply with respect to the entire Premises, i.e., all but not less than all of the Leased Properties). Notwithstanding anything contained in this SECTION 28 or elsewhere in this Lease to the contrary the allocations of Rent described in SECTION 3.1.2 hereof and elsewhere in this Lease do not change the joint and several nature of each Tenant's obligation to pay all Rent owing hereunder as provided in SECTION 1.3 above. This Lease does not constitute, and may not be enforced (except at Landlord's sole discretion in connection with a Limited Termination Election) or treated as, a separate lease for any individual Leased Property. Notwithstanding the foregoing, the right of possession and leasehold right granted to each Tenant hereunder is limited as provided in
SECTION 1.3 above.

      29. ACCEPTANCE OF SURRENDER. No surrender to Landlord of this Lease or of any Leased Property or any part thereof, or of any interest herein or therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

      30. NO MERGER OF TITLE. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and
(b) the fee estate in any Leased Property.

      31. CONVEYANCE BY LANDLORD. Subject to the provisions of SECTION 46 hereof with respect to the sale of less than all of the Premises, Landlord may, without the consent or approval of Tenant, sell, transfer, assign, pledge, encumber, hypothecate, convey or otherwise dispose of all or any portion of the Premises. If Landlord or any successor owner of any Leased Property shall sell, transfer, assign, convey or otherwise dispose of any Leased Property in accordance with the terms hereof other than as security for a debt, and the purchaser, grantee, assignee or transferee of the Leased Property(ies) shall expressly assume all obligations of Landlord hereunder with respect to such Leased Property(ies) arising or accruing from and after the date of such sale, conveyance, transfer, assignment or other disposition, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease with respect to such Leased Property(ies) arising or accruing from and after the date of such sale, conveyance, transfer, assignment or other disposition as to such Leased Property(ies) and all such future liabilities and obligations with respect to such Leased Property(ies) shall thereupon be binding upon such purchaser, grantee, assignee or transferee. In the event of any such sale, transfer, assignment, conveyance or other disposition (other than as security for a debt) of less than all of the Premises, the provisions of SECTION 40 hereof governing New Leases shall apply.

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

      32. QUIET ENJOYMENT. So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly enjoy each Leased Property for the Term hereof, free of any claim, interruption or other action by Landlord or anyone claiming through Landlord, but subject to all Permitted Encumbrances. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have all rights and remedies available at law or in equity, except as otherwise provided herein, by separate and independent action, to pursue any claim or claims it may have against Landlord as a result of any breach by Landlord of the covenant of quiet enjoyment contained in this SECTION 32.

      33. NOTICES. All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered (i) by mail (registered or certified mail, return receipt requested), in which case such notice shall be deemed received three (3) Business Days after its deposit, (ii) by reputable nationally recognized overnight courier service, in which case such notice shall be deemed received the next Business Day, addressed to the respective parties, as follows:

        (i)  if to any Tenant:

                    c/o Brookdale Living Communities, Inc.
                    330 North Wabash, Suite 1400
                    Chicago, Illinois 60611
                    Attention:  Chief Financial Officer

             with a copy to:

                    c/o Brookdale Living Communities, Inc.
                    330 North Wabash, Suite 1400
                    Chicago, Illinois 60611
                    Attention:  General Counsel

        (ii) if to Landlord:

                    Ventas Realty, Limited Partnership
                    c/o Ventas, Inc.
                    333 West Wacker Drive, Suite 2850
                    Chicago, Illinois 60606
                    Attention:  Asset Manager
                    Facsimile:  (312) 596-3850

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            with a copy to:

                    Ventas, Inc.
                    10350 Ormsby Park Place
                    Suite 300
                    Louisville, Kentucky 40223
                    Attention:  General Counsel
                    Facsimile:  (502) 357-9001

            if delivered under SECTION 25, hereof, with a copy to:

                    Ventas, Inc.
                    333 West Wacker Drive
                    Suite 2700
                    Chicago, Illinois 60606
                    Attn.:  Vice President of Asset Management
                    Fax:  (312) 596-3850

            and a copy to:

                    Dechert, LLP
                    4000 Bell Atlantic Tower
                    1717 Arch Street
                    Philadelphia, PA  19103-2793
                    Attn:  David W. Forti
                    Fax:  (215) 994-2222

or to such other address as either party may hereunder designate in writing.

      34. GENERAL REIT PROVISIONS. Tenant understands that, in order for Landlord's general partner, Ventas, Inc., to qualify as a REIT, Tenant, including all Affiliates of Tenant, cannot own, in the aggregate, more than ten (10%) of the outstanding stock of Ventas, Inc. (the "REIT REQUIREMENT"). Tenant agrees to reasonably cooperate with Landlord by supplying Landlord with information as to the ownership of Tenant and Guarantor to the extent reasonably requested by Landlord for the purpose of the REIT Requirement.

      35. LANDLORD'S OPTION TO PURCHASE THE TENANT'S PERSONAL PROPERTY. Effective on not less than ninety (90) days' prior written notice given at any time (i) within one hundred eighty (180) days prior to the expiration of the Term, but not later than ninety (90) days prior to such expiration, (ii) within thirty (30) days after the termination of this Lease if this Lease is terminated in whole or in part, or (iii) within thirty (30) days after the dispossession of Tenant with respect to the Leased Property(ies) prior to the expiration of the Term, Landlord or any Successor Operator shall have the option to purchase all or any portion of Tenant's Personal Property located at the Leased Property(ies) in question for a purchase price equal to the unamortized portion of the original cost thereof based upon the economic useful life, as defined

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GAAP, subject to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, UCC-1 financing statements and other encumbrances to which such Tenant's Personal Property is subject. The notice from Landlord or any Successor Operator exercising such right shall specify that portion of the Tenant's Personal Property that Landlord or any Successor Operator has elected to acquire. Promptly following demand by Landlord (but in any event within thirty (30) days following such demand), Tenant shall deliver to Landlord a computation and statement, in form, content and detail reasonably satisfactory to Landlord, of the purchase price described above as of the date of such expiration, termination or dispossession, as the case may be, for all of Tenant's Personal Property located at the Leased Property(ies) in question. If Landlord reasonably and in good faith disputes or disagrees with Tenant's calculation of such purchase price, Landlord shall so notify Tenant in writing, whereupon the parties shall act mutually, reasonably and in good faith for a period of ten (10) days to agree upon such purchase price. If the parties are unable to agree upon such purchase price, then Tenant's calculation, absent manifest error, shall control and be binding on the parties. Tenant shall execute and deliver such assignments, conveyance documents, bills of sale and other instruments as Landlord shall reasonably require to evidence such conveyance and otherwise reasonably assist Landlord with such conveyance.

      36. COMPLIANCE WITH ENVIRONMENTAL LAWS.

            36.1. HAZARDOUS SUBSTANCES. Tenant shall not place or hold any Hazardous Substances under, on or at any of the Leased Properties, except as is necessary or reasonable in the ordinary course of its business. If Tenant's business requires the use of any Hazardous Substances, other than such cleaning materials as are typically found in facilities similar to the Facilities, Tenant shall notify Landlord in writing and shall comply with hazard communication and notification requirements of the Occupational Safety and Health Act and any other Environmental Laws with respect to such Hazardous Substances. Tenant shall comply with all Environmental Laws in connection with its use, operation and management of the Leased Properties. Tenant shall not cause or allow any asbestos to be incorporated into any Leased Improvements or Alterations that it makes or causes to be made on or to any of the Leased Improvements. Tenant shall not use any of the Leased Properties as a treatment, storage, or disposal (whether permanent or temporary) facility for Hazardous Substances as defined under RCRA. If Tenant, in the ordinary course of its business, generates Hazardous Substances, then Tenant shall comply with all Environmental Laws relating to the appropriate use, storage, transportation and disposal of Hazardous Substances. Tenant further agrees that it shall properly, and in compliance with all Environmental Laws, dispose of all "infectious waste" such as, without limitation, laboratory waste, pathological waste, blood specimens or products, occupant waste, including, without limitation, bandages and disposable gowns, sharp waste and any material generated by the production or testing of biological agents. All of the terms, covenants, warranties and indemnifications contained in this SECTION 36 shall survive the expiration or sooner termination of this Lease.

            36.2. REMEDIATION; NOTIFICATION. If Tenant becomes aware of a material violation of any Environmental Laws relating to any Hazardous Substance or otherwise in, on,

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under or about any Leased Property or any adjacent property thereto, or if
Tenant, Landlord or a Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate such Leased Property, Tenant shall promptly notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation, which activities shall in all events be performed in accordance with all applicable Environmental Laws and shall be subject to Landlord's written approval as to their scope, process, content and standard for completion prior to their commencement, such approval not to be unreasonably withheld. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation as required under this
SECTION 36.2, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord's costs and expenses incurred in connection therewith. Each of Landlord and Tenant shall promptly notify the other upon becoming aware (or being notified) of (i) any claims, suits, proceedings, investigations or demands, or any enforcement, cleanup or other regulatory or judicial action, threatened, made, or initiated against or involving it and relating to any of the Leased Properties pursuant to any Environmental Laws, including, without limitation, those relating to the presence, treatment, storage, handling, disposal, generation, spill, release or discharge of any Hazardous Substances on, at, in, under or about the Leased Properties or the migration thereof from or to any other property; and (ii) the imposition of any lien arising under Environmental Laws on any of the Leased Properties.

            36.3. INDEMNITY. Tenant shall indemnify, defend, protect, save, hold Landlord and all of the Landlord Indemnified Parties harmless from and against any and all Losses (including, but not limited to, losses of use or economic benefit or diminution in value) suffered or incurred by Landlord or any Landlord Indemnified Parties in connection with, arising out of, resulting from or incident to: (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about any of the Leased Properties, whenever caused, arising or occurring, except to the extent caused by Landlord or any of the Landlord Indemnified Parties from and after the date hereof; (ii) the presence of any Hazardous Substances in, on, under or about any Leased Properties before the Commencement Date or during the Term; (iii) the violation of any Environmental Laws with respect to any Leased Property during the Term or prior to the Commencement Date; and (iv) any breach by Tenant or any Tenant Parties of this SECTION 36.

            36.4. ENVIRONMENTAL INSPECTION. Landlord shall have the right, upon not less than five (5) Business Days' written notice to Tenant, except in the case of an emergency, in which event no notice shall be required, to conduct an inspection of any Leased Property to determine the existence or presence of Hazardous Substances at, in, on, under or about any Leased Property in violation of any Environmental Laws or the existence at any Leased Property of any violation of any Environmental Laws. Landlord shall have the right to enter and inspect any Leased Property and to conduct any testing, sampling and analyses reasonably necessary and shall further have the right to inspect materials brought into any Leased Property. Landlord may, in its discretion, and at its sole cost, retain such experts to conduct the inspections, or perform the tests, referred to herein, and to prepare a written report in connection therewith provided,

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

however, if the result of any such test reveals a material violation of this
Article 35, Tenant shall pay the cost of such tests. Landlord shall have the right to inspect the Leased Properties with regard to the management and disposal of Hazardous Substances at all reasonable times during the Term. All reasonable costs and expenses incurred by Landlord under this SECTION 36.4 shall be paid by Tenant as Consent Expenses.

            36.5. REMOVAL. Upon the earlier of the expiration or earlier termination of this Lease as to one or more Leased Properties, Tenant shall at Tenant's sole cost and expense forthwith remove all Hazardous Substances from any portion of the Leased Properties as to which such expiration or termination relates, to the extent such Hazardous Substances are present due to the acts or omissions of Tenant or any Tenant Parties, which removal shall be performed in accordance with any Environmental Laws and to Landlord's satisfaction.

      37. OPERATIONAL TRANSFER. In anticipation of the expiration of the Term of this Lease as to any Leased Property, or upon any Early Termination Event as to any Leased Property, or the earlier dispossession of Tenant with respect to any Leased Property, Tenant shall cooperate with Landlord in all respects to facilitate and effectuate an Operational Transfer if Landlord elects to require an Operational Transfer. Such cooperation shall include, without limitation: (i) furnishing to Landlord or any prospective Landlord designee (any such designee, a "SUCCESSOR OPERATOR") complete and accurate books, records, files, documents and information in Tenant's possession, custody or control necessary or reasonably requested by Landlord or Successor Operator in connection with any Operational Transfer, the assessment and/or assumption of the operations of any Transition Properties and/or the completion and processing of any applications for the assignment of the Section 37 Assigned Authorizations, the Section 37 Transition Property Contracts; or obtaining the Section 37 Transfer Authorizations, and (ii) facilitating the evaluation and employment by Landlord or any prospective Successor Operator of such employees of Tenant or Property Manager (or any third party employment agency with whom Tenant or its Affiliates has an agreement pursuant to which such agency employs such parties) as Landlord or Successor Operator may elect to evaluate or employ, including, without limitation, to the extent permitted by law, affording Landlord or Successor Operator, as applicable, access to all relevant personnel files, records, documents and information in Tenant's or Property Manager's possession, custody or control.

      38. NON-RECOURSE. Tenant specifically agrees to look solely to Landlord's and any successor owner's interest in the Premises for recovery of any judgment from Landlord, it being specifically agreed that neither Landlord, any such successor owner, nor any officer, director, employee, lender, agent or Affiliate of Landlord or any such successor owner shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. Tenant shall have no recourse against any other property or assets of Landlord or any successor owner, or against any property or assets of any officer, director, employee, lender, agent or Affiliate of Landlord or any successor owner.

      39. COMBINATION OF LEASES. If Landlord is the landlord under both this Lease and any New Lease, Landlord shall have the right, at any time during the Term, by written notice to

Tenant, to require that this Lease and such New Lease (the "COMBINATION LEASE") be combined into a single lease and to require Tenant to execute an amendment to this Lease whereby (a) if this Lease is the Section 39 Lease, the Leased Properties covered by the Combination Lease ("ADDITIONAL PROPERTIES") are added as Leased Properties under this Lease and otherwise merged into this Lease or
(b) if the Combination Lease is the Section 39 Lease, the Leased Properties covered by this Lease are added as Leased Properties under the Combination Lease and otherwise merged into the Combination Lease, in each case subject to the following terms and conditions:

            39.1. SECTION 39 LEASE. References in this Lease to the "SECTION 39 LEASE" shall mean and refer to whichever of this Lease or the Combination Lease is chosen by Landlord to be the Section 39 Lease.

            39.2. ADDITIONAL PROPERTIES. If this Lease is the Section 39 Lease, effective as of the date specified in SECTION 39.4 below (the "SECTION 39 DATE"), this Lease shall be deemed to be amended as follows:

                  39.2.1. The Additional Properties shall be included as Leased Properties under this Lease and the appropriate exhibits to this Lease shall be amended to add the addresses and legal descriptions of such Additional Properties.

                  39.2.2. Fixed Rent under this Lease shall be the combination of the respective amounts of the Fixed Rent under this Lease and the Combination Lease.

                  39.2.3. Any rental escalations that are to be made with respect to the Leased Properties under this Lease shall also be made with respect to the Additional Properties as if such Additional Properties had been Leased Properties under this Lease since the beginning of the Term.

                  39.2.4. SCHEDULE 2 to this Lease shall be amended so as to reflect thereon the initial Allocated Rent and initial Minimum Option Purchase Price for such Additional Properties.

                  39.2.5. Tenant under this Lease shall be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under the Combination Lease, insofar as they relate to the Additional Properties, that were not paid, performed and satisfied in full prior to the
Section 39 Date, and, without limitation of the foregoing, (x) any Event of Default that had occurred, arisen or accrued under the Combination Lease prior to the Section 39 Date shall be, and shall be deemed to be, an Event of Default under this Lease, as to which the rights and remedies and other provisions of this Lease shall be applicable, (y) any breach or default that had occurred, arisen or accrued under the Combination Lease prior to the Section 39 Date but had not yet become an Event of Default under the Combination Lease as of the
Section 39 Date shall be, and be deemed to be, a breach or default under this Lease, as to which the cure periods, rights and remedies and other provisions of this Lease shall be applicable, and (z) with respect to any breach or default described in clause (y)

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above, although the cure periods, rights and remedies and other provisions of this Lease shall be applicable, the portion of any cure period under the Combination Lease that had elapsed as of the Section 39 Date shall be counted in determining whether and when the applicable cure period under this Lease has expired.

                  39.2.6. The Additional Properties shall otherwise be incorporated into this Lease as Leased Properties included under this Lease the same as if this Lease, from the inception of the Lease, had included such Leased Properties as Leased Properties hereunder on the rent, lease terms and other economic terms described in the Combination Lease.

                  39.2.7. If after giving effect to the addition of the Additional Properties, the Security Deposit or Letter of Credit is then required pursuant to SECTION 3.4, Tenant shall pay to Landlord (or increase the Letter of Credit) by an amount equal to one (1) month of Fixed Rent for the Additional Properties and any future adjustments to the Security Amount will be made as if the Additional Properties had been Leased Properties under this Lease since the beginning of the Lease Term.

                  39.2.8. The Guarantor shall execute and deliver a reaffirmation of the Lease Guaranty.

            39.3. COMBINATION LEASE. If this Lease is not the Section 39 Lease, effective as of the Section 39 Date, this Lease shall be amended as necessary
(x) to incorporate into the Combination Lease as Leased Properties thereunder the Leased Properties covered by this Lease the same as if the Leased Properties covered by this Lease had, from the inception of this Lease, been included in the Combination Lease as Leased Properties thereunder on the rent, lease terms and other economic terms described in this Lease and (y) otherwise to comply with the requirements of SECTION 39 of the Combination Lease, as the Section 39 Lease thereunder. Tenant acknowledges and agrees that, without limitation of
SECTION 39.2.5 above, the amendment referenced in this SECTION 39.3 shall not result in Tenant being released from any duties, liabilities or obligations that had accrued under this Lease through the Section 39 Date.

            39.4. SECTION 39 DATE. In the case of any combination of leases pursuant to this SECTION 39, such combination shall be effective on the date that is the earlier of (x) the date the required amendments to the Lease and the Combination Lease are fully executed and delivered by the parties thereto and
(y) the date specified in the written notice from Landlord to Tenant requiring a combination of this Lease and the Combination Lease as described above, which date shall be no sooner than ten (10) days, nor later than sixty (60) days, after the date such notice is issued.

            39.5. ADDITIONAL ACTIONS. Landlord and each Tenant shall take such actions and execute and deliver such documents, including, without limitation, required amendments to this Lease and the Combination Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this
SECTION 39.

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      40. NEW LEASE. Landlord shall have the right, at any time and from time to time during the Term, by written notice to Tenant, to require Tenant to execute an amendment to this Lease whereby one or more Leased Properties (individually, a "TRANSFERRED PROPERTY" or collectively, "TRANSFERRED PROPERTIES") are separated and removed from this Lease, and simultaneously to execute a substitute lease with respect to such Transferred Property(ies), in which case:

            40.1. NEW LEASE TERMS. Landlord and the Tenant of the applicable Transferred Property shall execute a new lease (the "NEW LEASE") for such Transferred Properties, effective as of the date specified in SECTION 40.3 below (the "PROPERTY TRANSFER DATE"), in the same form and substance as this Lease, but with the following changes thereto:

                  40.1.1. FIXED RENT. The initial Fixed Rent for such Transferred Property shall be an amount equal to the Allocated Rent for such Transferred Property in effect under this Lease immediately prior to the Property Transfer Date. Any rental escalations required under this Lease shall be made under the New Lease on the same date and in the same manner as is required under this Lease, in the full amount required as if such Transferred Property had been under the New Lease for a full year, notwithstanding that the period from the Property Transfer Date to the rent escalation date may be less than one full year.

                  40.1.2. ALLOCATED RENT. An exhibit to such New Lease comparable to SCHEDULE 2 attached to this Lease shall include the Allocated Rent (and Minimum Option Purchase Price) for each Transferred Property covered by the New Lease equal to the Allocated Rent (and Minimum Option Purchase Price) set forth on SCHEDULE 2 of this Lease, adjusted as provided herein.

                  40.1.3. LIABILITIES AND OBLIGATIONS. The New Lease shall provide that each Tenant thereunder shall be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under this Lease, insofar as they relate to the Transferred Premises subject to the New Lease, that were not paid, performed and satisfied in full prior to the commencement date of the New Lease (and Tenant under this Lease shall also be responsible for the payment, performance and satisfaction of the aforesaid duties, obligations and liabilities not paid, performed and satisfied in full prior to the commencement date of such New Lease), and shall further provide that the Tenant thereunder shall not be responsible for the payment, performance or satisfaction of any duties, obligations and liabilities of Tenant under this Lease arising after the Property Transfer Date.

                  40.1.4. SINGLE LEASED PROPERTY. If the New Lease relates to a single Leased Property, the New Lease shall provide that (i) because, for example, such New Lease may thereafter be amended by agreement of Landlord and Tenant to include one or more other leased properties or such New Lease may thereafter be combined with a Combination Lease pursuant to SECTION 39 of such New Lease, with such New Lease as the Section 39 Lease, Landlord and Tenant under such New Lease have, in creating such New Lease, nevertheless retained in such New Lease references to multiple Leased Properties and provisions and terms that apply to multiple Leased Properties and (ii) without limitation of and subject to SECTION 39

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

of such New Lease, for so long as such New Lease relates to a single Leased Property, the aforesaid references to multiple Leased Properties, and the aforesaid provisions and terms applicable to multiple Leased Properties, shall, if the context so requires in light of such New Lease relating to only a single Leased Property, be treated as references to a single Leased Property or as provisions and terms applicable to a single Leased Property.

                  40.1.5. DELETION OF PROVISIONS. At the election of Landlord, any one or more of the provisions of the New Lease pertaining to the REIT status of Ventas, Inc. shall be deleted. In addition, Landlord may delete and eliminate from such New Lease such provisions herein as it elects, provided such deletion and elimination do not materially alter the terms under which Tenant leases the Transferred Property as set forth in this Lease immediately prior to the Property Transfer Date.

                  40.1.6. SECURITY DEPOSIT; ESCROW DEPOSITS. Such New Lease shall contemplate both a security deposit and escrow deposits in the same manner or fashion as contemplated by this Lease, which amounts shall initially be funded by Landlord, on a proportional basis, from the Security Deposit and the Escrow Account held by Landlord hereunder.

            40.2. AMENDMENTS TO THIS LEASE. Upon execution of such New Lease, and effective as of the Property Transfer Date, this Lease shall be deemed to be amended as follows: (i) the Transferred Property shall be excluded from the Premises hereunder; (ii) Fixed Rent hereunder shall be reduced by the Allocated Rent allocable to the Transferred Property and (iii) SCHEDULE 2 attached hereto shall be modified so as to remove the Allocated Rent and Minimum Option Purchase Price for the Transferred Property. Such amendments shall occur automatically and without the necessity of any further action by Landlord or Tenant, but, at Landlord's election, the same shall be reflected in a formal amendment to this Lease, which amendment shall be promptly executed by Tenant.

            40.3. EFFECTIVE DATE. Any New Lease shall be effective on the date which is the earlier of: (i) the date the New Lease is fully executed and delivered by the parties thereto and (ii) the date specified in the written notice from Landlord to Tenant requiring a New Lease as described above, which date shall be no sooner than ten (10) days, nor later than sixty (60) days, after the date such notice is issued.

            40.4. OTHER UNDERTAKINGS. Tenant shall take such actions and execute and deliver such documents, including without limitation the New Lease and new or amended Memorandum(s) of Lease and, if requested by Landlord, an amendment to this Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this SECTION 40, and Landlord shall execute and deliver such new or amended Memorandum(s) of Lease as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this SECTION 40 and an amendment of this Lease in accordance with SECTION 40.2 above, as applicable.

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      41. RESTRICTIVE COVENANT. Tenant, Guarantor and its Affiliates shall be subject to the restrictive covenants and conditions governing the ownership, leasing, management or operation of additional healthcare facilities contained in EXHIBIT "D" attached hereto.

      42. MISCELLANEOUS.

            42.1. SURVIVAL. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of expiration or termination of this Lease shall survive such expiration or termination, and, without limitation of the foregoing, Tenant's obligation to pay any Rent owing hereunder with respect to any period on or prior to the expiration or termination of this Lease, as this Lease applies to any or all of the Premises, shall survive any such expiration or termination.

            42.2. NON-BUSINESS DAY PAYMENTS. Notwithstanding anything herein to the contrary, if any payment required to be made hereunder falls on a date that is not a Business Day, then such required payment shall be made on the Business Day immediately following the date on which such payment would otherwise be due.

            42.3. HEADINGS. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            42.4. INTEGRATION; MODIFICATION. This Lease (including, without limitation, the preamble, recitals, schedules and exhibits hereto, each of which is fully incorporated into and made a part of this Lease) contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof. No representations, warranties or agreements have been made by Landlord except as set forth in this Lease. This Lease may be only be modified by a writing signed by both Landlord and Tenant.

            42.5. SEVERABILITY; MAXIMUM RATE. If any term or provision of this Lease is held or deemed to be invalid or unenforceable, such term or provision shall be modified as slightly as possible so as to render it valid and enforceable; if such term or provision, as modified, shall be held or deemed invalid or unenforceable, such holding shall not affect the remainder of this Lease and same shall remain in full force and effect. If any late charges or interest computations provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges or interest computations shall be fixed at the maximum permissible rate.

            42.6. GOVERNING LAW; VENUE. This Lease was negotiated in the State of Illinois, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. In all respects, the law of the State of Illinois shall govern the validity of and enforceability of the obligations of the parties set forth herein, but all provisions hereof relating to the creation of the leasehold estate and remedies set forth in
SECTION 17 shall be governed by the laws of the State in which each applicable Leased Property that is the subject of dispute is located.

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            42.7. WAIVERS; FORBEARANCE. All waivers, consents and releases provided for in this Lease are effective only to the extent permitted by applicable law. No waiver of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof, or of Landlord's right to terminate this Lease or exercise any other remedy granted herein on account of such existing breach. No delay or omission by either party hereto to exercise any right or power accruing upon any noncompliance or breach by the other party with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.

            42.8. BINDING CHARACTER. This Lease shall be binding upon and shall inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Landlord and Tenant.

            42.9. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. A legible facsimile copy of this Lease and any Signatures hereon or thereon shall be considered for all purposes as an original.

      43. APPRAISALS.

            43.1. APPRAISALS. If Tenant timely and properly exercises the option under SECTION 15.3, the Option or a Renewal Option, Landlord promptly shall deliver to Tenant its determination of: (i) Fair Market Value and the Option Purchase Price; or (ii) Fair Market Rental and Fixed Rent for the first Lease Year of the applicable Extended Term, as the case may be (the "LANDLORD DETERMINATION"). If Tenant reasonably disagrees with any Landlord Determination, Landlord and Tenant shall act mutually, reasonably and in good faith for a period of thirty (30) days to agree upon the Fair Market Value or the Fair Market Rental, as the case may be. If Landlord and Tenant are unable to agree upon the Fair Market Rental (and the resultant Fixed Rent for the first Lease Year of the applicable Extended Term) or the Fair Market Value (and the resultant Option Purchase Price) of any Leased Property(ies) for purposes of
SECTION 1.4 or SECTION 44, respectively, such amounts shall be determined pursuant to the appraisal procedures set forth in SECTIONS 43.2 through 43.4 below.

            43.2. APPOINTMENT OF APPRAISERS. Within ten (10) Business Days after the expiration of the thirty (30) day negotiation period described in SECTION
43.1 above, Landlord shall, by written notice to Tenant, propose an appraiser meeting the requirements of SECTION 43.3 below (the "LANDLORD APPRAISER NOTICE", and such identified appraiser, "LANDLORD'S APPRAISER"). Within ten (10) Business Days after its receipt of the Landlord Appraiser Notice, Tenant shall, by written notice to Landlord, either accept or contest Landlord's Appraiser as the sole and final appraiser for the purposes of determining the Fair Market Rental or the Fair Market Value, as the case may be. If Tenant accepts Landlord's Appraiser as the sole and final appraiser for such purposes, then Landlord's Appraiser shall perform the necessary appraisal and determine the Fair Market Rental or the Fair Market Value, as the case may be, in accordance with the appraisal requirements set forth in the definition of "Fair Market Rental", or "Fair

Market Value", as applicable (a "CONFORMING APPRAISAL"). The results of such Conforming Appraisal made by Landlord's Appraiser shall thereupon constitute the final determination of Fair Market Rental or Fair Market Value, as the case may be. If Tenant contests Landlord's Appraiser as the sole and final appraiser for the purposes of determining the Fair Market Rental or the Fair Market Value, as the case may be, then: (i) Tenant shall, within five (5) Business Days after its receipt of the Landlord Appraiser Notice, appoint an appraiser meeting the requirements of SECTION 43.3 below ("TENANT'S APPRAISER") and notify Landlord in writing of such appointment, and (ii) Landlord's Appraiser and Tenant's Appraiser shall perform independent Conforming Appraisals within fifteen (15) Business Days thereafter. If Tenant fails to timely appoint Tenant's Appraiser, Tenant shall be deemed to have accepted Landlord's Appraiser as the sole and final appraiser for the purpose of determining Fair Market Rental or Fair Market Value, as the case may be, and the Conforming Appraisal of Landlord's Appraiser shall control. If the results of such Conforming Appraisals differ by less than ten percent (10%) of the higher of such results, then Fair Market Value or Fair Market Rental, as the case may be, shall be deemed to be the arithmetic average of such results. If the results of such Conforming Appraisals differ by ten percent (10%) or more of the higher of such results, then Landlord's Appraiser and Tenant's Appraiser shall, within ten (10) Business Days of the completion of such Conforming Appraisals, select a third appraiser meeting the requirements of
SECTION 43.3 below (the "THIRD APPRAISER"), which Third Appraiser shall review the two (2) Conforming Appraisals and choose the one that such Third Appraiser determines most reasonably approximates the Fair Market Rental or Fair Market Value, as the case may be.

            43.3. QUALIFICATIONS OF APPRAISERS. Each of Landlord's Appraiser, Tenant's Appraiser and any Third Appraiser must (a) be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) and/or a person employed by an accounting firm that, at the time of such appointment, is one of the four (4) largest public accounting firms in the United States and (b) have not less than five (5) years experience, including substantial expertise, in valuing senior independent living facilities.

            43.4. BINDING NATURE. The determination of Fair Market Rental or Fair Market Value pursuant to SECTION 43.2 shall be final and binding upon the parties for purposes of determining Fair Market Rental (and the resultant Fixed Rent for the first Lease Year of any Extended Term) or the Fair Market Value (and resultant Option Purchase Price), as applicable, and shall not be subject to judicial review.

            43.5. COSTS. Each of Tenant and Landlord shall pay the actual fees and expenses of the Appraiser chosen by it and the parties shall equally share the fees and expenses of the Third Appraiser.

      44. TENANT'S OPTION TO PURCHASE THE LEASED PROPERTY. Provided (x) no Event of Default exists, and is continuing hereunder and under the Other Leases at the time Tenant exercises the Option or at the closing of the sale of the Premises to Tenant and the closing of the sale of the Other Premises to Tenant or an Affiliate of Tenant, and (y) Tenant and each Other Tenant exercises the option under each of the Other Leases at the time Tenant exercises the Option hereunder, and (z) the Tenant and each Other Tenant under the Other Leases closes the sale of the Other Premises (the "OTHER OPTION CLOSING") concurrently with the closing of the Premises, Tenant shall have the option (the "OPTION") to purchase all (but not less than all) of the Premises during the tenth (10th) Lease Year at the greater of (i) the Minimum Purchase Price or (ii) Fair Market Value (the "OPTION PURCHASE PRICE"). Tenant may exercise such Option by giving written notice to Landlord of its exercise of the Option (an "OPTION EXERCISE NOTICE") at any time from the first day of the tenth (10th) Lease Year until the end of the ninth (9th) month of the tenth (10th) Lease Year. Landlord and Tenant shall proceed to the closing (the "OPTION CLOSING") on the date that is the ninetieth (90th) day after the exercise of the Option. If Tenant fails to proceed to the Option Closing for any reason other than a default by Landlord with respect to its obligations pursuant to the terms of EXHIBIT "E" relative to the Option and the Option Closing, or if any of the Other Option Closings fail to occur for a reason other than a default by Landlord or an Other Landlord with respect to the its obligations pursuant to the terms of the Other Purchase Options. Tenant shall pay to Landlord the reasonable, out-of-pocket expenses (including attorney fees and costs) incurred by Landlord as a result of Tenant's exercise of the Option and the Option shall be terminated and of no further force and effect. This Lease and Other Leases shall remain in full force and effect for the balance of the Term. The Option shall be exercised subject to, and in accordance with, the terms and conditions applicable to the exercise of the Option set forth in EXHIBIT "E" attached hereto.

      45. ADDITION OF OTHER LEASES AND OTHER PROPERTIES TO THIS LEASE. Landlord shall have the right, (x) at any time from and after such time as the Existing Debt relating to any Other Leased Property is paid off, and (y) upon the acquisition of any of the other Grand Court Properties, by written notice to Tenant, to have such Other Leased Property and/or other Grand Court Property, as applicable, treated as a "Combination Lease" and added to this Lease as an Additional Property in accordance with SECTION 39.2 of this Lease, and Tenant shall take, and cause the Other Tenants to take, any and all actions required by
Section 39 to effect compliance herewith.

      46. RIGHT OF FIRST OFFER. If Landlord elects to exercise its rights pursuant to SECTION 40 herein to create a New Lease and sell some (but not all) of the Leased Property(ies) during the Term, provided no Event of Default exists, then Landlord shall give Tenant an opportunity to purchase such Leased Property(ies) (the "RIGHT OF FIRST OFFER") by giving Tenant notice of its intent to sell (the "RIGHT OF FIRST OFFER NOTICE"), which Right of First Offer Notice shall include the sale price and terms Landlord is willing to offer to third parties for such Leased Property(ies) ("OFFER"). Tenant will then have five (5) Business Days to either accept or reject such Offer. Should Tenant fail to accept such Offer on the terms and conditions set forth therein in writing within five (5) Business Days after receipt of such Right of First Offer Notice from Landlord, Tenant's rights under this SECTION 46 with respect to such Leased Property(ies) shall be deemed forever extinguished and Landlord may sell or otherwise transfer such Leased Property(ies) to any other party at any time on terms and conditions acceptable to Landlord. Should Tenant elect to accept such Offer on the terms and conditions set forth therein, promptly but in any event no more than two (2) Business Days after Tenant's acceptance, Tenant must deposit with Landlord in cash a nonrefundable earnest money deposit equal to five percent (5%) of the purchase price stated in the accepted Offer, and within five (5) Business Days of Tenant's acceptance of such Offer, Landlord and Tenant must enter into a binding agreement to purchase such Leased Property(ies), which agreement (i) must be on the terms and conditions of the accepted Offer, (ii) must provide that the purchase price will be paid in cash at closing, (iii) must provide that the closing of Tenant's purchase of such Leased Property(ies) must take place no later than thirty (30) days from the date Tenant accepts Landlord's Offer, (iv) will not provide Tenant with any right or entitlement to any due diligence or investigation period of or about the Leased Property(ies) pursuant to which Tenant would have any unilateral right not to proceed to closing and (v) must otherwise be reasonably acceptable to Landlord. Without limitation of the foregoing, Tenant's obligation to close shall be absolute and there shall be no conditions precedent or contingencies to Tenant's obligation to consummate its acquisition of any Leased Property(ies) (e.g. financing contingency) pursuant to the Right of First Offer. The sale of any Leased Property(ies) pursuant to the Right of First Offer shall be made on a strictly "AS IS," "WHERE-IS" basis as of the date of sale, without any representations, warranties or covenants, of any nature whatsoever, from Landlord. Within thirty (30) days after Tenant's acceptance of Landlord's Offer, Tenant must purchase the Leased Property(ies) that were the subject of the accepted Offer (other than the warranties contained in the special warranty deed(s) conveying same) for cash at the agreed upon purchase price (minus the earnest money down payment previously paid to Landlord). Should (w) Landlord sell the Leased Property(ies) to a third party after complying with its obligations under this SECTION 46, (x) Tenant fail to make the nonrefundable earnest money deposit within the two (2) Business Days period described above, (y) Landlord and Tenant fail to enter into a binding agreement to purchase the Leased Property(ies) within the five (5) Business Days period described above, or (z) Tenant fail to purchase said Leased Property(ies) after entering into such binding agreement for any reason other than a default of Landlord within the thirty (30) day period describe above, then Tenant's rights under this SECTION 46 with respect to such Leased Property(ies) shall be deemed forever extinguished, Tenant shall have no further rights under this
SECTION 46 with respect to such Leased Property(ies) and Landlord may sell or otherwise transfer such Leased Property(ies) to any other party at any time on terms and conditions acceptable to Landlord; provided however, with respect to clause (y), Landlord shall return the earnest money deposit to Tenant and with respect to clause (z), Tenant shall forfeit and Landlord shall be entitled to keep the nonrefundable earnest money deposit. The Right of First Offer shall be personal to Tenant and may only be exercised by Tenant or any Permitted Transferee, and not any assignee, or other transferee of the Tenant's interest in the Lease.

      47. ASSIGNMENT OF CONTRACTS. Tenant hereby transfers, assigns and sets over to Landlord, and its successors and assigns, all of its rights, title and interest in and to the Assigned Contracts. This assignment is made as collateral security for the Tenant's prompt payment of the Rent when due and for the performance of all other obligations of Tenant under the Loan Documents. Upon receipt by Tenant of written notice from Landlord that an Event of Default has occurred and is continuing, Landlord shall have the right, in its sole and absolute discretion and with no obligation whatsoever to exercise such right, to exercise all the rights of Tenant under the Assigned Contracts as to the Leased Property to which such Event of Default relates. Until the occurrence and during the continuance of an Event of Default, Landlord shall not exercise any rights hereunder and Tenant shall be entitled to all rights, issues, rents and profits under the Assigned Contracts. Tenant, by executing this Lease, agrees that Landlord does not assume any obligations or duties of Tenant concerning the Assigned Contracts until and unless Landlord shall exercise its rights hereunder. Tenant hereby irrevocably constitutes and appoints Landlord as the Tenant's attorney-in-fact to demand, receive and enforce Tenant's rights with respect to the Assigned Contracts, to give appropriate receipts, releases and satisfactions for and on Tenant's behalf and to do any and all acts in Tenant's name or in the name of the Landlord with the same force and effect as Tenant could do if this assignment had not been made. The foregoing assignment shall be deemed to be coupled with an interest and irrevocable. Landlord will not be deemed in any manner to have assumed any liabilities or obligations relating to any of the Assigned Contracts, nor shall Landlord be liable to any person by reason of any default by any party under any of the Assigned Contracts. Tenant agrees to indemnify and to hold Landlord harmless of and from any and all liabilities, losses, damages, expenses or costs which it may or might incur by reason of any claims or demands against it based on its alleged assumption of Tenant's duty and obligation to perform and discharge the terms, covenants and agreements in the Assigned Contracts, except to the extent caused by Landlord's willful misconduct or gross negligence.

      48. LOCAL LAW PROVISIONS. The following shall apply to those Leased Properties which are located within the designated state:

            48.1. NEW MEXICO.

            48.1.1. LIMITATION ON INDEMNIFICATIONS. To the extent, if at all,
Section 56-7-1, NMSA 1978, as amended, is applicable to this Lease, any agreement to indemnify, hold harmless, insure or defend another party contained in this Lease shall not extend to liability, claims, damages, losses or expenses, including attorneys' fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligent act or omission of the indemnitee, its officers, employees or agents.

            48.1.2. NOTICE OF LIENS. Landlord may post a notice of non-responsibility against liens on the Leased Premises as provided in Section 48-0211 NMSA 1978.

            IN WITNESS WHEREOF, the parties have caused this Lease to be executed and their respective corporate seals to be hereunto affixed and attested by their respective officers hereunto duly authorized.

Witness: LANDLORD: VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership

                                    By: Ventas, Inc., a Delaware corporation

     /s/ Barbara F. Thompson
     _______________________

Name: Barbara F. Thompson
     _______________________

                                    By: /s/ T. Richard Riney
                                        ---------------------------
                                    Name: T. Richard Riney
                                    Title: Executive Vice President
                                           and General Counsel

     /s/ Dana J. Baker
     _______________________
Name: Dana J. Baker
     _______________________

Witness:                            BLC Adrian-GC, LLC,
                                    a Delaware limited liability company
/s/ Douglas E. Wambach
----------------------------        By: /s/ R. Stanley Young
                                        ---------------------------------
Name: Douglas E. Wambach            Name: R. Stanley Young
----------------------------        Its:  Vice President

Witness:                            BLC Albuquerque-GC, LLC,
                                    a Delaware limited liability company
/s/ Douglas E. Wambach
----------------------------        By: /s/ R. Stanley Young
                                        ---------------------------------
Name: Douglas E. Wambach            Name: R. Stanley Young
----------------------------        Its:  Vice President

Witness:                            BLC Dayton-GC, LLC,
                                    a Delaware limited liability company
/s/ Douglas E. Wambach
____________________________        By: /s/ R. Stanley Young
                                        ---------------------------------
Name: Douglas E. Wambach
____________________________        Name: R. Stanley Young
                                    Its:  Vice President

Witness:                            BLC Fort Myers-GC, LLC,
                                    a Delaware limited liability company
/s/ Douglas E. Wambach
____________________________        By: /s/ R. Stanley Young
                                        ---------------------------------
Name: Douglas E. Wambach            Name: R. Stanley Young
____________________________        Its:  Vice President

                                   SCHEDULE 1

    FACILITY, TENANT, PRIMARY INTENDED USE, IL UNITS, SIL UNITS, TOTAL UNITS

                                                                                           AL          TOTAL
FACILITY             TENANT             PRIMARY INTENDED USE                IL UNITS      UNITS        UNITS
--------             ------             --------------------                --------      -----        -----
ADRIAN               BLC Adrian-GC,     Assisted living facility and            51         52           103
                     LLC                senior independent living
                                        facility.

ALBUQUERQUE          BLC                Assisted living facility and           140         60           200
                     Albuquerque-GC,    senior independent living
                     LLC                facility.

DAYTON               BLC Dayton-GC,     Assisted living facility and           130         55           185
                     LLC                senior independent living
                                        facility.

FT. MYERS            BLC Fort           Senior independent living              184          0           185
                     Myers-GC, LLC      facility.

                                   SCHEDULE 2

        INITIAL ALLOCATED RENT AND INITIAL MINIMUM OPTION PURCHASE PRICE

                              INITIAL ANNUAL ALLOCATED              INITIAL MINIMUM OPTION
    FACILITY                            RENT                           PURCHASE PRICE
    --------                  ------------------------              ----------------------
Adrian, Michigan                  $   544,388.00                       $  5,885,000.00
Albuquerque, New Mexico           $ 1,076,267.00                       $ 11,635,000.00
Dayton, Ohio                      $   333,306.00                       $  3,603,000.00
Ft. Myers, Florida                $ 1,316,361.00                       $ 14,231,000.00

     TOTALS                       $ 3,270,322.00                       $ 35,354,000.00

                                  Schedule 2-1

                                 SCHEDULE 3.1.1

                                WIRE INSTRUCTIONS

BANK:                  National City Bank of Kentucky
                       Louisville, KY

PAYEE:                 Ventas Realty, Limited Partnership

ABA:                   083000056

A/C #:                 754326904

                                 Schedule 3.1.1

                                  SCHEDULE 3.5

                              CAPITAL REPAIR ITEMS

                   CAPITAL REPAIR ITEMS                                       ALLOWANCE AMOUNT
                   --------------------                                       ----------------
ADRIAN, MICHIGAN
1.   None                                                                       1. $      0

ALBUQUERQUE, NEW MEXICO
1. Heat pump replacements and cooling tower upgrades                            1. $  8,800
2. Replacement of some kitchen appliances                                       2. $ 10,500

                                                                                   $ 19,300
                                                                                   ========
DAYTON, OHIO
1. Repair asphalt and concrete, reseal asphalt                                  1. $ 11,875
2. Replace original portion of roof over next 2 years                           2. $ 37,103
3. Replace common area FF&E                                                     3. $  7,500
4. Reattach meters and switch gear                                              4. $  1,000

                                                                                   $ 57,478
                                                                                   ========
FT. MYERS, FLORIDA
1.   Replace roof and roof membranes due to roof leaks                             $ 40,000
     over a period of years                                                        ========

                    TOTAL

                                  Schedule 3.5

                                  SCHEDULE 7.3

                            AUTHORIZATION COLLATERAL

1. License issued by Michigan Family Independence Agency, Office of Children & Adult Licensing for a home for the aged, capacity 66, to BLC Adrian-GC, LLC

2. License issued by Ohio Department of Health for Residential Care Facility, capacity 83, to BLC-Dayton-GC, LLC

3. License issued by New Mexico Department of Health for Adult Residential Shelter Care Home, capacity 100, to BLC Albuquerque-GC, LLC

                                 Schedule 8.2.7

                                 SCHEDULE 8.2.7

           NONCOMPLIANCE WITH CERTAIN LEGAL AND INSURANCE REQUIREMENTS

                                      NONE

                                 Schedule 8.2.7

                                    EXHIBIT A

                            LEASED PROPERTY ADDRESSES

PROPERTY NAME:                  PROPERTY ADDRESS
The Grand Court Adrian          1200 Corporate Drive, Adrian (Lenawee County), Michigan

The Grand Court Albuquerque     300 Valencia Drive SE, Albuquerque (Bernalillo County), New Mexico

The Grand Court Dayton          280 Walden Way, Dayton (Montgomery and Greene Counties), Ohio

The Grand Court Fort Myers      8351 College Parkway, Fort Myers (Lee County), Florida

                    [Exhibit A - The Grand Court Fort Myers]

                                   EXHIBIT A-1

                           LEGAL DESCRIPTION (ADRIAN)

The land and improvements situated in the Township of Adrian, County of Lenawee, State of Michigan, described as follows:

All that part of the West 1/2 of the Southeast 1/4 of Section 32, Town 6 South, Range 3 East, as disclosed in Liber 1518, Pages 909-912 inclusive, described as beginning at a point on the West line of the Southeast 1/4 of Section 32, aforesaid, 802.19 feet North 00 degrees 15 minutes 42 seconds East from the South 1/4 corner of said Section 32; thence North 00 degrees 15 minutes 42 seconds East 1136.61 feet continuing along the West line of the Southeast 1/4 of
Section 32; thence South 89 degrees 40 minutes 01 seconds East 193.90 feet (recorded as South 89 degrees 47 minutes 22 seconds East 194.00 feet); thence South 88 degrees 21 minutes 03 seconds East 727.72 feet; thence South 00 degrees 10 minutes 48 seconds West 483.13 feet; thence North 89 degrees 49 minutes 12 seconds West 60.00 feet; thence South 00 degrees 10 minutes 48 seconds West
636.04 feet; thence North 89 degrees 42 minutes 16 seconds West 863.00 feet to the point of beginning.

Subject to and the right to use for ingress and egress purposes and not the exclusive use thereof an easement recorded in Liber 1518, Page 909 described as a 60-foot wide parcel being part of the West 1/2, Southeast 1/4, Section 32, Town 6 South, Range 3 East, further described as beginning 802.19 feet North 00 degrees 15 minutes 42 seconds East along the West line of the Southeast 1/4 of said Section 32 and 863.00 feet South 89 degrees 42 minutes 16 seconds East and
636.04 feet North 00 degrees 10 minutes 48 seconds East from the South 1/4 corner of said Section 32; thence North 00 degrees 10 minutes 48 seconds East
484.67 feet; thence South 88 degrees 21 minutes 03 seconds East 60.02 feet; thence South 00 degrees 10 minutes 48 seconds West 483.13 feet; thence North 89 degrees 49 minutes 12 seconds West 60.00 feet to the point of beginning.

Together with and the right to use for purposes of storm drainage an easement recorded in Liber 1518, Page 909 described as a 15-foot wide parcel being part of the West 1/2, Southeast 1/4, Section 32, Town 6 South, Range 3 East, further described by its center line as beginning 802.19 feet North 00 degrees 15 minutes 42 seconds East and 620.32 feet South 89 degrees 42 minutes 16 seconds East from the South 1/4 corner of said Section 32; thence South 03 degrees 15 minutes 54 seconds East 194.91 feet to the point of ending.

5631 US-223
Adrian, Michigan 49221

                                      A-1-1

                                   EXHIBIT A-2

                         LEGAL DESCRIPTION (ALBUQUERQUE)

Being that certain parcel of land situated within Section 24, Township 10 North, Range 3 East, New Mexico Principal Meridian, Albuquerque, Bernalillo County, New Mexico, being identified as Tract 5-A-1-A, Tijeras Place Improvement Company, Inc., as said Tract 5-A-1-A is shown and designated on "PLAT OF TRACT 5-A-1-A, TIJERAS PLACE IMPROVEMENT COMPANY, INC., ALBUQUERQUE, BERNALILLO COUNTY, NEW MEXICO", filed in the office of the County Clerk, Bernalillo County, New Mexico, on August 12, 1997, in Volume 97C, folio 245, and being more particularly described as follows:

BEGINNING at the northwest corner of the parcel of land herein described being a point on the easterly right-of-way line of Valencia Drive SE, whence the ACS Control Station "5-K18A" bears N.12 degree 49'09"W., 709.95 feet distance;

thence, S.89 degree 52'13"E., 520.74 feet distance to the northeast corner of the parcel of land herein described;

thence, S.00 degree 11'13"W., 438.03 feet distance to the southeast corner of the parcel of land herein described;

thence, N.89 degree 50'16"W., 520.30 feet distance to the southwest corner of the parcel of land herein described being a point on the easterly right-of-way line of Valencia Drive SE;

thence, N.00 degree 07'47"E., 437.73 feet distance to the northwest corner and point of beginning of the parcel of land herein described.

                                      A-2-1

                                   EXHIBIT A-3

                           LEGAL DESCRIPTION (DAYTON)

PARCEL I (N64-04408-0001)

Situate in the City of Kettering, COUNTY OF MONTGOMERY, State of Ohio and being Lot Numbered ONE (1) Walden Glen, Section Two as recorded in Plat Book 131, Page 26 of Montgomery County Records.

TOGETHER WITH a permanent, non-exclusive easement for storm sewer as set forth in the Deed from Cardinal Retirement Village of Dayton, Limited Partnership to Ohio Financial Service Corporation, Trustee filed May 15, 1989 and recorded as Deed No. 89-256 D01, as follows:

Situated in the State of Ohio, County of Montgomery, City of Kettering, Section 17, T-2, R-6 MRS and being a strip of land all out of the tracts of land described in deeds to Oberer Development Company of record in Microfiche Nos. 79-060 B10 and 85-0665 A06 in the deed records of Montgomery County, Ohio, said strip being more particularly described as follows: Beginning, for reference, at the southwest corner of "STONEBRIDGE" as recorded in Plat Book 13, Page 89 in the Greene County Recorder's Office, being on the North and South Greene/Montgomery County Line; thence South 89 deg. 12'20" West 165.55 feet to the point of beginning; thence South 89 deg. 12' 20" West 42.00 feet to a point on the easterly right of way of Stroop Road (60.00 feet from centerline); thence North 32 deg. 25' 05" East 95.01 feet along said right of way to a point of curvature; thence northeasterly along said right of way line, being the arc of a curve to the left having a radius of 1660.00 feet, a central angle of 9 deg. 09'23", the chord of which bears North 27 deg. 52'32" East, 265.00 feet to a point; thence leaving said right of way, South 22 deg. 56'22" West 340.83 feet to the point of beginning.

PARCEL II (B03-0001-0007-0-0564-00)

Situate in the Township of Beavercreek, COUNTY OF GREENE and State of Ohio and being Lot Numbered Twelve (12) of Walden Lakes-Section One as recorded in Plat Book 22, Pages 67 to 69 of the plat records of Greene County, Ohio.

TOGETHER WITH a permanent, non-exclusive easement for storm sewer set forth in Deed recorded in Official Records Volume 370, Page 643 as follows:

Situated in the State of Ohio, County of Greene, Township of Beavercreek,
Section 11, T-2, R-6 MRS and being a strip of land all out of the land conveyed to Oberer Development Company in Deed Volume 271, Page 602, Greene County Recorder's Office, said strip being more particularly described as follows:
Being a strip of land 20.00 feet in width, the same being 10.00

                                      A-3-1
feet on each side of the following described centerline: Beginning for reference at a point on the southerly line of "STONEBRIDGE" (P.B. 13, Pg. 89) and being the northeasterly corner of the 18.228 acre tract conveyed to Oberer Development Co. in said deed; thence leaving said southerly line, South 48 deg. 51' 19" West
142.00 feet to the point of beginning; (being on a southeasterly line of Proposed Lot 12 of Walden Lakes-Section One, a proposed subdivision); thence South 01 deg. 30' 00" East, 30.00 feet to the point of ending.

                                      A-3-2

                                   EXHIBIT A-4

                         LEGAL DESCRIPTION (FORT MYERS)

A parcel of land in Section 15, Township 45 South, Range 24 East, Lee County, Florida, being a portion of that certain parcel of land described in Official Records Book 1452, at page 1234 of the public records of Lee County, Florida, more particularly described as follows:

Commence at the Southeast corner of Section 15, Township 45 South, Range 24 East; thence S. 89 degrees 56 minutes 54 seconds W., along the South line of said Section 15 for 1325.95 feet to the Southeast corner of the Southwest One-Quarter of the Southeast One-Quarter of said Section 15; thence N. 00 degrees 07 minutes 34 seconds W., for 50.00 feet to the Southeast corner of that certain parcel of land described in Official Records Book 1452, at page 1234 of the public records of Lee County, Florida; thence S. 89 degrees 56 minutes 54 seconds W., along the South line of said parcel, being the North right of way line of IDD Canal H-7, for 657.75 feet to the Point of Beginning of the herein described parcel of land; thence continue S. 89 degrees 56 minutes 54 seconds W., along said line for 618.06 feet to the intersection with the East right of way line of that certain IDD Canal as described in Official Records Book 393, at pages 4 and 5 of the public records of Lee County, Florida; thence Northerly along said Easterly right of way line for the following described five (5) courses: (1) N. 00 degrees 01 minutes 34 seconds E. for 570.42 feet to the point of curvature of a circular curve concave to the Southwest; (2) thence Northerly and Northwesterly along the arc of said curve having for its elements a radius of 415.00 feet and a central angle of 30 degrees 30 minutes 00 seconds for
220.92 feet to the point of tangency; (3) thence N. 30 degrees 28 minutes 26 seconds W. for 60.44 feet to the point of curvature of a circular curve concave to the Northeast; (4) thence Northwesterly along the arc of said curve having for its elements a radius of 575.00 feet and a central angle of 27 degrees 00 minutes 00 seconds for 270.96 feet to the point of tangency; (5) thence N. 03 degrees 28 minutes 26 seconds W. for 76.24 feet to an intersection with the South right of way line of College Parkway as described in Official Records Book 381 at page 812 of the public records of Lee County, Florida, being a point on the arc of a circular curve concave to the Northwest, said point bearing S. 02 degrees 12 minutes 38 seconds E., from the radius point of said curve; thence Easterly along said South right of way line for the following described four (4) courses: (1) Easterly along the arc of said curve having for its elements a radius of 2032.20 feet and a central angle of 05 degrees 16 minutes 32 seconds for 187.12 feet to the point of tangency; (2) thence N. 82 degrees 30 minutes 50 seconds E. for 182.96 feet to the point of curvature of a circular curve concave to the Southeast; (3) thence Easterly along the arc of said curve having for its elements a radius of 1932.20 feet and a central angle of 07 degrees 31 minutes 00 seconds for 253.49 feet to the point of tangency; (4) thence S. 89 degrees 58 minutes 10 seconds E. for 165.53 feet; thence S. 00 degrees 07 minutes 34 seconds E. for 1221.50 feet to the Point of Beginning. Said parcel situate, lying and being in Lee County, Florida.

                                      A-4-1

Together with the following described easement for ingress/egress:

A parcel of land in the South half of Section 15, Township 45 South, Range 24 East, Lee County, Florida, more particularly described as follows:

A portion of that certain parcel of land described in Official Records Book 1452, page 1234, of the public records of Lee County, Florida, bounded on the North by the Southerly right of way line of College Parkway and bounded on the South by a line lying 150.00 feet Southerly of and parallel with, as measured at right angles to said Southerly right of way line bounded on the East by a line, lying 716.50 feet Easterly of and parallel with as measured at right angles to the West line of the Southeast Quarter of said Section 15 and bounded on the West by a line lying 616.50 feet Easterly of and parallel with as measured at right angles to said West line of the Southeast Quarter of Section 15.

ALSO

Together with the non-exclusive, perpetual easement for a 25-foot access roadway contained in that certain Reciprocal Easement Agreement recorded in Official Records Book 1935, page 3115, of the public records of Lee County, Florida.

ALSO

Together with that certain 20 foot wide Exclusive and Perpetual Wastewater Force Main Easement Grant recorded in Official Records Book 1882, page 2440, of the public records of Lee County, Florida.

                                      A-4-2

                                    EXHIBIT B

                                   DEFINITIONS

            For all purposes of this Lease, except as otherwise expressly provided in the Lease or unless the context otherwise requires, the following terms have the meanings assigned to them in this exhibit and include the plural as well as the singular:

            "ADDITIONAL PROPERTIES" shall have the meaning set forth in SECTION 39.

            "ADDITIONAL RENT" shall have the meaning set forth in SECTION 3.2.

            "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all partners, directors, officers and members of such Person), controlled by or under direct or indirect common control with any such Person. A Person shall be deemed to control a corporation, a partnership, a trust, or a limited liability company if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

            "ALLOCATED RENT" shall mean the Fixed Rent allocated among the Leased Properties in accordance with SCHEDULE 2 as increased from time to time during the Term as set forth in SECTION 3.1.2.

            "ALLOWANCE AMOUNT" shall have the meaning set forth in SECTION 3.5.

            "ALTERATIONS" shall have the meaning set forth in SECTION 11.1.

            "ANNUAL BUDGET" shall mean Tenant's projection of Tenant's revenues and expenses for the coming Fiscal Year in a format and containing such information as is reasonably acceptable to Landlord.

            "ANNUAL CAPITAL EXPENDITURE BUDGET" shall have the meaning set forth in SECTION 11.3.2.

            "ANNUAL CAPITAL EXPENDITURE SPENDING REQUIREMENT" shall have the meaning set forth in SECTION 11.3.1.

            "ASSIGNED CONTRACTS" shall mean (x) any vendor, service provider and other contracts relating to the Facility(ies) located on the Premises and (y) all Occupant Agreements and Service Leases at each such Facility, in either case, existing on the date hereof or subsequently entered into by Tenant.

            "AUDIT NOTICE" shall have the meaning set forth in SECTION 3.4.3.

            "AUTHORIZATIONS" shall mean any and all licenses, operating permits, Provider Agreements, certificates of exemption, approvals, waivers, variances and other governmental or "quasi-governmental" authorizations necessary or advisable for the use of any Facility for its Primary Intended Use.

            "AUTHORIZATION COLLATERAL" shall have the meaning set forth in
SECTION 7.3.

            "AWARD" shall mean all compensation, sums or anything of value awarded, paid or received in respect of a total or partial Condemnation.

            "BLS" shall mean Bureau of Labor Statistics, U.S. Department of Labor or any successor thereto.

            "BUSINESS DAY" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

            "CAPITAL ALTERATIONS" shall mean, with respect to any Leased
Property: (i) the addition of one or more new buildings, or (ii) the annexation of one or more additional structures to any portion of any of the Leased Improvements on such Leased Property, or (iii) the expansion or contraction of the Leased Improvements on such Leased Property, or (iv) any alteration or modification affecting the foundation, floor slab, roof or roof structure, curtain wall, structural columns, beams or shafts or other structural components of any of the Leased Improvements on such Leased Property, or (v) any alteration or modification affecting any of the electrical, plumbing, life safety, heating, ventilating, air conditioning, elevator, conveyor or other operating systems serving any of the Leased Improvements on such Leased Property. "Capital Alterations" shall include, without limitation, (1) the construction of a new wing or new story on a Leased Property, and (2) the repair, replacement, restoration, remodeling or rebuilding of the existing Leased Improvements on a Leased Property or any portion thereof, where the purpose and effect of such work is to provide a functionally new facility needed to provide services not previously offered and (3) any expansion, construction, renovation or conversion to increase or change the bed capacity of the Facility located on a Leased Property, to change the purpose for which such beds are utilized.

            "CAPITAL EXPENDITURE ACCOUNT" shall have the meaning set forth in
SECTION 11.3.1.

            "CAPITAL EXPENDITURE DEPOSITS" shall have the meaning set forth in
SECTION 11.3.1.

            "CAPITAL EXPENDITURE DIFFERENCE" shall have the meaning set forth in
SECTION 11.3.1.

            "CAPITAL REPAIR ITEMS" shall have the meaning set forth in SECTION 3.5.

            "CASH FLOW" shall mean the net income of any Tenant arising from the applicable Facility as reflected on the income statement of Tenant plus (i) the provision for depreciation and amortization in such income statement; plus (ii) the provision for management fees in such income statement; plus (iii) the provision for income taxes in such income statement; plus (iv) the provision for Fixed Rent payments allocated to such Facility and interest and lease payments, if any, relating to such Facility in such income statement, plus (v) the provision for general liability and professional liability insurance in such income statement; minus (vi) the greater of (x) an imputed management fee equal to five percent (5%) of gross revenues of such Facility (net of contractual allowances) and (y) the actual management fees for such Facility, minus (vii) the greater of (x) an imputed general liability and professional liability amount equal to $800 multiplied by the number of Units at such Facility and (y) the actual amount accrued or reserved for general liability and professional liability insurance (including premiums) at such Facility; and minus (viii) a replacement reserve of $350 per Unit at such Facility per year (as adjusted annually pursuant to SECTION 11.3 herein). All allocations of income and expenses to the Facility shall be made on a reasonable and consistent basis. Notwithstanding the foregoing, unusual or extraordinary items of income and expense shall be excluded from the computation of Cash Flow.

            "CASUALTY" shall mean damage to one or more Leased Properties by fire, flood, windstorm, earthquake, acts of terrorism, thefts, riots, wars, act of God or other casualty.

            "CASUALTY INSURANCE PROCEEDS" shall have the meaning set forth in
SECTION 15.2.1.

            "CENSUS INFORMATION" shall have the meaning set forth in SECTION
25.3.

            "COMBINATION LEASE" shall have the meaning set forth in SECTION 39.

            "COMMENCEMENT DATE" shall have the meaning set forth in the preamble to the Lease.

            "CON" shall mean a certificate of need or similar permit or approval (not including conventional building permits) from a Governmental Authority related to (i) the construction and/or operation of the Facility at any Leased Property for the use of a specified number of beds in a nursing facility, assisted living facility and/or rehabilitation hospital, or (ii) the alteration of any such Facility or (iii) the modification of the services provided at a Facility used as a nursing facility, assisted living facility and/or rehabilitation hospital.

            "CONDEMNATION" shall mean, as to any Leased Property, (i) the exercise of any governmental power on such Leased Property, whether by legal proceedings or otherwise, by a

Condemnor, (ii) a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, and (iii) a taking or voluntary conveyance of all or part of such Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting such Leased Property, whether or not the same shall have been actually commenced.

            "CONDEMNOR" shall mean any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

            "CONFORMING APPRAISAL" shall have the meaning set forth in SECTION 43.2.

            "CONSENT EXPENSES" shall have the meaning set forth in SECTION
3.2.6.

            "COST OF LIVING INDEX" shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average (1982-1984 = 100), published by the BLS, or such other renamed index. If the BLS changes the publication frequency of the Cost of Living Index so that a Cost of Living Index is not available to make a cost-of-living adjustment as specified herein, the cost-of-living adjustment shall be based on the percentage difference between the Cost of Living Index for the closest preceding month for which a Cost of Living Index is available and the Cost of Living Index for the comparison month as required by this Lease. If the BLS changes the base reference period for the Cost of Living Index from 1982-84 = 100, the cost-of-living adjustment shall be determined with the use of such conversion formula or table as may be published by the BLS. If the BLS otherwise substantially revises, or ceases publication of, the Cost of Living Index, then a substitute index for determining cost-of-living adjustments, issued by the BLS or by a reliable governmental or other nonpartisan publication, shall be reasonably selected by Landlord and Tenant.

            "CPI INCREASE" shall mean, for a particular Lease Year the percentage increase (rounded to two (2) decimal places), if any, in (i) the Cost of Living Index published for the month that is two (2) months prior to the commencement of such Lease Year, over (ii) the Cost of Living Index published for the month that is two (2) months prior to the commencement of the immediately preceding Lease Year.

            "DATE OF TAKING" means, as to the applicable Leased Property, the date the Condemnor has the right to possession of such Leased Property, or any portion thereof, in connection with a Condemnation.

            "DEFERRED MAINTENANCE DEPOSIT" shall have the meaning set forth in
SECTION 3.5.

            "DELETED PROPERTIES" shall mean any Leased Property for which this Lease is terminated pursuant to SECTION 15.2, 15.3, 16.2 OR 17.2 hereof; provided, however, that Deleted Properties shall not include any Leased Property removed herefrom pursuant to SECTION 40.

            "DELETION NOTICE" shall have the meaning set forth in SECTION 17.9.

            "DIFFERENCE" shall have the meaning set forth in SECTION 8.2.8.

            "EBITDA" shall mean the net income (as calculated in accordance with GAAP) of any Tenant arising from the applicable Facility before the payment of income taxes plus the provision for depreciation and amortization in the applicable income statement of Tenant.

            "EARLY TERMINATION EVENT" shall mean, as to any Leased Property, the termination of this Lease prior to the stated Expiration Date hereof or the dispossession of the applicable Tenant as a result of an Event of Default.

            "ENVIRONMENTAL COSTS" shall mean costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including, without limitation, actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney's fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing, in connection with any Hazardous Substance.

            "ENVIRONMENTAL LAWS" shall mean any and all laws, orders, rules or regulations pertaining to Hazardous Substances or that otherwise deal with, or relate to, air or water quality, air emissions, soil, contamination or pollution or protection of the environment.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ESCROW ACCOUNT" shall have the meaning set forth in SECTION 3.3.3.

            "ESCROW COMMENCEMENT DATE" shall have the meaning set forth in
SECTION 3.3.1.

            "ESTOPPEL CERTIFICATE" shall have the meaning set forth in SECTION 25.13.

            "EVENT OF DEFAULT" shall have the meaning set forth in SECTION 17.1.

            "EXISTING DEBT" shall mean any debt existing as of the date hereof with respect to any of the Other Leased Properties.

            "EXISTING DEBT DOCUMENTS" shall mean any documents evidencing or securing the Existing Debt.

            "EXPIRATION DATE" shall have the meaning set forth in SECTION 1.2.

            "EXTENDED TERM(S)" shall have the meaning set forth in SECTION 1.2.

            "FACILITY" shall mean the facility or facilities located on the applicable Leased Property.

            "FACILITY MORTGAGE" shall mean (i) any Existing Debt Document or
(ii) any mortgage, deed of trust, or other security agreement securing any encumbrance placed on the applicable Leased Property by Landlord.

            "FACILITY MORTGAGEE" shall mean the holder of any Facility Mortgage.

            "FACILITY PROVIDER AGREEMENTS" shall mean Provider Agreements issued to or held by Tenant pursuant to which the Facilities are licensed, certified, approved or eligible to receive reimbursement under Medicare, Medicaid or any Third Party Payor Program.

            "FAIR MARKET RENTAL" shall mean, as determined by the appraisal procedures set forth in SECTION 43, the amount per annum that an uncompelled, willing tenant would pay, and an uncompelled, willing landlord would accept, at arm's length, for leasing of the Premises (and each one of the Leased Properties for purposes of determining the Allocated Rent) for the First Extension Term or the Second Extension Term, as the case may be. In addition to such other market factors as may be applicable in determining the Fair Market Rental, the Fair Market Rental shall be determined on the basis, and on the assumptions, that:
(i) the Fair Market Rental may not include therein any rent, or method of rent calculation, that would adversely affect any landlord by virtue of it being a REIT or the ability of any such landlord to satisfy the requirements for maintaining its status as a REIT, (ii) Fixed Rent for the Leased Property will escalate pursuant to the provisions of SECTIONS 1.4, 3.1.2 AND 3.1.3 hereof,
(iii) the Leased Property is in material compliance with any and all applicable laws, codes, ordinances and regulations and other Legal Requirements (and Insurance Requirements) and have in full force and effect, for the benefit of the aforesaid tenant, the Facility and the Leased Property, any and all necessary or appropriate material permits, approvals, licenses, and other consents comparable to the Authorizations necessary or advisable for use thereof in accordance with the respective Primary Intended Use applicable thereto, (iv) the Facility(ies) as to which Fair Market Rental is being determined have been repaired, maintained and otherwise kept in a condition contemplated and required by SECTION 9.1 hereof such that the Leased Property is good repair, appearance and condition without any deferred maintenance or necessary capital repairs or replacements, (v) no allowance for, or reduction in, the Fair Market Rental shall be made on account of the absence of leasing commissions, tenant improvement allowances and other comparable inducements that may be typically or often payable to a replacement tenant rather than an existing tenant, and (vi) the aforesaid tenant shall have available to it, with respect to the Leased Property as to which the Fair Market Rental is being determined, the unexercised First Extension Term and/or Second Extension Term as the case may be, with respect to the Leased Property under the terms of this Lease.

            "FAIR MARKET VALUE" shall mean, as determined by the appraisal procedures set forth in SECTION 43, the amount that an uncompelled, willing buyer would pay, and an uncompelled, willing seller would accept, at arm's length, for a fee simple interest in the Premises and Other Premises, including all Capital Alterations and Landlord's Personal

Property. In addition to such other market factors as may be applicable in determining the Fair Market Value, the Fair Market Value shall be determined on the basis, and on the assumptions, that, (i) the Premises and Other Premises are unencumbered by this Lease or the Other Leases, (ii) the Premises and Other Premises are in material compliance with any and all applicable laws, codes, ordinances and regulations and other Legal Requirements (and Insurance Requirements), (iii) the Premises and Other Premises, for the benefit of the aforesaid buyer, have in full force and effect any and all necessary or appropriate material permits, approvals, licenses, and other consents comparable to the Authorizations necessary or advisable for use thereof in accordance with the respective Primary Intended Use applicable thereto, and (iv) the Premises and Other Premises have been repaired, maintained and otherwise kept in a condition contemplated and required by SECTION 9.1 hereof (other than in the event the Fair Market Value is being determined as a result of a Casualty pursuant to SECTION 15.3 in which case the Fair Market Value of the Leased Property in question shall be determined based on the actual condition of such Leased Property such time). In addition, such appraisal (x) shall take into account any increase in value attributable to existing tax-exempt bond financing on the Facility located in Kansas City and known as Grand Court Kansas City I; and (y) shall not be determined based solely on the replacement cost of the Premises and Other Premises. Fair Market Value shall be determined as of the projected date of the Option Closing.

            "FISCAL YEAR" shall mean the twelve (12) month period from January 1 to December 31.

            "FIRST LEASE YEAR" shall mean the period from the Commencement Date through the last day of the calendar month in which the first anniversary of the Commencement Date occurs.

            "FIXED RENT" shall mean, for the period from the Commencement Date through the Expiration Date, rent at an annual rate of Three Million Two Hundred Seventy Thousand Three Hundred Twenty-Two and No/100 Dollars per annum ($3,270,322.00), as such amount shall be increased from time to time during the Term as set forth in SECTION 3.1.2 or, in the case of any New Lease, as such amount shall be adjusted pursuant to SECTION 40.1.1.

            "FIXTURES" shall mean all permanently affixed equipment, machinery, elevators, conveyors, fixtures, commercial kitchen equipment, laundry equipment and other items of real and/or personal property, including, without limitation, all components thereof, now and hereafter located in or on or used in connection with, and permanently affixed to or incorporated into, the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigeration, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real property, together with all replacements, modifications, alterations and additions thereto.

            "FULL REPLACEMENT COST" shall mean the actual replacement cost of the applicable property including an increased cost of construction endorsement, without reduction or deduction for depreciation, as determined for any applicable property by an accredited appraiser approved by Landlord, and at Tenant's sole cost and expense, hereinafter referred to as an "impartial appraiser", every five (5) years during the Term, and at such other times that either party believes that the full replacement cost of such property has increased or decreased. Tenant shall forthwith, on receipt of such determination by such impartial appraiser, give written notice thereof to Landlord. The determination of such impartial appraiser shall be final and binding on the parties hereto.

            "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

            "GOVERNMENTAL AUTHORITY" shall mean any court, board, agency, licensing agency, commission, office or authority or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including, without limitation, CMS, the United States Department of Health and Human Services, any state licensing agency and/or any state Medicaid agency and any quasi-governmental authorities.

            "GRAND COURT PROPERTIES" shall mean the fourteen (14) properties described in EXHIBIT "H" attached hereto and made a part hereof.

            "GUARANTOR" shall have the meaning set forth in the recitals to the Lease.

            "HAZARDOUS SUBSTANCES" shall mean and include any material that is defined as a hazardous waste, substance or material under RCRA as now or at any time hereafter in effect, medical waste and any hazardous substance defined as such in the Occupational Safety & Health Act, the Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous substance or material, as now or at anytime hereafter in effect.

            "IMPOSITION ESCROW" shall have the meaning set forth in SECTION
3.3.1.

            "IMPOSITIONS" shall mean, for each applicable Leased Property, collectively, all taxes (including, without limitation, all taxes imposed under the laws of the State in which the Leased Property is located), as such laws may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to, or are imposed upon, any rents from the applicable Leased Property or upon Tenant or its business conducted upon the applicable Leased Property (but excluding any tax based on the net income or net profit of Landlord derived from any such rents), assessments

(including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the applicable Leased Property or any rents therefrom or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to (including, without limitation, a "roll-back" of any such taxes or charges for periods prior to the date hereof), during or in respect of the Term hereof may be assessed or imposed on or in respect of, or be a lien upon, (i) Landlord or Landlord's interest in such Leased Property, (ii) such Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with, such Leased Property or the leasing or use of such Leased Property or any part thereof by Tenant.

            "INITIAL EXPIRATION DATE" shall have the meaning set forth in
SECTION 1.2.

            "INITIAL TERM" shall have the meaning set forth in SECTION 1.2.

            "INSURANCE ESCROW" shall have the meaning set forth in SECTION
3.3.2.

            "INSURANCE PREMIUMS" shall have the meaning set forth in SECTION
14.2.

            "INSURANCE REQUIREMENTS" shall mean all terms of any insurance policy required by this Lease with respect to the applicable Leased Property(ies) and all requirements of the issuer of any such policy.

            "INTANGIBLES" shall have the meaning set forth in SECTION 1.1.3.

            "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

            "LAND" shall have the meaning set forth in SECTION 1.1.1.

            "LANDLORD" shall have the meaning set forth in the preamble to the Lease.

            "LANDLORD APPRAISER NOTICE" shall have the meaning set forth in
SECTION 43.1.

            "LANDLORD'S APPRAISER" shall have the meaning set forth in SECTION 43.1.

            "LANDLORD DETERMINATION" shall have the meaning set forth in SECTION 43.1.

            "LANDLORD INDEMNIFIED PARTIES" shall mean Landlord's Affiliates and Landlord's and its Affiliates' agents, employees, owners, partners, members, managers, contractors, representatives, consultants, attorneys, auditors, officers and directors.

            "LANDLORD'S REPRESENTATIVES" shall mean Landlord's agents, employees, contractors, consultants, attorneys, auditors, architects and other representatives.

            "LC ELECTION" shall have the meaning set forth in SECTION 3.4.2.

            "LEASE" shall have the meaning set forth in the preamble to the Lease.

            "LEASE COLLATERAL" shall have the meaning set forth in SECTION 21.1.1.1.

            "LEASE GUARANTY" shall have the meaning set forth in the recitals to the Lease.

            "LEASE YEAR" shall mean the First Lease Year and each consecutive twelve (12) month period of the Term after the First Lease Year.

            "LEASED IMPROVEMENTS" shall have the meaning set forth in SECTION 1.1.2.

            "LEASED LAND" shall have the meaning set forth in SECTION 1.1.1.

            "LEASED PROPERTY" shall mean a parcel of Land, the Leased Improvements located thereon and the Intangibles and Landlord's Personal Property associated therewith from time to time leased by Landlord to Tenant hereunder.

            "LEASED PROPERTY CONDITION REPORT" shall have the meaning set forth in SECTION 9.1.1.

            "LEGAL REQUIREMENTS" shall mean, as to any Leased Property or Facility, all federal, state, county, parish, municipal and other governmental statutes, laws, rules, orders, regulations, guidelines, ordinances, judgments, decrees and injunctions affecting such Leased Property and/or Tenant's Personal Property or the maintenance, construction, use, operation or alteration thereof, whether now or hereafter enacted and in force, including, without limitation,
(i) Authorizations, (ii) building codes and zoning regulations and (iii) any statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions that (1) require repairs, modifications or alterations in or to such Leased Property, (2) adversely affect the use thereof or (3) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substances.

            "LENDING INSTITUTION" shall mean any insurance company, federally insured commercial or savings bank, national banking association, savings and loan association, credit union, employees' welfare, pension or retirement fund or system, corporate profit sharing or pension trust, college or university, endowment fund, REIT, investment bank, commercial credit lending corporation, or other institutional lender or financial enterprise, in each case acting on its own behalf or as agent on behalf of other Lending Institutions.

            "LETTER OF CREDIT" shall have the meaning set forth in SECTION
3.4.2.

            "LIMITED TERMINATION ELECTION" shall have the meaning set forth in
SECTION 17.2.

            "LITIGATION COSTS" shall mean all costs reasonably incurred by Landlord or any Landlord Indemnified Parties in connection with the enforcement of any provision of this Lease and/or in connection with any third-party claim against Landlord, any Landlord Indemnified Parties or any Leased Property arising on account of or in connection with any default or Event of Default hereunder by Tenant, including, without limitation, costs incurred by Landlord or any Landlord Indemnified Parties in investigating, settling and/or prosecuting claims and for reasonable attorneys' and legal assistant fees and expenses, court costs and fees and reasonable consultant and witness fees and expenses.

            "LOSSES" shall mean all claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, reasonable attorneys' and reasonable consultants' fees and expenses, and Environmental Costs.

            "MANAGER'S CONSENT AND SUBORDINATION OF MANAGEMENT CONTRACT" shall mean that certain Manager's Consent and Subordination Agreement by and among Landlord, Tenant and Property Manager, or any other Manager's Consent and Subordination Agreement executed pursuant to SECTION 8.5.1.

            "MATERIAL ADVERSE EFFECT" shall mean, as the context may require, a material adverse effect upon (i) the business or financial position, of any Tenant, Other Tenant, Guarantor or Property Manager, (ii) the ability of any Tenant, Other Tenant, Guarantor or Property Manager to perform any obligations under this Lease, any document executed in connection with the Lease, or any Other Lease, or (iii) the use, value, cash flows, or operation of any Leased Property.

            "MEDICAID" shall mean that certain program of medical assistance, funded jointly by the federal government and the states for impoverished individuals who are aged, blind and/or disabled, and for members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and the regulations promulgated thereunder.

            "MEDICARE" shall mean that certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, nursing facilities, home health care and other providers are reimbursed for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and the regulations promulgated thereunder.

            "MINIMUM OPTION PURCHASE PRICE" shall be equal to, for each Leased Property, the Minimum Option Purchase Price set forth on SCHEDULE 2 of this Lease increased annually (on a compounding basis) by the greater of one and one-half percent (1.5%) or 75% of the CPI Increase.

            "NET OPERATING INCOME" shall mean, for any period, the amount by which Operating Income for such period exceeds Operating Expenses for such period.

            "NEW LEASE" shall have the meaning set forth in SECTION 40.1.

            "NOTICE" shall mean any note, notice, or report of any suit, proceeding, investigation, order, consent order, injunction, writ, award, or action related to or affecting or indicating the treatment, storage, handling, disposal, generation, spill, release or discharge of any Hazardous Substances in, on, under, about or affecting any of the Leased Properties or any violation of Environmental Laws as they apply to any Leased Property.

            "OCCUPANT AGREEMENT" shall mean the agreement between Tenant and an Occupant providing for the occupancy of a Unit in a Facility.

            "OCCUPANT REVENUES" shall mean any and all revenue and income derived from a Facility or the Facilities, as applicable, in the ordinary course of business from the provision of housing and other ancillary services provided to Occupants from time to time at the Facilities (exclusive of Occupant deposits).

            "OCCUPANTS" shall mean those occupants of a Facility pursuant to an Occupant Agreement.

            "OFFER" shall have the meaning set forth in SECTION 47.

            "OFFICER'S CERTIFICATE" shall mean a certificate of Tenant collectively, or each Tenant, as applicable, signed by the chairman of the board of directors, the president, the chief operating officer, the chief financial officer, the general counsel or the general partner or managing member, as applicable, of each Tenant in the case of a certificate of Tenant collectively, or of such particular Tenant in the case of a certificate of an individual Tenant.

            "OPERATING EXPENSES" shall mean, with respect to any or all of the Leased Properties, and without duplication, all costs and expenses incurred by Tenant, determined on an accrual basis, relating to the operation, maintenance, repair, use and management of such Leased Property(ies), including, without limitation, utilities, repairs and maintenance, insurance, Impositions, advertising expenses, payroll and related taxes, equipment lease payments and actual management fees, but excluding (i) Fixed Rent, (ii) depreciation, amortization and other non-cash expenses of the Leased Property(ies); provided, however, that such costs and expenses shall be subject to reasonable adjustment by Landlord to normalize such costs and expenses, and (iii) capital expenditures.

            "OPERATING INCOME" shall mean all revenue derived from the operation of any or all of the Leased Properties or a Leased Property, as the case may be, by Tenant from whatever source, determined on an accrual basis, including, but not limited to, Occupant Revenues, but excluding (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Tenant to any Governmental Authority, (ii) non-recurring revenues as reasonably determined by

Landlord (e.g. proceeds from a sale of assets or refinancing), (iii) Casualty Insurance Proceeds and Awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the Leased Property(ies) in question), and (iv) any proceeds from the permitted sale or refinancing of any Leased Property or recapitalization of the applicable Tenant(s). In addition, if required by Landlord, income accrued but not paid in cash during an accounting period shall be adjusted for an allowance for doubtful accounts in a manner consistent with historical net realizable value.

            "OPERATIONAL TRANSFER" shall have the meaning set forth in SECTION
37.

            "OPERATOR REPORTS" shall have the meaning set forth in SECTION
8.2.6.

            "OPTION" shall have the meaning set forth in SECTION 44.

            "OPTION CLOSING" shall have the meaning set forth in SECTION 44.

            "OPTION EXERCISE NOTICE" shall have the meaning set forth in SECTION 44.

            "OPTION PURCHASE PRICE" shall have the meaning set forth in SECTION 44.

            "OTHER FACILITIES" shall mean the facility or facilities located on the Other Leased Property.

            "OTHER LANDLORD(S)" shall mean, individually and collectively, as applicable, the landlords under the Other Leases.

            "OTHER LEASED PROPERTY" shall mean any of the properties listed on EXHIBIT "G" attached hereto that may be acquired by Landlord or an Affiliate of Landlord and leased to Tenant or an Affiliate of Tenant pursuant to an Other Lease.

            "OTHER LEASE" shall mean any lease for an Other Leased Property between Landlord or Other Landlord and Tenant or Other Tenant.

            "OTHER OPTION CLOSING" shall mean the closing of the sale of the Other Leased Properties pursuant to the Other Purchase Option.

            "OTHER PREMISES" shall mean all of the land, the leased improvements and intangibles leased by Landlord or Other Landlord to Tenant or Other Tenant pursuant to the Other Leases.

            "OTHER PURCHASE OPTION" shall mean the tenant purchase option contained in the Other Leases.

            "OTHER TENANTS" shall mean the tenants and their successors and assigns under the Other Leases.

            "OVERDUE RATE" shall mean, on any date, a rate equal to four percent (4%) per annum above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law. Interest at the aforesaid rates shall be determined for actual days elapsed based upon a 360 day year.

            "P&S AGREEMENTS" shall have the meaning set forth in the recitals to the Lease.

            "PER UNIT ALLOCATION" shall have the meaning set forth in SECTION 11.3.1.

            "PERMITTED ENCUMBRANCES" shall mean (i) all easements, covenants, conditions, restrictions, agreements and other matters with respect to the Premises that are of record as of the Commencement Date; (ii) all easements, covenants, conditions, restrictions, agreements and other matters with respect to the Premises, whether or not of record, that are executed by Tenant or approved or consented to by Tenant; (iii) any easements, covenants, conditions, restrictions or utility agreements entered into by Landlord with respect to a Leased Property after the Commencement Date; (iv) any agreement required pursuant to any Legal Requirement entered into by Landlord with respect to a Leased Property after the Commencement Date; (v) any real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to a Leased Property(ies) that are not yet due and payable; (vi) any zoning, building codes and other land use laws regulating the use or occupancy of any Leased Property(ies); (vii) occupancy rights of Occupants under the Occupant Agreements and tenants under the Service Leases; and (viii) any other matters affecting title to the Premises or any portion thereof caused by Tenant or its assignees or sublessees or their respective agents or employees.

            "PERMITTED REPAIRS" shall have the meaning set forth in SECTION 11.3.1.

            "PERMITTED TRANSFER" shall have the meaning set forth in SECTION
24.2.

            "PERMITTED TRANSFEREE" shall mean any transferee under a Permitted Transfer, as set forth in SECTION 24.2.

            "PERSON" shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, Governmental Authority, endowment fund or other form of entity.

            "PLANS AND SPECIFICATIONS" shall have the meaning set forth in
SECTION 11.2.1.

            "PML" shall have the meaning set forth in SECTION 14.1.1.

            "POLICIES" shall have the meaning set forth in SECTION 14.2.

            "PORTFOLIO" shall mean those Leased Properties and Other Leased Properties then leased by Landlord and the Other Landlords to Tenant and the Other Tenants pursuant to this Lease and the Other Leases at the time of the calculation of the Portfolio Coverage Ratio.

            "PORTFOLIO COVERAGE RATIO" shall mean with respect to the Portfolio, the ratio of (i) the Cash Flow for the applicable period; to (ii) Fixed Rent, and all other debt service and lease payments for the applicable period, calculated on a trailing twelve (12) month basis.

            "PREMISES" shall mean all of the Land, the Leased Improvements and the Intangibles from time to time leased hereunder by Landlord to Tenant.

            "PRIOR PERIOD ALLOCATED RENT" shall mean, for any Lease Year, the Allocated Rent determined for the immediately preceding Lease Year.

            "PRIOR PERIOD FIXED RENT" shall mean, for any Lease Year, the Fixed Rent for the immediately preceding Lease Year.

            "PRIMARY INTENDED USE" shall mean, as to each Facility, the type of senior independent living facility corresponding to such Facility on SCHEDULE 1 attached hereto.

            "PRIME RATE" shall mean, on any date, a rate equal to the annual rate on such date reported in The Wall Street Journal to be the "prime rate."

            "PROPERTY MANAGER" shall mean the property managers under the Property Management Contracts.

            "PROPERTY MANAGEMENT CONTRACT" shall mean those property management contracts for each Facility described on Exhibit "F".

            "PROPERTY REMOVAL DATE" shall have the meaning set forth in SECTION 17.9.

            "PROPERTY TRANSFER DATE" shall have the meaning set forth in SECTION 40.1.

            "PROPERTY COLLATERAL" shall have the meaning set forth in SECTION 21.1.1.

            "PROVIDER AGREEMENTS" shall mean any agreements under which healthcare facilities are eligible to receive payment under Medicare, Medicaid, any other governmental health care payment program or any Third Party Payor Program, including any health care insurance program, HMO, PPO or the like, from Governmental Authorities or non-public entities.

            "RATING AGENCIES" shall mean each of S&P, Moody's and Fitch or any other nationally recognized statistical rating agency that has been designated by Landlord.

            "RCRA" shall mean the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act, in either case as amended from time to time.

            "REIT" shall mean a real estate investment trust.

            "REIT REQUIREMENT" shall have the meaning set forth in SECTION 34.

            "RENEWAL NOTICE" shall have the meaning set forth in SECTION 1.4.

            "RENEWAL OPTION" shall have the meaning set forth in SECTION 1.2.

            "RENT" shall mean collectively, Fixed Rent and Additional Rent.

            "RESERVE EVENT" shall have the meaning set forth in SECTION 8.2.3.1.

            "RESTORATION PLANS AND SPECIFICATIONS" shall have the meaning set forth in SECTION 15.5.

            "RIGHT OF FIRST OFFER" shall have the meaning set forth in SECTION
47.

            "RIGHT OF FIRST OFFER NOTICE" shall have the meaning set forth in
SECTION 47.

            "SECTION 37 ASSIGNED AUTHORIZATIONS" shall mean any Authorizations that Landlord elects to assume and accept (or cause a Successor Operator to assume and accept) in respect of an Operational Transfer.

            "SECTION 37 TRANSITION PROPERTY CONTRACTS" shall mean any Occupant, vendor, service provider and other contracts relating to the Facility(ies) located on any Transition Property.

            "SECTION 37 TRANSFER AUTHORIZATIONS" means any and all licenses, operating permits, approvals, waivers, variances and other governmental, quasi-governmental and private authorizations necessary or advisable for the continuous operation of the Facility(ies) located on any Transition Property for its/their Primary Intended Use(s).

            "SECTION 39 DATE" shall have the meaning set forth in SECTION 39.

            "SECTION 39 LEASE" shall have the meaning set forth in SECTION 39.

            "SECURITY AMOUNT" shall have the meaning set forth in SECTION 3.4.1.

            "SECURITY DEPOSIT" shall have the meaning set forth in SECTION
3.4.1.

            "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

            "SERVICE LEASES" shall mean leases for a portion or portions of any Facility to persons providing, services to the Occupants, such as beauty or barber shop operators, home health care providers, financial institutions and the like.

            "STABILIZATION" shall have the meaning set forth in SECTION 15.3.

            "SUCCESSOR OPERATOR" shall have the meaning set forth in SECTION 37.

            "TENANT" shall have the meaning set forth in the preamble to the Lease.

            "TENANT ORG DOCS" shall have the meaning set forth in SECTION 10.1.

            "TENANT PARTIES" shall mean any Tenant's agents, employees, invitees, visitors, contractors, subcontractors, licensees, officers, directors, representatives and comparable parties.

            "TENANT'S APPRAISER" shall have the meaning set forth in SECTION
43.2.

            "TENANT'S PERSONAL PROPERTY" shall mean all motor vehicles, machinery, equipment, furniture, furnishings, inventory, supplies, movable walls and partitions, computers and trade fixtures and all other personal property, now owned or hereafter acquired by Tenant and located, or used in Tenant's business, on the applicable Leased Property, including, without limitation, all modifications, replacements, alterations and additions to such personal property, except items, if any, included within the definition of Fixtures; provided it shall not include any personal property of any Occupants.

            "TERM" shall have the meaning set forth in SECTION 1.2.

            "TERMINATED LEASE PROPERTIES" shall have the meaning set forth in
SECTION 17.2.

            "THIRD APPRAISER" shall have the meaning set forth in SECTION 43.2.

            "THIRD PARTY PAYOR PROGRAM" shall mean any third party payor programs pursuant to which healthcare facilities qualify for payment or reimbursement for medical or therapeutic cure or other goods or services rendered, supplied or administered to any admittee or Occupant, by or from any Governmental Authority, bureau, corporation, agency, commercial insurer, non-public entity, "HMO," "PPO" or any comparable party.

            "TRANSFER" shall have the meaning set forth in SECTION 24.1.

            "TRANSFERRED PROPERTY" shall have the meaning set forth in SECTION
40.

            "TRANSITION PROPERTY" shall mean any Leased Property with respect to which Landlord elects to require an Operational Transfer.

            "UCC" shall have the meaning set forth in SECTION 11.3.1.

            "UNIT" shall mean a separate apartment or living unit within a Facility to be occupied by an Occupant or related Occupants.

            "UNSUITABLE FOR ITS PRIMARY INTENDED USE" shall mean a state or condition of the Facility(ies) located at the applicable Leased Property such that, by reason of Casualty or Condemnation, in the reasonable judgment of Landlord, such Facility(ies) cannot be operated for its (their) primary intended use(s) taking into account, among other relevant factors, the number of Units affected by such Casualty or Condemnation; provided, however that such Facility(ies) shall not be deemed to be "Unsuitable For Its Primary Intended Use" if such Facility(ies) can, within eighteen (18) months after the occurrence of such Casualty or Condemnation, be restored to substantially the same state and condition as existed immediately prior to such Casualty or Condemnation, without a material reduction in the number of Units.

           "WORK" shall have the meaning set forth in SECTION 15.4.1.

                                    EXHIBIT C

                              ESTOPPEL CERTIFICATES

            Each Estoppel Certificate under SECTION 25.13 of the Lease shall certify as to the following matters:

            (i) this Lease is unmodified and is in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications);

            (ii) the dates to which Rent has been paid, each Tenant's then-current Allocated Rent and the amount of Rent by Facility;

            (iii) all Facilities are in good standing with respect to all necessary federal, state and local licenses, permits and other Authorizations;

            (iv) the current number of units at each Facility;

            (v) Tenant is not in default in the performance of its obligations under this Lease or, if a default or an Event of Default exists, specifying the same in reasonable detail;

            (vi) Landlord is not in default pursuant to the terms of this Lease;

            (vii) the representations and warranties of Tenant contained in
      SECTION 10 of the Lease are true and correct in all material respects;

            (viii) such other information, certifications and assurances as Landlord (or any prospective purchaser or prospective Facility Mortgagee) shall reasonably require or request as part of an Estoppel Certificate or otherwise;

            (ix) to Tenant's knowledge, no Facility or Tenant is the subject of any litigation, investigation, suit or proceeding for which adequate insurance coverage is not available under existing insurance policies maintained by Tenant, or if not insured, that would if adversely determined, have a Material Adverse Effect.

                                    EXHIBIT D

                              RESTRICTIVE COVENANT

      1. NONCOMPETITION. For a period commencing on the Commencement Date and expiring on the Expiration Date (the "RESTRICTED PERIOD"), Tenant, Guarantor, each of their Affiliates (excluding, however, Fortress Investments Group, LLC and Capital Z Partners, and Affiliates of either of them (other than Brookdale Living Communities, Inc. and its direct or indirect subsidiaries)) collectively, the "RESTRICTED PARTIES" shall not, either directly or indirectly (formally or informally): participate in the development or construction of any Competing Facility. For purposes of this Agreement, a "COMPETING FACILITY" shall mean: any assisted living facility or senior independent living facility, licensed or unlicensed that (A) competes in any way with, directly or indirectly, or is comparable in any way to, any Facility and (B) is located within a five (5) mile radius of any Facility.

      2. RIGHTS AND REMEDIES UPON BREACH. If any Restricted Party breaches any of the provisions of this EXHIBIT "D" (the "RESTRICTIVE COVENANTS"), then Landlord or the applicable Affiliate of Landlord shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction without the necessity of posting bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Landlord or the applicable Affiliate of Landlord and that money damages would not provide an adequate remedy to Landlord or its Affiliates, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Landlord or the applicable Affiliate of Landlord under law or in equity.

      3. SEVERABILITY OF COVENANTS. The Restricted Parties acknowledge and agree that the Restrictive Covenants are reasonable, necessary and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.

      4. BLUE-PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provisions, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

                                    EXHIBIT E

                               OPTION TO PURCHASE

The Option to purchase the entirety (and not any portion) of the Premises contained in SECTION 44 shall be exercised and consummated only pursuant to the specific terms and conditions expressly set forth in SECTION 44 and this EXHIBIT "E":

      1. TERM OF PURCHASE OPTION. The term of the Purchase Option (the "PURCHASE OPTION TERM") shall be during the tenth (10th) Lease Year. In no event and under no circumstances shall the Purchase Option survive the expiration of the tenth
(10th) Lease Year or the earlier termination of this Lease. Tenant may exercise the Purchase Option on only one (1) occasion.

      2. MANNER AND EFFECT OF EXERCISE. Tenant may exercise the Purchase Option only by delivering an Option Exercise Notice to Landlord, during the first nine
(9) months of the Purchase Option Term; provided, however, said exercise shall not be effective unless the tenants under the Other Tenants also deliver the option exercise notices in the manner prescribed in the Other Leases at the same time as Tenant delivers the Option Exercise Notice to Landlord. Prior to the exercise of the Purchase Option, and subject to the terms of this Lease, Tenant shall have completed any such normal and customary due diligence investigation as Tenant shall deem necessary, and the results of such due diligence investigation shall not be a condition to closing the transaction contemplated by the Purchase Option. If and when Tenant timely delivers an Option Exercise Notice, Landlord and Tenant agree that, in light of Tenant's occupancy and possession of the Premises, Tenant shall have no right or entitlement to any due diligence or investigation period of or about the Premises pursuant to which Tenant would have any unilateral right to revoke its Option Exercise Notice. Without limitation of the foregoing, there shall be no conditions precedent to Tenant's obligation to consummate its acquisition of the Premises (e.g. financing contingency), except as is otherwise specifically and expressly set forth in this EXHIBIT "E". It shall be a condition precedent to Landlord's obligation to proceed to the Option Closing that, as of the date on which Tenant delivers the Option Exercise Notice and continuing through the date on which the Option Closing occurs, (x) no Event of Default exists, and (y) Tenant or an Affiliate of Tenant must close the Other Option Closings. If the foregoing conditions fail, the exercise by Tenant of the Option shall be null and void, Landlord shall be entitled to exercise its rights and remedies pursuant to
SECTION 9 of this EXHIBIT "E" and the Option shall be null and void. If Tenant fails to timely deliver an Option Exercise Notice, the Option shall automatically and irrevocably be rendered null and void, and Tenant shall have no further rights under this EXHIBIT "E".

      3. OPTION PURCHASE PRICE. The Option Purchase Price to be paid to Landlord by Tenant at the Option Closing for the Premises shall be the greater of (i) the Minimum Option Purchase Price or (ii) the Fair Market Value of the Premises. For purposes of this EXHIBIT "E" only, Minimum Option Purchase Price shall be equal to the aggregate Minimum Option Purchase Price set forth on SCHEDULE 2 of the Lease increased annually (on a compounding basis) by the greater of one and one-half percent (1.5%) or 75% of the CPI Increase.

      4. OPTION CLOSING. The Option Closing shall take place at the offices of Landlord's counsel or a title company designated by Landlord on the date that is the ninetieth (90th) day after the exercise of the Option. The Option Closing shall be effective as of 12:01 a. m. on the date of the Option Closing.

      5. CONVEYANCE OF PREMISES. If Tenant exercises the Option, at the Option Closing, Landlord shall convey fee simple title to the Premises to Tenant pursuant to a special warranty deed, subject only to (a) Impositions not yet due and payable; (b) those matters and exceptions shown in Landlord's existing owner's policy of title insurance obtained in connection with Landlord's purchase of the Premises (except any mortgage or comparable liens evidencing financing to which Landlord is a party. which Landlord shall be obligated to satisfy in full on or before the Option Closing, provided that Tenant shall pay all prepayment or similar charges incurred by Lender in connection with the payoff of any Existing Debt, and provided further that in the event Landlord, Tenant and any Facility Mortgagee agree to the assumption of any outstanding Facility Mortgage, in which case, the assumed amount of debt shall be reduced from the purchase price); and (c) any Permitted Encumbrances (collectively, "PERMITTED EXCEPTIONS"). From and after the delivery of an Option Exercise Notice, Landlord shall not execute and enter into any covenant, easement, restriction or other encumbrance binding upon the Premises that would materially and adversely affect title to the Leased Land that will not be discharged on or prior to the Option Closing unless Landlord obtains Tenant's consent thereto, which consent shall not be unreasonably withheld.

      6. PREMISES TRANSFERRED "AS IS". The sale of the Premises pursuant to the Option shall be made on a strictly "AS IS," "WHERE-IS" basis as of the Option Closing, without any representations, warranties or covenants, of any nature whatsoever, from Landlord other than as contained in the Deed. Landlord hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Premises and the suitability thereof for any and all activities and uses that Tenant may elect to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of any improvements located thereon; (iii) the nature and extent of any right-of-way, lien, encumbrance, license, reservation, condition or otherwise; (iv) the compliance of the Premises or its operation with any laws, rules, ordinances, or regulations of any government or other body; and (v) any other matter whatsoever. Tenant expressly acknowledges that, in consideration of the agreements of Landlord herein, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, TO OR FOR THE BENEFIT OF TENANT AND CONCERNING ALL OR ANY PORTION OF THE PREMISES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ALL OR ANY PORTION OF THE PREMISES, ANY IMPROVEMENTS LOCATED THEREON, AND ANY SOIL CONDITIONS RELATED THERETO. TENANT SPECIFICALLY ACKNOWLEDGES AND AGREES THAT TENANT IS NOT RELYING ON (AND LANDLORD HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS, WARRANTIES OR COVENANTS OF ANY KIND OR NATURE WHATSOEVER MADE BY, OR ON BEHALF OF, LANDLORD AND RELATING

TO ALL OR ANY PORTION OF THE PREMISES OTHER THAN THE SPECIAL WARRANTIES CONTAINED IN THE DEED, IF ANY.

      7. PRORATIONS. Except as herein expressly provided, there shall be no prorations of any cost or expense items relating to the Premises, whether real estate taxes, operating expenses or otherwise; provided, however, that if and to the extent that, as of the Option Closing, Landlord has paid any bills for any ownership expenses incurred (prior to the Option Closing) in connection with the ownership and operation of the Premises and, under the terms of this Lease, Tenant would be required to reimburse Landlord for some or all of such expenses, then at the Option Closing, Tenant shall be required to pay to Landlord, in addition to the Option Purchase Price, any such accrued operating expenses (including, but not limited to, real estate taxes) for which Tenant is responsible under this Lease. At the Option Closing, Landlord shall credit to
Tenant: (i) any unapplied portion of the Security Deposit or return the Letter of Credit; (ii) any amounts deposited by Tenant or Landlord and remaining in the Escrow Account; (iii) any Fixed Rent for the month in which the Option Closing occurs, relative to the period from and after the date of the Option Closing; and (iv) any Capital Expenditure Deposit. At the Option Closing, Tenant shall credit to Landlord any Fixed Rent or other sums then owing to Landlord.

      8. CLOSING EXPENSES. Tenant shall pay any and all costs and expenses, of any nature whatsoever, incurred in connection with the consummation of the purchase and sale of the Premises pursuant to this EXHIBIT "E", including, without limitation, any title search fees, title insurance commitment fees, the cost of any title insurance policy, any transfer taxes, any recording fees, any brokerage commissions, closing or escrow fees, and survey costs. Tenant acknowledges, however, that Landlord has no obligation to provide any title insurance coverage or a survey of the Premises to Tenant, and if Tenant elects to procure either or both of a title insurance policy and a survey, such procurement shall not be a condition precedent to Tenant's obligation to close once Tenant delivers its Exercise Notice other than to the extent such title insurance commitment evidences the inability of Landlord to make the conveyance of the Premises as provided in SECTION 5 of this EXHIBIT "E". Tenant shall be responsible for Landlord's attorneys' fees.

      9. DEFAULT. If Tenant fails to timely perform or satisfy any of its obligations imposed under this EXHIBIT "E", including, but not limited to, its obligation to timely consummate the purchase of the Premises (for any reason other than a default by Landlord under this EXHIBIT "E"), then this Lease shall continue; provided the Option to Purchase shall terminate and be of no further force and effect, and Tenant shall reimburse Landlord for all reasonable out of pocket costs and expenses incurred by Landlord as a result of Tenant giving an Option Exercise Notice.

      10. TERMINATION OF LEASE. At all times from the date on which Tenant delivers an Option Exercise Notice until the Option Closing, the Lease shall remain in full force and effect. Upon the consummation of the Option Closing pursuant to this EXHIBIT "E", this Lease shall automatically terminate except for those specific provisions which, by their express terms, survive such a termination. This EXHIBIT "E" shall survive the Option Closing and shall not merge into any conveyance documents delivered at the Option Closing.

      11. NO ASSIGNMENT. The Option is personal to Tenant. In the event of any Transfer, whether with or without Landlord's consent, and whether directly or indirectly, this Option shall be null and void and no such assignee or sublessee shall have any right whatsoever and at any time to exercise the Option; provided, however, that if Landlord consents to any Transfer or such Transfer constitutes a Permitted Transfer, such option shall be transferred to the successor of tenant.

      12. TAX DEFERRED EXCHANGE. Landlord may assign all or any of its right, title, interest and obligation under this EXHIBIT "E" to any third party intermediary (an "INTERMEDIARY") in connection with a tax-deferred exchange or reverse exchange pursuant to Section 1031 of the Internal Revenue Code (an "EXCHANGE"). If Landlord elects to so assign its right, title, interest and obligations under this EXHIBIT "E", Tenant hereby covenants and agrees that Tenant shall reasonably cooperate with Landlord (without incurring any additional liability or any additional third party expenses, however) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgement of Landlord's assignment, to the Intermediary, of its right, title, interest and obligation under this EXHIBIT "E".

                                    EXHIBIT F

                      LIST OF PROPERTY MANAGEMENT CONTRACTS

1. Exclusive Property Management and Leasing Agreement dated as of the date hereof, by and between BLC Adrian-GC, LLC and Brookdale Living Communities-GC, LLC.

2. Exclusive Property Management and Leasing Agreement dated as of the date hereof, by and between BLC Albuquerque-GC, LLC and Brookdale Living Communities-GC, LLC.

3. Exclusive Property Management and Leasing Agreement dated as of the date hereof, by and between BLC Dayton-GC, LLC and Brookdale Living Communities-GC, LLC.

4. Exclusive Property Management and Leasing Agreement dated as of the date hereof, by and between BLC Fort Myers-GC, LLC and Brookdale Living Communities-GC, LLC.

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

                                    EXHIBIT G

                         LIST OF OTHER LEASED PROPERTIES

1.       Grand Court Belleville, Belleville, Illinois

2.       Grand Court Bristol, Bristol, Virginia

3.       Grand Court Farmington Hills, Farmington Hills, Michigan

4.       Grand Court Kansas City I, Kansas City, Missouri

5.       Grand Court Las Vegas, Las Vegas, Nevada

6.       Grand Court Lubbock, Lubbock, Texas

7.       Grand Court Overland Park, Overland Park, Kansas

8.       Grand Court Findlay, Findlay, Ohio

9.       Grand Court Springfield, Springfield, Ohio

10.      Grand Court Tavares, Tavares, Florida

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

                                    EXHIBIT H

                         LIST OF GRAND COURT PROPERTIES

1.       Grand Court Belleville, Belleville, Illinois

2.       Grand Court Bristol, Bristol, Virginia

3.       Grand Court Farmington Hills, Farmington Hills, Michigan

4.       Grand Court Kansas City I, Kansas City, Missouri

5.       Grand Court Las Vegas, Las Vegas, Nevada

6.       Grand Court Lubbock, Lubbock, Texas

7.       Grand Court Overland Park, Overland Park, Kansas

8.       Grand Court Findlay, Findlay, Ohio

9.       Grand Court Springfield, Springfield, Ohio

10.      Grand Court Tavares, Tavares, Florida

11.      Grand Court Adrian, Adrian, Michigan

12.      Grand Court Albuquerque, Albuquerque, New Mexico

13.      Grand Court Dayton, Dayton, Ohio

14.      Grand Court Fort Myers, Fort Myers, Florida

                                       H-1